Exhibit 10.1

FORM OF LICENSE, SERVICES AND DEVELOPMENT AGREEMENT

dated as of

[ • ]

by and among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

and

VISTANA SIGNATURE EXPERIENCES, INC.

and

INTERVAL LEISURE GROUP, INC.

i

	6.2	Participation in Centralized Services	23
	6.3	Centralized Services Charges	23
	6.4	Vistana Services	24

7.	OPERATIONS		24

	7.1	Standard of Operation	24
	7.2	Management of the Licensed Vacation Ownership Properties	28
	7.3	Staff	28
	7.4	Marketing	29
	7.5	Purchasing	30
	7.6	Inspections; Starwood Personnel Visits; Employee Rates	32
	7.7	Delegation of Certain Functions	32
	7.8	Quality Assurance System	33
	7.9	Licensed Vacation Ownership Properties Controlled by Non-Controlled Property Owners’ Association	35
	7.10	Vistana Initial Business Plan	36

8.	RESTRICTIONS AND LIMITATIONS ON CONDUCT OF LICENSED BUSINESS		36

	8.1	Offers and Sales of Vacation Ownership Interests	36
	8.2	Transient Rentals of Vacation Ownership Units	39
	8.3	No Affiliation with Other Brands/Businesses	40
	8.4	Exchange Programs	41
	8.5	Licensed Clubs	43
	8.6	Changes in Programs, Services or Benefits	43

9.	TECHNOLOGY		44

	9.1	Technology Installation and Modification	44
	9.2	Restrictions on Use of Starwood Technology	44
	9.3	Reservation System	44
	9.4	Network Security	45

10.	OTHER STARWOOD SERVICES		46

11.	GOVERNANCE		46

12.	MAINTENANCE AND REPAIRS		47

	12.1	Implementation of Maintenance and Repairs	47
	12.2	Funding of Maintenance and Repairs	47
	12.3	Capital Expenditure Plans	47
	12.4	Non-Routine Maintenance and Repairs	48
	12.5	Maintenance and Repairs by Property Owners’ Associations	48

13.	PROPRIETARY MARKS AND INTELLECTUAL PROPERTY RIGHTS		49

	13.1	Starwood’s and Vistana’s Representations and Responsibility Regarding the Licensed Marks	49
	13.2	Vistana’s Use of Applicable System and Starwood Intellectual Property; Agreements Regarding Starwood’s Intellectual Property Rights	50
	13.3	Vistana’s Use of Other Marks	54
	13.4	Use of Vistana Marks	54

14.	CONFIDENTIAL INFORMATION; CUSTOMER INFORMATION		56

	14.1	Starwood Confidential Information	56
	14.2	Guest Data	57
	14.3	Vistana Data	57
	14.4	Vistana Confidential Information	57
	14.5	Common Data	58
	14.6	Survival	58

15.	ACCOUNTING AND REPORTS		58

	15.1	Books, Records, and Accounts	58
	15.2	Reports	59
	15.3	Starwood Examination and Audit of Vistana’s Records	59

16.	INDEMNIFICATION; LIMITATION ON LIABILITY		60

	16.1	Indemnification	60
	16.2	Limitations on Liability	64
	16.3	Survival	65

17.	INSURANCE		65

	17.1	Insurance Requirements of Vistana	65
	17.2	Other Insurance Provisions	68
	17.3	Release from Liability	70
	17.4	Insurance Terms	70

18.	TRANSFERABILITY OF INTERESTS		70

	18.1	Transfers by Vistana	70
	18.2	Transfers by Starwood	72
	18.3	Proposed Transfers to Lodging Competitors	73
	18.4	Proposed Transfers of Properties or Bulk Vacation Ownership Interests	73
	18.5	Grant of Security Interests by Vistana	74

19.	DEFAULTS AND REMEDIES		75

	19.1	Vistana Property-, Sales Gallery-, Marketing Facility, and Owner Service Center-Level Defaults and Remedies	75
	19.2	Vistana Agreement-Level Defaults	78
	19.3	No Waiver	81
	19.4	Starwood Defaults	81
	19.5	Other Defaults	84
	19.6	Extraordinary Events	84

20.	POST-TERMINATION OBLIGATIONS; DE-IDENTIFICATION		85

	20.1	Property De-Identification and Post-Termination Obligations	85
	20.2	Agreement De-Identification and Post-Termination Obligations	88
	20.3	Survival	89

21.	COMPLIANCE WITH LAWS; LEGAL ACTIONS		89

	21.1	Compliance with Laws	89
	21.2	Block Exemption	90
	21.3	Sanction and Anti-Corruption Laws	90

22.	GOVERNING LAW; INJUNCTIVE RELIEF; COSTS OF ENFORCEMENT; ARBITRATION; AND EXPERT RESOLUTION		92

	22.1	Governing Law; Venue	92
	22.2	Injunctive Relief	92
	22.3	Costs of Enforcement	92
	22.4	Mediation	92
	22.5	Arbitration	92
	22.6	Expert Resolution	93
	22.7	Litigation	94
	22.8	Class Actions	95
	22.9	Decisions in Prior Claims	95
	22.10	Survival	95

23.	REPRESENTATIONS, WARRANTIES AND COVENANTS		95

	23.1	Existence and Power; Authorization; Contravention	95
	23.2	Acknowledgements and Representations Regarding Territorial Restrictions in Existing Contracts	96

24.	GENERAL PROVISIONS		96

	24.1	Notices	96
	24.2	Independent Contractor	97
	24.3	Interpretation of this Agreement	98
	24.4	Approvals, Consents and Waivers	99

	24.5	Entire Agreement	99
	24.6	Amendments	99
	24.7	Translations	100
	24.8	Multiple Counterparts	100
	24.9	Survival	100

25.	STARWOOD MANAGED PROPERTIES		100

26.	GUARANTY		100

	26.1	Guaranty	100
	26.2	Parent Waivers	101
	26.3	Maximum Liability of Parent	102
	26.4	Representations and Warranties of Parent	103

EXHIBIT A – DEFINITIONS

EXHIBIT B-1 – EXISTING PROPERTIES

EXHIBIT B-2 – UNDEVELOPED PARCELS

EXHIBIT C – FORM OF AFFILIATE SUBLICENSE AGREEMENT

EXHIBIT D – FORM OF PROPERTY APPROVAL REQUEST

EXHIBIT E – DESIGN REVIEW PROCEDURES

EXHIBIT F – FORM OF DISCLOSURE TO PROSPECTIVE PURCHASERS

EXHIBIT G – REGISTRATIONS AND APPLICATIONS FOR LICENSED MARKS

EXHIBIT H – REGISTRATIONS AND APPLICATIONS FOR VISTANA MARKS

EXHIBIT I – CONFIRMATION OF INSURANCE PLACEMENT FORM

EXHIBIT J-1 – FORM OF LENDER LETTER (PLEDGE OF LICENSE AGREEMENT)

EXHIBIT J-2 – FORM OF LENDER LETTER (PLEDGE OF OWNERSHIP INTERESTS)

v

FORM OF LICENSE, SERVICES, AND DEVELOPMENT AGREEMENT

This LICENSE, SERVICES, AND DEVELOPMENT AGREEMENT (“Agreement”), effective as of [ • ], (“Effective Date”), is entered into by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Vistana Signature Experiences, Inc., a Delaware corporation (“Vistana”) and, solely for the purposes of the Guaranty in Section 26 and Sections 18, 21.1, 22, and 24 and, as applicable, Exhibit A, Interval Leisure Group, Inc., a Delaware corporation (“Parent”).

RECITALS

A.                                    Pursuant to that certain Agreement and Plan of Merger, dated as of October 27, 2015 by and among Starwood, Vistana, Interval Leisure Group, Inc., a Delaware corporation (“Buyer”), and Iris Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders.

B.                                    Vistana has been operating the Licensed Business by developing, selling, marketing, operating and financing Vacation Ownership Properties under the Licensed Marks using the Applicable System.

C.                                    Vistana desires to continue operating the Licensed Business under the Licensed Marks using the Applicable System.

D.                                    Starwood or its Affiliates will provide certain services to Vistana and its Affiliates with respect to the Licensed Business in accordance with the terms hereof.

E.                                     Unless otherwise specified, capitalized terms used in this Agreement are defined in Exhibit A.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vistana and Starwood agree as follows:

1.                                      LICENSE

A.                                    Subject to the terms and conditions of this Agreement, Starwood hereby grants to Vistana within the Territory during the Term, and Vistana hereby accepts, under the terms hereof:

(i)                                     the limited exclusive right for the Vacation Ownership Business to be developed, sold, marketed, managed, operated and/or financed (including the servicing of purchase money loans for Vacation Ownership Interests) under the Licensed Names using the Applicable System;

(ii)                                  the limited exclusive right for the Licensed Vacation Ownership Properties to be developed, marketed, managed, and/or operated under the marks listed in clause (i) of the definition of Licensed Marks using the Applicable System;

(iii)                               the limited exclusive right for the Vacation Ownership Business, solely to the extent it relates to the Specified Fractional Properties, to be sold, marketed, managed, operated and/or financed (including the servicing of purchase money loans for Vacation Ownership Interests) under the Specified Fractional Licensed Names using the Applicable System;

(iv)                              the limited exclusive right for the Specified Fractional Properties to be marketed, managed, developed and/or operated under the Specified Fractional Licensed Marks using the Applicable System;

(v)                                 the limited exclusive or non-exclusive (as applicable) right for the programs, products and services of the Vacation Ownership Business agreed in writing by the parties to be marketed, developed or operated under the marks specified pursuant to clause (v) of the definition of Licensed Marks using the Applicable System; and

(vi)                              the limited right for the Licensed Unbranded Properties to be marketed, developed and/or operated using the Applicable System.  For the avoidance of doubt, all provisions of this Agreement shall apply to the Licensed Unbranded Properties in the same manner as all Licensed Vacation Ownership Properties, except solely to the extent such provisions relate to (a) the use of the Licensed Marks (including the application of Standards and Policies relating to the Licensed Marks) and (b) Centralized Services that are specific to properties operated under the Licensed Marks.  Notwithstanding anything to the contrary in this Agreement, Starwood does not grant Vistana any rights to use the Licensed Marks with respect to the Licensed Unbranded Properties, provided, however, that Vistana shall have no right under this Agreement to develop, own, operate, or manage, any Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests other than those designed and intended primarily for leisure and vacation use, it being understood that recreational uses, social uses, and uses for educational or other affinity group events, meetings or classes, family reunions, and the conducting of business during leisure and vacation stays shall be considered consistent with leisure and vacation use, but Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests designed and intended primarily for business travelers or for group, meeting, association or convention business shall not be considered leisure and vacation use.

B.                                    The limited rights granted in Section 1.A shall extend on a non-exclusive basis during the Tail Period.

C.                                    Vistana shall have no right to use the Licensed Marks or the Applicable System in connection with the development or sales, or the marketing, operating, managing or financing of units in a (i) Hotel (including a Condominium Hotel) other than the Transferred Lodging Properties or any Future Conversion Lodging Properties pursuant to the applicable

Hotel Management Agreements, or (ii) the operation of a Whole Ownership Residential Business.

2.                                      NONCOMPETITION AGREEMENT; EXCLUSIVITY AND RESERVED RIGHTS

2.1                               Noncompetition Agreement.

In partial consideration for the parties’ agreement to enter into this Agreement, Starwood and Vistana have entered into a Noncompetition Agreement (“Noncompetition Agreement”) contemporaneously herewith under which Starwood and Vistana have agreed to certain noncompetition covenants, and the parties hereby agree to comply with the terms of the Noncompetition Agreement.

2.2                               Exclusivity.

A.                                    Subject to Section 7.2, during the Term, neither Starwood nor its Affiliates will:

(i)                                     use, or license any third party to use, the names and marks “Westin” and “Sheraton” (other than as part of one or more corporate names of Starwood or its Affiliates) in connection with the activities described in clauses (i) through (vii) of the definition of Vacation Ownership Business,

(ii)                                  other than on behalf of Vistana, use, or license any third party to use, Starwood’s knowledge of an Owner’s ownership of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests specifically to target such Owner in connection with the marketing or selling of interests in Vacation Ownership Units, or

(iii)                               conduct, or permit any third party to conduct, any marketing, leasing or sales activities for Vacation Ownership Interests (other than in connection with the Licensed Business) at any “Sheraton”-branded or “Westin”-branded Starwood Lodging Facilities which are owned by Starwood and its Affiliates.

B.                                    Notwithstanding the foregoing, nothing in this Agreement shall restrict Starwood or any of its Affiliates from engaging in the activities described in Section 2.3 of this Agreement.

2.3                               Starwood’s Reserved Rights.

A.                                    Vistana agrees that, except as set forth in Section 2.2, Starwood and its Affiliates expressly retain the right to engage in any Vacation Ownership Business under existing brands and brands including all Intellectual Property Rights therein, that Starwood or its Affiliates may develop or acquire in the future, without restriction of any kind, and to use and sublicense the use of the Starwood Intellectual Property in connection therewith; provided that, unless Vistana otherwise agrees in writing in its sole discretion, no such activities above involve or utilize in any way the Vistana Intellectual Property.

B.                                    Vistana agrees that Starwood and its Affiliates expressly retain the right to:

(i)                                     engage in the Lodging Business and any other business operations, subject to Section 2.2;

(ii)                                  allow Starwood Lodging Facilities to use the System (in whole or in part);

(iii)                               use the Licensed Marks or the System in connection with developing, selling, marketing, managing, operating, and financing units in a Hotel (including a Condominium Hotel) or in connection with the Whole Ownership Residential Business; and

(iv)                              accept advance deposits or payments for stays at Starwood Lodging Facilities, and accept multi-year advanced bookings for stays at Starwood Lodging Facilities (provided that any such multi-year advance bookings relate to specific, identified Starwood Lodging Facilities and are not on a systemwide basis).

C.                                    Starwood reserves all rights in the Licensed Marks not expressly and exclusively granted to Vistana in this Agreement and in all other Starwood Intellectual Property, including without limitation any individual elements or components thereof.

D.                                    Vistana acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, Starwood shall not be restricted in any manner from using the terms “vacation,” “resort,” “club,” “lodge,” “villa,” “destination,” or similar terms in connection with the development, promotion, or operation of any of Starwood’s businesses; provided that any such usage would not violate any other provisions of the Transaction Agreements.

E.                                     While the parties acknowledge that Starwood retains the rights in the term “Starwood Vacation Network,” Starwood agrees not to use or license such term in connection with a Vacation Ownership Business other than the Licensed Business during the Term.

F.                                      The parties acknowledge and agree that the Noncompetition Agreement provides for additional limitations on, and certain retained rights with respect to, the activities of Starwood and its Affiliates.

2.4                               Vistana’s Reserved Rights.

A.                                    Starwood agrees that, subject to Section 13.4, Vistana and its Affiliates expressly retain the right to engage in the Lodging Business; provided that, unless Starwood otherwise agrees in writing in its sole discretion, no such activities involve or utilize in any way the Starwood Intellectual Property, including the Applicable System.

B.                                    Starwood agrees that, except with respect to such limitations as are set forth in this Agreement solely with respect to the Licensed Business, Vistana and its Affiliates expressly retain the right to engage in the Vacation Ownership Business, including under brands that Vistana or its Affiliates may develop or acquire in the future, without restriction of any kind, and to use and sublicense the use of the Vistana Intellectual Property in connection therewith;

provided that, unless Starwood otherwise agrees in writing in its sole discretion, no such activities involve or utilize in any way the Starwood Intellectual Property, including the Applicable System.

C.                                    Subject to Section 13.4, Vistana reserves all rights in the Vistana Intellectual Property, including without limitation any individual elements or components thereof.

D.                                    Starwood acknowledges and agrees that Vistana shall not be restricted in any manner from using the terms “hotel,” “inn,” or similar terms in connection with the development, promotion, or operation of any of Vistana’s businesses; provided that any such usage would not violate any other provisions of the Transaction Agreements.

E.                                     The parties acknowledge and agree that the Noncompetition Agreement provides for additional limitations on, and certain retained rights with respect to, the activities of Vistana and its Affiliates.

2.5                               Loss of Exclusivity.

A.            The parties agree that the exclusivity granted in Section 1 of this Agreement shall become non-exclusive and the restrictions and limitations on Starwood and its Affiliates in Section 2.2A of this Agreement shall cease upon the last to occur of the following events in connection with clauses (i) through (vi) below, as applicable: (x) the calculations required to determine the amounts as set forth in any of clauses (i) through (vi) below are completed, as applicable, (y) any dispute in connection with the results of such calculations is resolved, and (z)  an installment of the applicable Exclusivity Continuation Fee has become due and payable and Vistana has failed to make the required payment thereof before the end of the applicable cure period (each of clauses (i) through (vi) below being an “Exclusivity Test”):

(i)             If the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests, during the period commencing on January 1, 2021 and ending on December 31, 2040 and calculated by Vistana by no later than February 28, 2041 is less than six billion dollars ($6,000,000,000);

(ii)          If the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests, during the prior twenty (20) year period ending on December 31, 2060 and calculated by Vistana by no later than February 28, 2061 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator;

(iii)       If the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests during the prior twenty (20) year period ending on December 31, 2080 and calculated by Vistana by no later than February 28, 2081 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator;

(iv)      In the event Vistana obtains the first Extension Term in accordance with Section 4.2, if the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests during the prior twenty (20) year period ending on December 31, 2100 and calculated by Vistana by no later than February 28, 2101 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator;

(v)         In the event Vistana obtains the first Extension Term in accordance with Section 4.2, if the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests during the prior twenty (20) year period ending on December 31, 2120 and calculated by Vistana by no later than February 28, 2121 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator; or

(vi)      In the event Vistana obtains the second Extension Term in accordance with Section 4.2, if the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests during the prior twenty (20) year period ending on December 31, 2140 and calculated by Vistana by no later than February 28, 2141 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator.

(vii)   For the purposes hereof, each twenty (20) year period, as applicable, described in clauses (i) through (vi) above shall be an “Exclusivity Test Period”, and the respective six billion dollar ($6,000,000,000) amount (as appropriately adjusted by the GDP Deflator) for each such Exclusivity Test Period shall be an “Exclusivity Test Target”. Any Exclusivity Test Target shall be replaced in one or more of clauses (i) through (vi) above by the Adjusted Exclusivity Test Target, if any, as determined in accordance with Section 2.5B(iii) below.

B.            (i) Notwithstanding the foregoing to the contrary, in the event an Exclusivity Test Target is not satisfied for any Exclusivity Test Period as provided in Section 2.5A above, Vistana may maintain the exclusivity granted to it in Section 1 of this Agreement by paying an Exclusivity Continuation Fee (as defined below). Each Exclusivity Continuation Fee, if any, shall be paid in six (6) equal installments, with the first installment due within ten (10) Business Days after the calculations to determine the Exclusivity Continuation Fee for the applicable Exclusivity Test Period are finalized, and the remaining five (5) installments paid on the next five (5) anniversaries of the payment of the first installment for the applicable period.  Vistana may prepay any Exclusivity Continuation Fee without penalty.  If Vistana fails to pay any installment when the same becomes due and payable, then Starwood may issue a notice to Vistana with respect to such failure.  Vistana shall have thirty (30) days following Vistana’s receipt of such notice to cure the failure to pay.  If Vistana fails to cure any payment failure within such thirty (30) day period, then the entire outstanding amount of the Exclusivity Continuation Fee shall become immediately due and payable. Without limiting any other remedies that may be available to Starwood under this Agreement or otherwise, in the event of an uncured default by Vistana of its payment of an Exclusivity Continuation Fee, Starwood may at any time after the end of the applicable cure period, upon delivery of written notice to Vistana, declare that the grant of exclusive rights under this Agreement have become non-exclusive, at which time the exclusivity granted in Section 1 and the restrictions and limitations on Starwood and its Affiliates in Section 2.2A shall immediately cease and be of no further force or effect.

(ii)          Vistana shall calculate the amount of any shortfall for an Exclusivity Test Period by determining the difference between the applicable Exclusivity Test Target for such Exclusivity Test Period and the actual aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests occurring during such Exclusivity Test Period (the “Sales Performance Shortfall Amount”).  The Sales Performance Shortfall Amount shall be multiplied by two percent (2%) to determine the Variable Sale Royalty to be paid for the applicable Exclusivity Test Period attributable to sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests. The amount so calculated is the “Exclusivity Continuation Fee,” (which, for the avoidance of doubt, shall be payable in addition to the Variable Sale Royalty payable for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests which did occur during such period).

(iii)       The Exclusivity Test Target shall be reduced for any Exclusivity Test Period, as applicable, by an amount determined at the time of calculation which is equal to the following fraction,

(a)               the numerator of which is the total number of Vacation Ownership Units in Vacation Ownership Properties which were rejected by Starwood during the applicable Exclusivity Test Period and subsequently developed by Vistana or its Affiliate as unbranded Vacation Ownership Properties during the applicable Exclusivity Test Period (but not on account of a rejection based on the location for such proposed New Properties being within a Permitted Territorial Restriction previously identified to Vistana); provided, however, that all such rejections must have been made after the complete Property Approval Request of such proposed New Property has been submitted in good faith and the related Property Approval Request Fee has been paid in full; and

(b)               the denominator of which is the total number of Vacation Ownership Units in all approved New Properties as of the date of determination.

The resulting fraction shall be multiplied by the then Exclusivity Test Target and the product thereof shall be subtracted from such Exclusivity Test Target to determine an adjusted Exclusivity Test Target (the “Adjusted Exclusivity Test Target”).

3.                                      FEES

3.1                               Royalty Fees; Other Fees.

A.                                    Vistana shall pay to Starwood a royalty (the “Royalty Fee”) in an amount equal to:

(i)                                     the Base Royalty, plus

(ii)                                  the Variable Sale Royalty.

B.                                    (i)  A sale of a Licensed Vacation Ownership Interest or Licensed Unbranded Vacation Ownership Interest (as applicable) occurs when all of the following conditions have been satisfied:

(a)                           a written agreement has been executed by a purchaser and accepted by Vistana or its Affiliates pursuant to which such purchaser has contractually committed to acquire such interest (“Purchase Contract”);

(b)                           the purchaser has duly tendered payment of the full purchase price in respect of such Purchase Contract (or full down payment installment thereof in the case of purchase money financing) including by cash, by check which has cleared, or by credit card which has been duly processed, to either (x) Vistana or its Affiliates or (y) a fiduciary, escrow agent, trustee or other independent third-party designated by Vistana or its Affiliates, as may be required by law;

(c)                            all rescission periods applicable to such Purchase Contract have expired, without any such right of rescission having been exercised; and

(d)                           all pre-conditions set forth in such Purchase Contract and any legal requirements under Applicable Law in order to close the transaction which is the subject of the Purchase Contract as set forth in such Purchase Contract shall have been duly satisfied (or waived by Vistana), without the purchaser having exercised any right of cancellation afforded such purchaser under the terms of such Purchase Contract or under Applicable Law.

Any delay in the recording, registration or filing of any conveyance documents that have otherwise been executed and delivered in connection with the transfer or assignment of an interest will not delay the occurrence of a “sale” for purposes of this Agreement.

(ii)                                  The conversion of interests that were previously sold to end-user customers on an equivalent value basis into other types of interests that derive their value from the interests being converted (for example, interests that are initially sold in the form of a weeks-based Vacation Ownership Interest and are subsequently converted to a trust-based beneficial interest Vacation Ownership Interest) shall not be considered a sale for purposes of Sections 3.1A and 3.1B.

C.                                    The Gross Sales Price shall, for purposes of calculating the Variable Sale Royalty, include (i) the amount of any newly-created initial or ongoing, recurring, or installment fees or charges that may be imposed by Vistana or its Affiliates after the Effective Date that are currently included, free of separate charge, for the rights, benefits and services currently obtained by purchasers of interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units (as applicable), upon payment of the purchase price thereof (other than promotional or trial features for which separate fees or charges may be contemplated), or (ii) the amount by which any other fees existing as of the Effective Date are increased after the Effective Date, as a direct or indirect offset to any decrease in the purchase price of an interest in a Licensed Vacation Ownership Unit or Licensed Unbranded Vacation Ownership Unit (as applicable). In the event any such new or changed fee or charge is implemented, the Royalty Fee shall be restructured such that the amount of the Royalty Fee Starwood receives is not reduced as a result of the implementation of such new or changed fee or charge, which restructuring may, by agreement of the parties, include adding to the Gross Sales Price the net present value of fees or charges that are paid on an ongoing, recurring, or installment basis discounted by a discount rate of nine percent (9%).

D.                                    The Gross Sales Price shall, for purposes of calculating the Royalty Fee, exclude the amount attributable to a gross up for imputed interest associated with a zero percent (0%) or below market interest rate program used in relation to financing a purchaser’s acquisition of interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units (as applicable), but only where the Gross Sales Price is offered at different amounts to the customers on a programmatic basis, depending on the financing or payment terms selected by the customer.

E.                                     The Variable Sale Royalty shall be earned as and when a sale of an interest in a Licensed Vacation Ownership Unit or Licensed Unbranded Vacation Ownership Unit (as applicable) occurs pursuant to Section 3.1B, regardless of when, or whether, any part of the Gross Sales Price is actually paid to, or received by or on behalf of, Vistana and/or its Affiliates or any third party. For the avoidance of doubt, the Variable Sale Royalty shall not be due for any interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units (as applicable), the Purchase Contracts for which were signed prior to the Effective Date, regardless of when such Purchase Contracts actually close or would otherwise be deemed to occur.

F.                                      For the avoidance of doubt, in addition to the Royalty Fee, Vistana shall pay to Starwood the Centralized Services Charges as set forth in Section 6.

3.2                               Making of Payments; Delegation of Duties and Performance of Services.

A.                                    The Base Royalty payable under Section 3.1 shall be paid within fifteen (15) days following the end of each calendar quarter, as applicable, during the Term (it being acknowledged that no Base Royalty shall be payable during the Tail Period) for the immediately preceding calendar quarter along with any reports required under Section 15.2. The Base Royalty payable under Section 3.1A(i) shall be paid in quarterly installments, with the amount to be paid each quarter equal to one-fourth of the amount to be paid for such calendar year (such amount shall be prorated for any partial calendar quarter occurring at the beginning or end of the Term). All other payments (including Variable Sale Royalty, Centralized Service Charges and Reimbursable Expenses) required by this Agreement, whether payable by Vistana or its Affiliates to Starwood or its Affiliates or by Starwood or its Affiliates to Vistana or its Affiliates, will be made within thirty (30) days after receipt by Vistana or its Affiliate or Starwood or its Affiliate, as the case may be, of each statement for such payment.

B.                                    Starwood may designate that all or part of any payment be made to one of its Affiliates instead of Starwood, and Vistana and its Affiliates must make such payments as designated.

C.                                    Vistana may designate that all or part of any payment be made to one of its Affiliates instead of Vistana, and Starwood and its Affiliates must make such payments as designated.

D.                                    If either party, in good faith, disputes the amount due and payable by that party in accordance with this Agreement and the parties are unable to resolve the discrepancy, then the party required to make payment (the “payor”) may submit the disagreement regarding the disputed amount to an arbitration panel for resolution pursuant to Section 22.5 and at such time shall pay the amount that the other party (the “payee”) purports is owed to the payee into an escrow account set up at the payor’s sole cost. Notwithstanding anything to the contrary in Section 22.5, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitration panel determines that any or all of the disputed amount is owed to the payee or its Affiliates, then such amount shall be released to the payee from the funds in escrow, with any remaining funds in escrow to be returned to the payor. To the extent the arbitration panel awards an amount that is greater than the funds in escrow (the “additional amount”), then the payor shall immediately pay such additional amount to the payee in addition to releasing the funds in escrow to the payee. If the arbitration panel determines that none of the disputed amount is owed to the payee or its Affiliates, then the payor shall not be required to pay the disputed amount, and the funds in escrow shall be released to the payor.

3.3                               Interest on Late Payments.

If a party does not make any payment due under this Agreement within fourteen (14) days after its due date, such party shall pay interest from the due date until the date of payment compounded monthly, at the Interest Rate.

3.4                               Currency and Taxes.

A.                                    Vistana shall bear and be responsible for all taxes, duties and deductions (including any sales, value added, use, excise, gross receipts, income, goods and service taxes, stamp or other duties, fees, deductions, withholdings or other payments, and including penalties and interest as a result of failure to comply) (collectively, “Taxes”) levied on, deducted or withheld from, or assessed or imposed on any payments or reimbursements made by Vistana to Starwood or its designee (including Reimbursable Expenses) under this Agreement by any Governmental Authority or imposed on Starwood or its designee due to any such payments or reimbursements, other than corporate net income taxes imposed as a result of (i) Starwood or its designee, as applicable, being organized under the laws of, or having its principal office in, the jurisdiction imposing such tax or (ii) a present or former connection between Starwood or its designee, as applicable, and the jurisdiction imposing the tax (other than any connection arising from Starwood or its designee, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Agreement) (collectively, “Connection Income Taxes”). If Starwood or its designee pays such amounts due, then Vistana must reimburse Starwood for all payments of such Taxes Starwood or its designee makes so that the amount of Vistana’s payments that Starwood retains after payment of the applicable Taxes equals the full amount of the payments Vistana was required to make under this Agreement had the Tax not been imposed upon Starwood. All amounts payable pursuant to this Agreement or any related agreement between

Starwood (or its designee) and Vistana are exclusive of any such Taxes. For clarification, if Taxes (other than Connection Income Taxes) are required to be deducted or withheld from any payment or reimbursement under this Agreement (including payments pursuant to this Section 3.4) to Starwood or its designee, Vistana shall gross-up or increase such payment so that Starwood or its designee receives the same amount that it would have received if no Taxes were applicable.  To the extent any Applicable Law requires or allows deduction, payment or withholding of Taxes to be paid by the paying party directly to a Governmental Authority, the paying party must account for and pay such amounts promptly and provide to the other party receipts or other proof of such payment promptly upon request of the other party.

B.                                    Vistana shall be responsible for and administer payment of all stamp duties and other Taxes or charges imposed with respect to the execution or registration of this Agreement.

C.                                    Vistana and its Affiliates must promptly pay when due all Taxes levied or assessed against Vistana and its Affiliates by any Tax authority relating to the Licensed Vacation Ownership Properties and the Licensed Business, Vistana, its Affiliates, this Agreement, the payment obligations hereunder or otherwise in connection with the operation of the Licensed Vacation Ownership Properties or the Licensed Business.

D.                                    All amounts payable to Starwood shall be invoiced in U.S. Dollars unless Starwood otherwise designates the currency of the jurisdiction in which the Entity issuing the relevant invoice is located or in which the expense was incurred. The exchange rate shall be set each month by Starwood as taken from an international reporting service and applied to substantially all Starwood Lodging Facilities. Payment shall be due within thirty (30) days of delivery of the invoice (unless this Agreement expressly provides otherwise), and made in the currency of the invoice in immediately available funds, at the location designated by Starwood from time to time. Starwood may require that any such payments be made through electronic debit/credit transfer of funds programs specified by Starwood from time to time, and Vistana shall pay such fees and costs and do such things as Starwood deems necessary or advisable to effect such transfers of funds. Vistana shall use all available means to obtain any Approvals necessary to make payments in the currency and to the location designated in accordance with this Section 3.4D. If any Applicable Law or the paying bank restricts payment in any manner, Vistana shall immediately notify Starwood and Starwood may require Vistana to make payments in such other currency (at the exchange rate reported by an authorized foreign exchange bank designated by Starwood) and/or to such other place as are designated by Starwood and permitted under Applicable Law or the paying bank for so long as the restriction remains in effect.

E.                                     All payments to be made by Vistana under this Agreement shall be made pursuant to independent covenants and Vistana shall not set off any claim for damages or money due from Starwood.

F.                                      If any payments by Vistana under this Agreement are less than the full amounts due and payable by Vistana (including any past due amounts), such payments shall be applied as designated by Starwood, regardless of any conditions or instructions of Vistana to the contrary, and Vistana may not designate an order for application of any payments different from that designated by Starwood.

4.                                      TERM

4.1                               Initial Term.

The initial term of this Agreement begins on the Effective Date and expires December 31, 2095 (the “Initial Term”).

4.2                               Extension Term; Tail Period.

A.                                    Vistana shall have the option to extend this Agreement for up to two (2) additional extension terms of thirty (30) years each (each, an “Extension Term”); provided that Vistana meets the following conditions:  (i) Vistana must provide Starwood with notice of its desire to obtain the applicable Extension Term not earlier than December 31, 2080 or later than December 31, 2093 for the first Extension Term and not earlier than December 31, 2110 or later than December 31, 2123 for the second Extension Term; (ii) Vistana is not in Default pursuant to Section 19.2 at the time of its delivery of the extension notice; and (iii) the sale of interests in Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units must have generated at least three hundred fifty million dollars ($350,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) or more in average annual revenues from the Gross Sales Prices during the five (5) year period preceding the date of such notice. For each Extension Term, Starwood shall provide Vistana with written confirmation of Starwood’s acceptance (or if applicable, rejection, and the grounds for such rejection pursuant to the terms hereof) within six (6) months of Vistana’s submission of its notice of extension to Starwood pursuant to this Section 4.2A. For the avoidance of doubt, any termination of this Agreement shall also result in the termination of any Extension Term.

B.                                    For a tail period of thirty (30) years following the expiration of the Term (which, for the avoidance of doubt, shall not include the early termination of this Agreement in whole for any reason, the “Tail Period”), Vistana shall be entitled (but not required) to continue to operate the then-existing Licensed Vacation Ownership Properties (including any New Properties under development as contemplated in clause (ii) below) in the Territory; provided that such operation is in compliance with the terms and conditions of this Agreement. The parties agree that (i) the exclusivity granted in Section 1 and the restrictions and limitations on Starwood and its Affiliates in Section 2.2 shall immediately cease and be of no further force or effect as of the first day of the Tail Period; (ii) Vistana shall have no right to propose New Properties or Material Changes or Expansions during the Tail Period (but will have the right to continue and complete the development of any New Properties or any Material Changes or Expansions that have been approved by Starwood pursuant to this Agreement prior to the commencement of the Tail Period), and (iii) Vistana shall not be required to pay any Base Royalty during the Tail Period. All other applicable terms and conditions of this Agreement, including, without limitation, the requirement to pay all fees (other than the Base Royalty) shall remain in place and be applicable during the Tail Period.

5.                                      EXISTING PROPERTIES; DEVELOPMENT RIGHTS AND RESTRICTIONS

5.1                               Existing Properties.

A.                                    The Existing Properties are listed on Exhibit B-1 to this Agreement. Vistana may continue to operate the Existing Properties under the Applicable System and Standards and Policies in accordance with the terms and conditions of this Agreement. Each Existing Property may operate only under the applicable Existing Property name set forth in Exhibit B-1, which name may be changed only with Starwood’s prior written consent, which consent may be withheld in its sole discretion; provided that Starwood will use reasonable efforts to cooperate with a name change if reasonably required based on legal exposure.  Except as expressly provided under this Agreement, Vistana may not voluntarily Deflag an Existing Property without the prior written consent of Starwood.

B.                                    In the event that Vistana delegates (or prior to the Effective Date has delegated) the authority to operate an Existing Property to an Affiliate, Vistana shall sublicense to such Affiliate the right to operate the applicable Existing Property only under the form of sublicense agreement attached hereto as Exhibit C, under which such Affiliate will be required to operate the Existing Property in accordance with the sublicense agreement and the terms and conditions of this Agreement, and such Affiliate will agree to be bound by the same responsibilities, limitations, and duties of Vistana under this Agreement with respect to such Existing Property. Vistana shall provide Starwood with a fully-executed copy of each sublicense agreement entered into hereunder promptly following its execution and will notify Starwood in writing upon the termination or expiration of any sublicense agreement. Except to the extent required by Applicable Law, Vistana shall not amend or otherwise modify any such sublicense agreement without Starwood’s prior written approval.

C.                                    The parties understand and agree that, to the extent that the transactions relating to Existing Properties described in this Agreement constitute or could be construed as constituting a franchise sale, such franchise sale shall be exempt from the Federal Trade Commission’s Franchise Rule disclosure requirements pursuant to 16 C.F.R. 436.8(a)(6) and/or one or more exemptions or exclusions under each Applicable Law with a Registration/Disclosure Requirement. Vistana represents and warrants to Starwood that Vistana or at least one of its Affiliates is an Entity that has been in business for at least five (5) years and has a net worth of at least $5,424,500.

D.                                    For the purposes of this Agreement, a “Registration/Disclosure Requirement” means (i) in the United States, any Applicable Law with respect to the Federal Trade Commission, and any state or other jurisdiction regulating the offer and/or sale of franchises, business opportunities or seller assigned marketing plans, including all franchise disclosure and franchise registration laws relating to the Licensed Business, and (ii) outside the United States, any Applicable Law that regulates agreements or relationships which, if conducted in the United States, would be covered by the Applicable Law described in clause (i) above, in each case, that requires Starwood, Vistana, and/or any of their respective Affiliates or permitted sublicensees, prior to the grant of rights under this Agreement or the exercise of any rights as contemplated by this Agreement, to register or make any franchise related filing with any Governmental Authority and/or deliver to Vistana, any permitted sublicensees, or any other Person a related disclosure document or other information concerning those rights or the obligations relating thereto.

5.2                               New Properties.

Vistana shall provide Starwood with a property approval request in the form attached hereto as Exhibit D, as modified by Starwood from time to time (“Property Approval Request”) for each proposed New Property.  For each Property Approval Request for New Properties submitted to Starwood, Vistana shall pay to Starwood simultaneously with the submission of such Property Approval Request a property approval request fee (a “Property Approval Request Fee”) in the amount of $50,000 (as adjusted annually after the Effective Date by the GDP Deflator); provided, however, that if Vistana requested a Location Confirmation for such proposed New Property in accordance with Section 5.2B(i) below, the Property Approval Request Fee shall be reduced by an amount equal to the Location Confirmation Fee, if any, paid by Vistana to Starwood in respect of such proposed New Property.  The Property Approval Request Fee shall be inclusive of all costs and expenses incurred by Starwood in connection with providing evaluation and other approval and vetting services for each New Property in accordance with this Section 5.2, other than any Reimbursable Expenses relating to such Property Approval Request.

A.                                    Starwood may reject a proposed New Property if:

(i)                                     Starwood determines, in Starwood’s sole discretion, that the proposed New Property does not meet the applicable Standards and Policies (including related to construction and design);

(ii)                                  Starwood determines, in Starwood’s sole discretion, that using the Licensed Marks in association with the proposed New Property would be reasonably likely to (a) materially interfere with Starwood’s or its Affiliate’s ownership of the Proprietary Marks, (b) pose a material risk to Vistana’s use of the Licensed Marks or Starwood’s use of the Proprietary Marks in the jurisdiction(s) in which the proposed New Property would be developed, sold, marketed or operated, (c) violate a settlement or co-existence agreement relating to the Proprietary Marks; or (d) violate Applicable Law;

(iii)                               Starwood determines that (a) in Starwood’s sole discretion, the location of the proposed New Property does not meet applicable Standards and Policies or is otherwise not appropriate for the proposed New Property; (b) the proposed New Property (x) jeopardizes the commercial viability of an existing Starwood Lodging Facility or Residential Property, or (y) Starwood’s ability to proceed with a proposed Starwood Lodging Facility or Residential Property that is being actively pursued by Starwood (and “active pursuit” shall commence upon the initiation of negotiations for a letter of intent with respect to such proposed Starwood Lodging Facility or Residential Property and shall continue until the earlier of the opening day of such facility or the abandonment of such facility); or (c) will be located in an Urban Location and (x) will have more than fifty (50) Vacation Ownership Units or (y) the facilities proposed to be included at such proposed New Property are not consistent with the facilities of then-comparable Vacation Ownership Properties in such Urban Location;

(iv)                              Starwood determines that the development of the proposed New Property would breach, or be reasonably likely to breach, any Permitted Territorial Restrictions;

(v)                                 Vistana proposes to delegate the authority to develop, market, sell and/or operate the proposed New Property to a third party, or the proposed New Property will otherwise involve a co-investor with Vistana, and Starwood determines that such co-investor or third-party (a) is a Lodging Competitor of Starwood, (b) is or has an Affiliate that is a Prohibited Person, or (c) will have an Ownership Interest in a permitted sublicensee sufficient to allow the co-investor or third-party (as applicable) to Control such permitted sublicensee, and does not have, in Starwood’s judgment, the necessary business experience and know-how to operate the New Property and meet the Standards and Policies;

(vi)                              Starwood determines that the proposed New Property is not adequately capitalized;

(vii)                           Starwood does not approve of the agreements proposed to be entered into in connection with the proposed New Property pursuant to this Agreement; provided, however, that unless changes are required to comply with Applicable Law, Starwood may not reject the proposed New Property on this basis if any agreement or document referred to in this Section 5.2A(vii) is in the same form as attached hereto as an exhibit or otherwise previously approved by Starwood (or in a modified form; provided, however, that any such modifications are immaterial or non-substantive in nature);

(viii)                        The proposed New Property will have three thousand (3,000) square feet or more dedicated to meeting and/or conference space;

(ix)                              The proposed New Property will charge a fixed price for substantially all of the following:  lodging, drinks (both alcoholic and non-alcoholic), food (three (3) meals:  breakfast, lunch and dinner, or open bar), gratuities, non-motorized water sports and entertainment at such New Property, and is to be located outside of Mexico and the Caribbean; or

(x)                                 Starwood reasonably demonstrates that the proposed New Property violates, or, when completed, would result in a violation of, any other provision of this Agreement.

B.                                    Property Approval Requests.

(i)                                     Prior to submitting any Property Approval Request for a New Property, Vistana may, within one hundred and eighty (180) days prior to such submission, seek prior written confirmation from Starwood on a confidential basis that any proposed New Property will not be rejected for the failure to satisfy the conditions described in clauses (ii), (iii) or (iv) of Section 5.2A above (each, a “Location Confirmation”).  Vistana may request up to five (5) Location Confirmations per calendar year at no cost.  For each additional Location Confirmation (if any) requested by Vistana during any calendar year, Vistana shall pay to Starwood a fee (a “Location Confirmation Fee”) in the amount of $5,000 (as adjusted annually after the Effective Date by the GDP Deflator).  Starwood shall respond in writing to Vistana within sixty (60) days after Starwood’s receipt of any request for a Location Confirmation.  Any such solicitation of a Location Confirmation, which must be made by Vistana in good faith and solely with respect to any proposed New Property that Vistana has legitimate and documented interest in pursuing, by itself, will not trigger the obligation to pay the Property Approval Request Fee.

(ii)                                  Starwood shall provide a written response to each Property Approval Request for a New Property within sixty (60) days after receipt of the Property Approval Request; provided, however, that in the event Vistana sought a Location Confirmation and such proposed New Property was not rejected pursuant to Section 5.2B(i), Starwood shall provide its response within forty-five (45) days.  If the Property Approval Request for a New Property is rejected by Starwood, Starwood shall provide an explanation indicating with respect to the Property Approval Request, which of the conditions described in clauses (i) through (x) of Section 5.2A above were not satisfied based on the information and documentation provided in the Property Approval Request.

C.                                    If Starwood does not approve the proposed New Property under Sections 5.2A and 5.2B and Vistana disagrees with such determination, then Vistana may refer the matter for Expert resolution pursuant to Section 22.6. The Expert shall make its determination based upon whether Starwood’s rejection was reasonable, given the market positioning and Standards and Policies applicable to the proposed New Property.

D.                                    Each New Property may operate only under the applicable name agreed to by the parties, which name may be changed only with Starwood’s prior written consent, which consent may be withheld in its sole discretion; provided that Starwood will use reasonable efforts to cooperate with a name change if reasonably required based on legal exposure.  Except as expressly provided under this Agreement, Vistana may not voluntarily Deflag a New Property without the prior written consent of Starwood.

E.                                     (i) In the event that Vistana delegates the authority to develop a New Property to an Affiliate, Vistana shall sublicense to such Affiliate the right to develop such New Property under the form of sublicense agreement attached hereto as Exhibit C, under which such Affiliate will be required to develop the New Property in accordance with the sublicense agreement and the terms and conditions of this Agreement, and such Affiliate will agree to be bound by the same responsibilities, limitations, and duties of Vistana under this Agreement with respect to such New Property.

(ii)                                  In the event that Vistana delegates the authority to operate a New Property to an Affiliate, Vistana shall sublicense to such Affiliate the right to operate such New Property under the form of sublicense agreement attached hereto as Exhibit C, under which such Affiliate will be required to operate the New Property in accordance with the sublicense agreement and the terms and conditions of this Agreement, and such Affiliate will agree to be bound by the same responsibilities, limitations, and duties of Vistana under this Agreement with respect to such New Property.

(iii)                               Vistana shall provide Starwood with a fully-executed copy of each sublicense agreement entered into hereunder promptly following its execution and will notify Starwood in writing upon the termination or expiration of any sublicense agreement. Except to the extent required by Applicable Law, Vistana shall not amend or otherwise modify any such sublicense agreement without Starwood’s prior written approval.

F.                                      If the offer or execution of the sublicense agreement for any Existing Property or proposed New Property (including any New Property that is to be developed through a third party) results in a requirement for Vistana to comply with regulatory requirements, including, without limitation, the preparation and provision to the property developer of a disclosure document or filing of the disclosure document or other documents with regulatory authorities, Vistana shall comply with such regulatory requirements at its sole cost and expense and provide Starwood with evidence satisfactory to Starwood of Vistana’s compliance therewith within the timeframe required by the applicable regulations. If Starwood determines that Starwood is required to comply with such regulatory requirements in connection with any Existing Property or proposed New Property, Vistana will fully cooperate with Starwood with respect to Starwood’s compliance requirements, and Starwood will not charge Vistana any amounts for costs incurred by Starwood in connection with Starwood’s compliance requirements.

G.                                    Vistana’s obligations regarding the development of New Properties are further set forth in Exhibit E.

5.3                               Undeveloped Parcels.

Parcels owned by Vistana or its Affiliates that have not been developed as of the Effective Date are listed on Exhibit B-2 (“Undeveloped Parcels”). Starwood hereby approves the Undeveloped Parcels and the Transferred Lodging Properties as sites for Licensed Vacation Ownership Properties; provided, however, that any New Properties developed on any such Undeveloped Parcel or at any such Transferred Lodging Property must be developed and operated in accordance with the terms and conditions of this Agreement, including, without limitation, Section 5.2 and the Standards and Policies related to construction and design for New Properties.

5.4                               Material Changes and Expansions.

Except with Starwood’s prior written approval (which Starwood may withhold in its sole discretion) and subject to Section 12.5, Vistana shall not make any alterations, improvements, replacements, renewals or additions to any Licensed Vacation Ownership Property that (i) involve a significant change in the primary use of any part of a Licensed Vacation Ownership Property, or (ii) involve a material physical expansion, material alteration or material reconfiguration of a Licensed Vacation Ownership Property, (collectively, “Material Changes or Expansions”).  Vistana shall provide Starwood with a Property Approval Request for each proposed Material Change or Expansion.  For each Property Approval Request for Material Changes or Expansions, Vistana shall pay to Starwood simultaneously with the submission of such Property Approval Request a Property Approval Request Fee in the amount of $15,000 (as adjusted annually after the Effective Date by the GDP Deflator).  If any Material Changes or Expansions are approved by Starwood pursuant to this Section 5.4, Vistana shall carry them out in accordance with the Standards and Policies and Applicable Law and in the manner set forth in Exhibit E.

5.5                               Properties Located at Unbranded Co-Located Hotels.

If Vistana desires to develop a Vacation Ownership Property that is located in, co-located with, or is otherwise a part of any Hotel that is not a Starwood Lodging Facility (such Hotel, a

“Unbranded Co-Located Hotel”), and Vistana reasonably determines that there may be an opportunity for Starwood to participate in the relevant project, Vistana will attempt to secure an introduction on Starwood’s behalf with the owner of the Unbranded Co-Located Hotel, but shall have no obligation to attempt to persuade such owner of the Unbranded Co-Located Hotel to pursue the opportunity with Starwood. For the avoidance of doubt, nothing in this Section 5.5 shall restrict Vistana (or the relevant owner of the Unbranded Co-Located Hotel) from proceeding with such project without Starwood’s involvement; provided that to the extent the Vacation Ownership Property will be a New Property (i) Vistana obtains Starwood’s consent pursuant to Section 5.2, (ii) Vistana and the Hotel owner agree upon reasonable restrictions required by Starwood regarding the facilities and services to ensure a level of brand separation sufficient to avoid customer confusion as determined by Starwood in its sole discretion, and (iii) Vistana implements appropriate safeguards to protect the confidentiality and security of, and to restrict the access to, the Starwood Intellectual Property (including Guest Data) and the Applicable System.

5.6                               Prohibitions To Be Included in Future Franchise and Management Agreements.

A.                                    Starwood will include in the initial draft of its future “Sheraton”-branded or “Westin”-branded Starwood Lodging Facility management, operating, and franchise agreements with third-party Hotel owners and franchisees, prohibitions on the operation, promotion and sale of interests in Vacation Ownership Properties, other than Licensed Vacation Ownership Properties, at the applicable Hotel and attempt to persuade such third-party Hotel owners or franchisees (as applicable) to agree to retain such prohibitions in the applicable agreements. However, Starwood will not be required to offer any concessions to such third-party Hotel owners or franchisees in order to retain such prohibitions in the applicable agreements.

B.                                    Vistana acknowledges and agrees (provided that Starwood meets the requirements of Section 5.6A as expressly set forth therein) that neither Starwood nor its Affiliates will have any liability under this Agreement for failure to obtain such prohibitions in such agreements under this Section 5.6. This Section 5.6 shall not affect any other obligations of Starwood and its Affiliates hereunder.

5.7                               Vacation Ownership Properties at Third-Party Owned Starwood Lodging Facilities.

A.                                    If a third-party developer of a Starwood Lodging Facility desires to have a Vacation Ownership Property as a component of or adjacent to such Starwood Lodging Facility project (the “Co-Located Starwood Lodging Facility”), and Starwood reasonably determines that there may be an opportunity for Vistana to participate in the relevant project, Starwood will attempt to secure an introduction on Vistana’s behalf with the third-party developer, but shall have no obligation to attempt to persuade such developer to pursue the opportunity with Vistana.

B.                                    For the avoidance of doubt and subject to the exclusivity provisions in Section 2.2A(i) and (ii), nothing in this Section 5.7 shall restrict Starwood (or the relevant developer) from proceeding with such Vacation Ownership Property without Vistana’s involvement nor restrict Starwood (or developer) from engaging in any activities to the extent not prohibited under this Agreement.  Notwithstanding anything to the contrary in this

Agreement, the following activities shall not be deemed to be prohibited under this Agreement:  (i) the marketing, offering, and selling of units in such Vacation Ownership Property at the Co-Located Starwood Lodging Facility to any Person, including guests of the Co-Located Starwood Lodging Facility, whether or not such guest is a member of any Brand Loyalty Program; provided that, during the term of the Noncompetition Agreement, such Vacation Ownership Property is not affiliated with a Vacation Ownership Competitor, (ii) the provision of operational services to such Vacation Ownership Property; provided that such services are also being provided to the Co-Located Starwood Lodging Facility, (iii) the placing of overflow guests of the Co-Located Starwood Lodging Facility in such Vacation Ownership Property on a transient basis, and (iv) the offering of potential customers of such Vacation Ownership Property stays at the Co-Located Starwood Lodging Facility in connection with the marketing and sale of the units of such adjacent Vacation Ownership Property; provided that Starwood will take reasonable steps to provide for appropriate brand separation sufficient to avoid customer confusion, if necessary. For the avoidance of doubt, in the event Starwood proceeds, without Vistana’s involvement, with such Vacation Ownership Property, Starwood will not, except with respect to Ancillary Amenities related to such Vacation Ownership Property, license the developer to use the “Sheraton” or “Westin” brands in connection with such Vacation Ownership Property.

C.                                    Notwithstanding anything to the contrary in this Agreement:

(i)                                     any Vacation Ownership Properties that are a component of or adjacent to or integrated with Starwood Lodging Facilities, and any and all shared services, marketing, sales and other activities conducted in connection therewith as of the Effective Date, are hereby permitted (and prior to the Effective Date, Starwood has provided Vistana with a list of “Sheraton”-branded and “Westin”-branded Starwood Lodging Facilities, which, to the knowledge of Starwood’s regional vice-presidents, are adjacent to or integrated with any Vacation Ownership Property that has shared facilities with or receives services from the relevant Starwood Lodging Facility or where sales and marketing for such Vacation Ownership Property is conducted in the relevant Starwood Lodging Facility); provided that the parties agree to use commercially reasonable efforts (taking into account Starwood’s relationship with the applicable owner, developer, operator, or franchisee of the relevant Starwood Lodging Facility) to cooperate in order to reduce the impact to the Licensed Business to the extent Vistana reasonably demonstrates that the sales and marketing activities conducted pursuant to this Section 5.7C at any “Sheraton”-branded or “Westin”-branded Starwood Lodging Facility adjacent to or integrated with a Vacation Ownership Property would reasonably have an adverse effect on the Licensed Business; provided, however, that any such efforts to cooperate shall not apply with respect to any activities permitted under any contract or agreement in place as of the Effective Date; and

(ii)                                  any Vacation Ownership Properties that are acquired by Starwood pursuant to Section 2.4 of the Noncompetition Agreement, or acquired by Starwood after the expiry of the Noncompetition Agreement, and any and all activities conducted in connection therewith as of the date of acquisition thereof, are hereby permitted.

5.8                               Limitations on Licensed Business; Compliance with Contractual Restrictions

A.                                    Starwood shall not enter into any contract or agreement that limits or restricts Vistana’s or its Affiliates’ right to engage in the Licensed Business (i) with respect to the Existing Properties (including all future phases thereof), the Undeveloped Parcels, the operation or conversion of the Transferred Lodging Properties or any other Licensed Vacation Ownership Properties (including all future phases) which then have been approved for development, or (ii) in any of the following markets: Mexico; Costa Rica; the Caribbean; Hawaii; Florida; Las Vegas; New York City; Chicago; Washington D.C.; California; Arizona; Colorado; Park City, Utah; and British Columbia, Canada (which such list may be updated from time to time by mutual written agreement of the parties), in each case without Vistana’s consent.  Nothing in this Section 5.8A will restrict or limit Starwood’s or its Affiliates’ ability to grant territorial protections solely with respect to Hotels to owners, developers, operators, lessees, licensees, or franchisees of any Starwood Lodging Facilities (“Agreed Territorial Protections”), and Starwood will not be in breach of this Agreement as a result of the grant of such Agreed Territorial Protections or the enforcement or the attempted enforcement of such Agreed Territorial Protections against Vistana or its Affiliates by such owners, developers, operators, lessees, licensees, or franchisees, so long as the Agreed Territorial Protections do not restrict the Licensed Business.

B.                                    Vistana shall abide by (i) all territorial and other contractual restrictions that are in effect as of the Effective Date, (ii) all territorial and other contractual restrictions that are agreed to after the Effective Date with Vistana’s consent, (iii) all territorial and other contractual restrictions that are implemented after the Effective Date pursuant to Section 5.8A and C, and (iv) all territorial and other contractual restrictions imposed by Applicable Law, in each case to the extent applicable to Starwood and/or its Affiliates relating to the Licensed Business (the “Permitted Territorial Restrictions”); provided that, in the case of the Permitted Territorial Restrictions in clauses (i) and (iii) above, Starwood has identified such restrictions to Vistana.  As of the Effective Date, Starwood has not identified any territorial restrictions that would limit or restrict in any manner Vistana’s or its Affiliate’s right to engage in the Licensed Business or transient rental activity at Existing Properties, the Undeveloped Parcels or the Transferred Properties; provided that with respect to any Undeveloped Parcel adjacent to an Existing Property, such Undeveloped Parcel is developed as part of the applicable Existing Property under the name of such Existing Property.  Neither Starwood nor its Affiliates shall agree to an extension of the duration, or a broadening of the scope, of any Permitted Territorial Restriction described in clause (i) or (ii) above without Vistana’s consent; provided that such consent may only be withheld where Vistana can reasonably demonstrate that the proposed extension or broadening would materially and adversely affect the then-existing operation of, or reasonably documented plans for, the Licensed Business; provided, however, that nothing herein shall prohibit Starwood or its Affiliates from extending or renewing agreements containing such Permitted Territorial Restrictions in accordance with the terms of such agreements, even if such extension or renewal has the effect of extending the duration of any such Permitted Territorial Restriction.

C.                                    In the event Starwood requests Vistana’s consent under Section 5.8A or 5.8B, the parties agree that if Vistana does not have a legitimate and reasonably documented interest in pursuing operations in a particular market within the ten (10) years following such request by Starwood, the proposed limitation or restriction or proposed extension or broadening, as the case may be, shall be deemed not to materially and adversely affect the then-existing operation of, or reasonably documented plans for, the Licensed Business, and Vistana shall not be entitled to withhold its consent.  In the event Vistana’s consent is required pursuant to Section 5.8A(ii) or 5.8B, and Vistana withholds such consent, Starwood may override such denied consent, and proceed with any contract or agreement that does not expressly exclude the Licensed Business without Vistana’s prior written consent one (1) time in any three (3) year period, a maximum of five (5) times in any twenty (20) calendar year period during the Term; provided that no such override may occur with respect to Mexico, Hawaii, Florida, or Las Vegas which list may be updated from time to time by mutual written agreement of the parties.

D.                                    For the purposes of this Section 5.8, in determining what constitutes a “market” hereunder, the relevant market will be appropriately construed in a reasonable manner, and the parties agree that any dispute as to the determination of what constitutes a market hereunder may be referred by either party for Expert resolution pursuant to Section 22.6.  In the event a dispute is referred to Expert resolution pursuant to this Section 5.8D, the Expert may give consideration to the concentration of Hotels and volume of tourism in the relevant market for the purposes of determining what is a reasonable area of protection.

E.                                     In the event that Starwood or its Affiliates enters into any contract or agreement that limits or restricts Vistana’s or its Affiliates’ right to engage in the Licensed Business in any territory, without having sought Vistana’s prior written consent under Section 5.8A or 5.8B (where such failure to seek Vistana’s consent was unintentional), such action shall not be considered a breach of this Agreement if Starwood can reasonably demonstrate that Vistana would not have been entitled to withhold its consent to such request pursuant to this Section 5.8.

F.                                      Vistana shall not enter into any contract or agreement that limits or restricts Starwood’s or its Affiliates’ right to develop, operate, sell, market, license, or franchise Starwood Lodging Facilities or otherwise operate the Lodging Business, Whole Ownership Residential Business, or any other activity or business of Starwood or its Affiliates.

5.9                               Conversion of Transferred Lodging Properties and Future Conversion Lodging Properties.

Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that on and from the Effective Date, each of the Transferred Lodging Properties shall be managed by Starwood or franchised to Vistana (as the case may be) subject to a separate agreement between Starwood and Vistana or their respective Affiliates (each, an “Existing Hotel Management Agreement” and a “Hotel Management Agreement”) and in the event that Vistana in the future acquires any Hotels with the intent of having such Hotels become Starwood Lodging Facilities and for the purpose of converting such Starwood Lodging Facilities to Licensed Vacation Ownership Properties (the “Future Conversion Lodging Properties”), one or more of the Future Conversion Lodging Properties may be managed by Starwood or franchised to Vistana pursuant to a separate agreement between Starwood and Vistana or their respective Affiliates (each, a “Future Hotel Management Agreement” and a “Hotel Management Agreement”). To the extent that any or all of the rooms at a Transferred Lodging Property or a Future Conversion Lodging Property, as applicable, are deemed converted into one or more Licensed Vacation Ownership Units pursuant to and in accordance with the terms of the applicable Hotel Management Agreement, the converted Licensed Vacation Ownership Units shall be treated as part of or deemed to constitute a Licensed Vacation Ownership Property hereunder and subject to the terms and conditions of this Agreement. In addition, upon termination of the applicable Hotel Management Agreement due to conversion of a sufficient number of rooms at the Transferred Lodging Property or Future Conversion Lodging Property, as applicable, such that such Transferred Lodging Property or Future Conversion Lodging Property, as applicable, is treated as converted in its entirety to a Licensed Vacation Ownership Property under the applicable Hotel Management Agreement, such Transferred Lodging Property or such Future Conversion Lodging Property, as the case may be, shall, in its entirety, be deemed to be a Licensed Vacation Ownership Property hereunder and subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, Vistana and its Affiliates shall be required to comply with this Agreement prior to any such conversion to the extent the applicable Hotel Management Agreement requires such compliance prior to conversion.

5.10                        Association Management Services.

As of the Effective Date, Vistana is providing certain association management services to the Residential Properties as agreed to in writing between Starwood and Vistana or their respective Affiliates (“Existing Association Management Services”).  During the Term (and any Tail Period), Vistana shall continue to provide the Existing Association Management Services for such properties pursuant to the terms of separate agreements related thereto.  At Starwood’s request, Vistana will provide association management services for any additional Residential Properties or Residential Units reasonably requested by Starwood from time to time on terms substantially consistent with the Existing Association Management Services (including with respect to the scope of services, structure, performance standards, and fee structure taking into account the GDP Deflator, to the extent applicable) pursuant to separate agreements with Starwood or the homeowners associations for the Residential Properties.  In the event that Starwood determines to provide such association management services or source services with another provider of association management services, then upon Starwood’s request Vistana shall reasonably cooperate in the transitioning of such services, including considering, in good faith, any request to transition to Starwood or its designee Individuals employed by Vistana but primarily providing services with respect to the Residential Properties.

6.                                      CENTRALIZED SERVICES

6.1                               Centralized Services.

Starwood shall provide or make available to Vistana for use in the operation of each Licensed Vacation Ownership Property those programs and services that it provides or makes available on a centralized basis to substantially all of the Branded Starwood Lodging Facilities or to a category thereof in which the relevant Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility (the “Centralized Services”). Starwood or any of its designees shall have the exclusive right to maintain and administer the Centralized Services.  The Centralized Services may be provided by one or more of Starwood, its Affiliates, or any third parties designated by Starwood, and Starwood may own or have investments in the suppliers and other providers of the Centralized Services. Starwood may (i) change the structure, scope, delivery and terms of any Centralized Service, (ii) add a new, or discontinue all or part of an existing, Centralized Service or (iii) make a mandatory Centralized Service optional, or an optional Centralized Service mandatory, in each case as Starwood deems advisable from time to time; provided that such changes are applicable to the Branded Starwood Lodging Facilities.

6.2                               Participation in Centralized Services.

Unless Starwood agrees in writing to an exception with respect thereto (including, without limitation, due to differences between the Licensed Vacation Ownership Property and the Branded Starwood Lodging Facilities), each Licensed Vacation Ownership Property shall participate in all Centralized Services that Starwood designates as mandatory and may participate in any of the Centralized Services made available to Vistana that Starwood designates as optional; provided that, in each case, the relevant Licensed Vacation Ownership Property is treated in a manner consistent with the manner in which the Branded Starwood Lodging Facilities are treated, or a category thereof in which the affected Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility. The Centralized Services may not benefit all participants proportionately.  Vistana shall comply with all Standards and Policies applicable to the Centralized Services in which a Licensed Vacation Ownership Property participates, including executing any related documents. Vistana at its expense shall purchase and install all Equipment and Supplies necessary for a Licensed Vacation Ownership Property to participate in the Centralized Services required under this Agreement or any other written agreement between Starwood and Vistana or their respective Affiliates.  Vistana shall provide Starwood with at least ninety (90) days’ notice to terminate a Licensed Vacation Ownership Property’s participation in an optional Centralized Service, unless the termination is in connection with such termination by at least four (4) other Licensed Vacation Ownership Properties, in which case the notice period shall be at least one (1) year. Vistana shall not use the Centralized Services in connection with any other property, site, business, product, service or activity at any time (other than those services being offered to and paid for by any of the Licensed Unbranded Properties) or allow any Licensed Vacation Ownership Property to participate in any program or receive any services that are similar to the mandatory Centralized Services, without Starwood’s prior approval. Starwood has provided to Vistana a true and complete list of all mandatory Centralized Services as of the Effective Date.

6.3                               Centralized Services Charges.

A.                                    Fees for Centralized Services with respect to each Licensed Vacation Ownership Property (“Centralized Services Charges”) shall be determined by Starwood on a fair and commercially reasonable basis in a manner consistent with the manner in which such charges are made with respect to substantially all of the Branded Starwood Lodging Facilities or a category thereof in which the Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility receiving the services or participating in the programs and systems to which such fees, expenses or costs are applicable, subject to modifications agreed to in writing by Starwood and Vistana (including, without limitation, those due to differences between the Licensed Vacation Ownership Property and the Branded Starwood Lodging Facilities).  The Centralized Services Charges may include amounts reasonably calculated to cover Starwood’s or its Affiliates’ overheads and other costs incurred in providing (or arranging for the provision of) the Centralized Services, including costs of personnel and equipment and developing, promoting, operating, maintaining and upgrading the Centralized Services and associated Starwood Technology.  The Centralized Services Charges also may include fees and costs from third-party providers of Centralized Services, or if Starwood or its Affiliates pay such fees or costs directly, Vistana shall reimburse such amounts. Starwood may increase or decrease any Centralized Services Charges from time to time; provided that such changes are applicable to substantially all of the Branded Starwood Lodging Facilities or to a category thereof in which the Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility, subject to any appropriate modifications agreed to in writing by Starwood to reflect appropriate differences between the Branded Starwood Lodging Facilities and such Licensed Vacation Ownership Property. The Centralized Services Charges might not benefit all participants proportionately and Starwood and its Affiliates shall determine in their sole discretion how and when the Centralized Services Charges, including but not limited to funds collected for sales and marketing, are spent and allocated on behalf of a region, locality or subset of participants.  The Centralized Services do not create any trust and Starwood and its Affiliates do not act as trustee or in any other fiduciary capacity with respect to the Centralized Services Charges.

B.                                    The Centralized Services Charges for mandatory Centralized Services shall be calculated to reimburse costs, including pass-through fees of third-party suppliers, and shall not include a mark-up that results in a profit for Starwood or its Affiliates. In any given year the amount of Centralized Services Charges collected might differ from the cost of delivering Centralized Services and Starwood may use any surplus to fund the deficit from a previous year or the delivery of Centralized Services in a future year. Any such surplus, and any interest earned on the Centralized Services Charges retained by Starwood, shall not be deemed a profit. Starwood and its Affiliates may accept marketing or promotional funds from manufacturers and suppliers of goods or services made available through a Centralized Service. Such funds shall be used for programs intended to benefit the brands covered by the Licensed Marks and/or other Starwood brands and in accordance with any manufacturer or supplier requirements.

C.                                    The Centralized Services Charges for optional Centralized Services may include a mark-up that results in a profit for Starwood or its Affiliates. Starwood and its Affiliates may use the systems, resources and assets related to the Centralized Services to deliver products, services and programs to third parties for a profit by way of a trademark license fee, price mark up, administrative fee, commission, sale-leaseback arrangement, contribution for marketing or promotions and other forms of compensation.

6.4                               Vistana Services.

Vistana may, from time to time, make available to Starwood for use in its business any centrally offered marketing or sales programs that Vistana uses in or makes available to the Licensed Business, which Starwood may accept or decline to use, in its sole discretion.

7.                                      OPERATIONS

7.1                               Standard of Operation.

A.                                    Standards and Policies. Starwood shall make the Standards and Policies, including any revisions and updates, available to Vistana in electronic form or such other format as Starwood may specify. Starwood shall have no obligation to provide Standards and Policies in a language other than English. Vistana at its expense shall maintain the necessary equipment at the Licensed Vacation Ownership Properties to access and use in a secure manner the up-to-date Standards and Policies. If there is any dispute as to the contents of the Standards and Policies, the master versions maintained by Starwood shall control.

B.                                    Operating the Licensed Vacation Ownership Properties and the Licensed Business.  Vistana will operate the Licensed Vacation Ownership Properties and the Licensed Business in strict compliance with the Standards and Policies, and implement all parts of the Applicable System.  Without limiting the generality of the foregoing, Vistana shall:

(i)                                     not use or permit the use of any Licensed Vacation Ownership Property for any other purpose or activity without Starwood’s prior written approval, which Starwood may withhold in its sole discretion;

(ii)                                  operate each Licensed Vacation Ownership Property at a high moral and ethical standard and atmosphere and in a clean, safe and orderly manner, providing efficient, courteous and high-quality service to the public;

(iii)                               not take any action that would be reasonably likely to adversely affect Starwood or its Affiliates, the Licensed Marks or the System (including the Trademarks) or the goodwill associated with them;

(iv)                              comply with the Privacy Policy;

(v)                                 keep the Licensed Vacation Ownership Properties open and operating twenty-four (24) hours a day, every day during the Term (and any Tail Period), and keep the Licensed Vacation Ownership Properties’ facilities open for the minimum hours prescribed in the Standards and Policies, except in each case to the extent (a) required for any Material Changes or Expansions under Section 5.4, or other refurbishments or capital improvements under Section 12, or (b) the closure of a Licensed Vacation Ownership Property has been approved by Starwood due to the seasonal nature of the Licensed Vacation Ownership Property and Owner use patterns (including decreased Owner use in low demand seasons);

(vi)                              purchase or lease, install, use, maintain, update, repair and replace all Equipment and Supplies required by Section 7.5 and not install or use, or permit to be installed or used, at or in connection with the Licensed Vacation Ownership Properties, any Equipment and Supplies that do not comply with the Standards and Policies;

(vii)                           offer for sale at the Licensed Vacation Ownership Properties all goods and services as required to comply with the Standards and Policies and no goods or services inconsistent with the Standards and Policies, except as approved in writing by Starwood;

(viii)                        determine and communicate all charges for guest rooms and goods and services provided at the Licensed Vacation Ownership Properties in compliance with

Applicable Law and, unless prohibited by Applicable Law, the Standards and Policies (including any promotional programs offered to the public);

(ix)                              comply with all Standards and Policies relating to customer, Owner and guest services, (including but not limited to the quality assurance requirements set forth in Section 7.8), respond promptly to complaints, ensure positive customer, guest and Owner relations and participate in all surveys and complaint resolution procedures and programs required by Starwood; and

(x)                                 comply with all restrictions and requirements set forth in Starwood’s promotional, marketing or other alliance programs in place as of the Effective Date to the extent they apply to Vistana following the Effective Date and Starwood has identified in writing such restrictions and requirements to Vistana.

C.                                    Modification of Applicable System.

(i)                                     Starwood may from time to time change, add to or remove parts of the Applicable System (including the Standards and Policies) to respond to market trends, customer demands, economic conditions, technological advances and Applicable Law or for other reasons, and Vistana, at its expense, shall implement or comply with such modifications to the extent applicable to the Licensed Business and with appropriate modifications to reflect appropriate differences between hotel service levels and service levels applicable to the Licensed Business. Starwood shall provide Vistana with notice of any modifications to the Applicable System, in a manner consistent with the manner in which such notice is given to substantially all of the Branded Starwood Lodging Facilities or a category thereof in which the affected Licensed Vacation Ownership Properties would be included if they were Branded Starwood Lodging Facilities; provided, however, that if Vistana, in good faith, objects to the applicability of such modifications to the Licensed Business, it shall promptly notify Starwood thereof and the parties shall discuss the matter in good faith and attempt to resolve such dispute. If the parties cannot resolve such dispute within fifteen (15) Business Days, either party may refer such dispute for Expert resolution pursuant to Section 22.6.

(ii)                                  Starwood may grant a variance or exemption from any Standards and Policies based on any conditions that Starwood in its sole discretion deems to be of importance to the operation of a particular Licensed Vacation Ownership Property or category of property, including the characteristics of a particular location or circumstance, differences from the Branded Starwood Lodging Facilities, business potential or Applicable Law.  Except for those variances designated as “permanent variances” by agreement of Starwood and Vistana which require the agreement of both parties to revoke (including the list of “permanent variances” provided by Starwood to Vistana prior to the Effective Date), Starwood shall have no obligation to grant to Vistana the same or similar variance or exemption then-granted or previously granted to Vistana or any Starwood Lodging Facility.  Vistana shall have no recourse against Starwood due to any variance or exemption granted to any Starwood Lodging Facility.

(iii)                               For the avoidance of doubt, where a modification to the Applicable System would require Vistana to increase the maintenance fee assessment at any Licensed Vacation Ownership Property, then the implementation of such modification may be delayed until the next annual maintenance fee budget process at such Licensed Vacation Ownership Property; provided that an assessment that significantly increases the annual maintenance fee may need to be phased over multiple years to the extent reasonable under the circumstances, giving consideration to the amount to be collected; provided, however, that where the change is reasonably required to (a) comply with any Applicable Law, (b) avoid or minimize any risk of injury to individuals or damage to the applicable Licensed Vacation Ownership Property, or (c) avoid or minimize any risk to Starwood and its Affiliates of criminal or civil liability, Vistana shall be required to make or cause to be made such changes as soon as reasonably required by Starwood.  Where implementation of any modification is delayed or takes place in phases as contemplated by this Section 7.1C(iii), Vistana shall comply with Starwood’s reasonable directions as to the priority that should be given to the implementation of such modifications.

(iv)                              Vistana may, at the annual meeting between the parties described in Section 11.C, propose modifications to the Applicable System that would not impose an unreasonable burden or cost on Starwood or any of its Affiliates.  Starwood shall determine whether or not to make such modifications and have the modifications become part of the Applicable System.

D.                                    Compliance with Laws. Vistana shall lawfully obtain and maintain all Approvals required for the operation of the Licensed Vacation Ownership Properties (and the development of any New Properties and any Material Changes or Expansions), operate the Licensed Vacation Ownership Properties in compliance with Applicable Law and all Approvals, including any Applicable Law that affords protections to Individuals with disabilities, and promptly cure any violation. Starwood shall have no obligation to ensure that the Standards and Policies comply with Applicable Law and if any Standards and Policies would violate any Applicable Law, Applicable Law shall prevail.

E.                                     No Gaming. Vistana shall not (i) operate or permit the operation of a casino or any other gambling activities at the Licensed Vacation Ownership Properties (except for those which are incidental to a reputable event of short duration held at a Licensed Vacation Ownership Property) or (ii) otherwise directly or indirectly associate with any gambling or gaming license activity, in each case without Starwood’s prior approval, which Starwood may withhold in its sole discretion.

F.                                      Vistana’s Debts and Taxes.  Vistana shall have sole responsibility for all debts, liabilities and obligations incurred in the operation of the Licensed Vacation Ownership Properties (and the development of any New Properties and any Material Changes or Expansions) and the operation of the Licensed Business generally, and shall make all such payments when due, including all Taxes imposed on Vistana. Starwood shall have no liability for any such debts, liabilities or obligations. If Vistana in good faith disputes any liability for such amounts, Vistana may contest such liability in accordance with Applicable Law; provided that Vistana shall not permit a tax sale, seizure or attachment to occur against the Licensed Vacation Ownership Properties or any of its assets. Unless specifically stated in this Agreement that Starwood is to bear a specific cost (and regardless of whether the words “at Vistana’s expense” are used), Vistana is solely responsible for all costs incurred with respect to the Licensed Vacation Ownership Properties and the Vacation Ownership Business and Vistana’s performance of this Agreement.

G.                                    Notice Regarding Legal Actions. As soon as reasonably practicable (but always within ten (10) Business Days), Vistana shall give Starwood notice of (i) any occurrence that reasonably could materially adversely affect any Licensed Vacation Ownership Property or the Licensed Business, or the financial condition of Vistana or its shareholders, or with respect to which the amount in controversy relating to the Licensed Business exceeds five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) (ii) any communication from a Governmental Authority alleging that any Licensed Vacation Ownership Property or the Licensed Business fails to comply with any Applicable Law, or any other governmental instrumentality that may materially adversely affect the operation or financial condition of any Licensed Vacation Ownership Property, Starwood or Vistana or the Licensed Business or (iii) any legal action or proceeding of which Vistana becomes aware that (a) names Starwood or its Affiliates, or (b) would be reasonably likely to have a material adverse effect on Vistana, Starwood, any Licensed Vacation Ownership Property, the Licensed Business or Starwood’s businesses.  Nothing in this Section 7.1G, however, will abrogate any notice requirement that Starwood or Vistana may have under any insurance program or contract.

7.2                               Management of the Licensed Vacation Ownership Properties.

Except to the extent otherwise expressly provided under this Agreement, Vistana shall self-operate each Licensed Vacation Ownership Property, and shall not permit any other Person to operate any Licensed Vacation Ownership Property; provided, however, that:  (i) Vistana may delegate certain management and non-management functions in accordance with Section 7.7; (ii) Starwood or its Affiliates may operate certain Licensed Vacation Ownership Properties (“Starwood Managed Properties”) under separate management agreements (“Starwood Management Agreements”); and (iii) certain aspects of certain Licensed Vacation Ownership Properties may be subject to shared service and integrated facility arrangements with co-located Starwood Lodging Facilities and managed in whole or in part by the manager of such Starwood Lodging Facilities.

7.3                               Staff.

A.                                    Throughout the Term (and any Tail Period), Vistana shall ensure that each Licensed Vacation Ownership Property is staffed with a sufficient number of qualified and trained Individuals to operate the Licensed Vacation Ownership Property in accordance with the Standards and Policies. Vistana shall (i) ensure that the Licensed Vacation Ownership Property staff wear uniforms that comply with the Standards and Policies, present a neat and clean appearance and conduct themselves in a competent and courteous manner, (ii) use reasonable efforts to manage each Licensed Vacation Ownership Property’s employment and labor relations policies and practices so as to avoid incidents that materially disrupt the operation of the Licensed Vacation Ownership Property or damage the reputation of the Licensed Marks or Starwood or its Affiliates, and (iii) comply with Applicable Law relating to or governing the workplace, including without limitation, wage and hour laws, anti-discrimination and anti-retaliation laws, and laws requiring a healthy and safe workplace. Starwood does not have the right to exercise or assume any direction or control over the employment practices, policies or decisions of Vistana, including without limitation, the hiring, training, supervision, discipline, discharge, performance, assignment of duties, setting of wages, or any other aspects of employment.  Vistana shall be solely responsible for all employment decisions, regardless of whether Vistana requests or receives input from Starwood regarding any such decision.

B.                                    Vistana shall ensure that each Licensed Vacation Ownership Property’s staff completes, to Starwood’s satisfaction, all training programs designated as mandatory in the Standards and Policies from time to time, at the time and place designated by Starwood.  Vistana shall pay all costs of such training programs, including salaries, transportation, accommodation and meals for trainers and trainees. Training programs provided by Starwood shall be conducted in English only and Vistana at its expense may provide a translator. Starwood reserves the right to require that employees of Vistana or its Affiliates and other Individuals receiving training execute confidentiality agreements in form and substance satisfactory to Starwood.

7.4                               Marketing.

A.                                                       Subject to this Section 7.4, Vistana shall (i) conduct advertising, marketing, promotional and public relations programs and activities for each Licensed Vacation Ownership Property and the Licensed Business in accordance with Standards and Policies, (ii) with respect to each Licensed Vacation Ownership Property, join, and remain a member in good standing of, such advertising and marketing cooperative groups that Starwood may require for Branded Starwood Lodging Facilities or for a category thereof in which the applicable Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility, and (iii) obtain and maintain listings of each Licensed Vacation Ownership Property in appropriate directories and any promotional materials that Starwood requires for Branded Starwood Lodging Facilities or for a category thereof in which the applicable Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility.

B.                                    Vistana may only enter into marketing arrangements with respect to the Licensed Business with third parties that are consistent with the brand positioning of the Licensed Business, are in compliance with the Standards and Policies, and for which Starwood provides its prior written consent.

C.                                                       Marketing Content.

(i)                                     Starwood and Vistana shall work together in good faith to develop Marketing Content and templates thereof to support the Licensed Business (including sales of interests in Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units) and to agree upon the manner and the mediums (e.g., print, website) in which such Marketing Content and templates can be used. Vistana shall submit Marketing Content to Starwood to review and approve in accordance with the terms of this Agreement and the Standards and Policies, including the marketing review processes. Starwood has provided approval of templates and other Marketing Content identified for use as of the Effective Date.  Vistana shall not make any material modifications or changes to any Marketing Content approved by Starwood, without obtaining Starwood’s prior written approval.  Vistana shall promptly make changes to its Marketing Content that does not comply with this Agreement or that Starwood believes does not comply with the Standards and Policies or Applicable Law.  If Starwood subsequently withdraws its approval of any Marketing Content, Vistana shall promptly cease the use, distribution or dissemination of any such unapproved items. Notwithstanding anything in this Section 7.4 to the contrary, Starwood’s review and approval of any Marketing Content shall not constitute any judgment or determination by Starwood that such Marketing Content is in compliance with Applicable Law.

(ii)                                  Vistana shall provide Starwood with representative samples of any advertising, marketing, promotional, or public relations materials and other Marketing Content associated with Vistana’s marketing initiatives and programs, as reasonably requested by Starwood.

(iii)                               Vistana shall not, without the prior written approval of Starwood, bid on or purchase placement rights for any keywords or adwords that incorporate any of the Licensed Marks, the Trademarks or anything similar to them or use any advertising method that creates or overlays links or banners on websites by using the Licensed Marks, the Trademarks or anything similar to them.

(iv)                              Starwood may obtain, and upon request, Vistana at its expense shall obtain and provide to Starwood, photographs, descriptive content, video, floor plans and other media relating to the Licensed Vacation Ownership Properties.  All such materials used by Vistana or submitted to Starwood and its Affiliates must be complete and accurate and comply with Starwood’s specifications. Any Marketing Content developed by or on behalf of Vistana with respect to the Licensed Business or one or more Licensed Vacation Ownership Properties generally and provided to Starwood pursuant to this Section 7.4.C(iv) may be used by Starwood or any of its Affiliates on an unlimited basis for the benefit of any Starwood Lodging Facility or Residential Property of Starwood without compensation to Vistana.

D.                                                       Vistana shall promote at the Licensed Vacation Ownership Properties the use of all Starwood Lodging Facilities in accordance with the Standards and Policies. Vistana shall not:  (i) divert any business from the Licensed Vacation Ownership Properties to any other facilities or products (except other Licensed Vacation Ownership Properties, through an approved Exchange Program, or facilities or products affiliated with Starwood); (ii) sell any condominium, residential, timeshare, interval ownership or other lodging product (other than the Licensed Vacation Ownership Interests and related incentives, exit programs or similar products) at the premises of any Licensed Vacation Ownership Property; (iii) promote, market or advertise, at or in connection with the Licensed Vacation Ownership Properties, any business unrelated to the marketing and sale of products designed and intended for leisure and vacation use; provided, however, that the promotion, marketing or advertisement of Hotels, Vacation Ownership Interests and Residential Properties other than Starwood Lodging Facilities, the Licensed Business, approved Exchange Programs, and Starwood’s Residential Properties, shall be prohibited; or (iv) use any Guest Data or Starwood Confidential Information in promoting, advertising or marketing any Hotel, condominium, residential timeshare, interval ownership or other lodging product (except related to the Licensed Business to the extent permitted hereunder).

7.5                               Purchasing.

A.                                                       Equipment and Supplies.  Vistana at its expense shall (i) buy, lease, install, use, maintain, update, repair and replace any Equipment and Supplies designated in the

Standards and Policies to be used as part of the Applicable System and (ii) maintain service contracts necessary or advisable to keep all such Equipment and Supplies working properly.

B.                                                       Approved Suppliers.  Subject to Section 7.5C, Starwood may require Vistana to buy any Equipment and Supplies or services used as part of the Applicable System solely from Approved Suppliers.  In designating an Approved Supplier, Starwood will consider if the prices and terms of the products or services available from such supplier are competitive with those of similar items of equal quality available on an arm’s length basis to similar companies in the hotel industry from other reputable and qualified unrelated third-party suppliers.  These may be grouped in reasonable categories rather than being compared item by item.  Starwood or its Affiliates may offer products and services for sale to Vistana and other Persons and Starwood may designate Starwood or its Affiliates as an Approved Supplier or sole Approved Supplier for any Equipment and Supplies and/or services.  If any supplier ceases to be an Approved Supplier, Vistana may not reorder from such supplier after receiving notice of such change.  Starwood will determine the number of Approved Suppliers (if any) for any product or service, which could be only one.  Notwithstanding anything to the contrary in this Agreement, Starwood and its Affiliates may (i) receive payments, fees, rebates, commissions or reimbursements from suppliers (including Approved Suppliers) and other third parties in respect of any products and services purchased by the Licensed Vacation Ownership Properties, (ii) own or have investments in such suppliers and third parties and (iii) derive a financial benefit from the Licensed Vacation Ownership Properties’ purchases of such products and services.

C.                                                       Vistana’s Right to Choose Alternative Suppliers.  If Vistana wishes to buy any Equipment and Supplies or services used as part of the Applicable System (i) from a supplier who is not an Approved Supplier for the relevant item or (ii) for which no Approved Supplier has been designated, Vistana shall first provide Starwood with (a) all information that Starwood may request to assess such supplier’s ability to meet the relevant Standards and Policies, its quality controls, its capacity to supply Vistana’s needs promptly and reliably and its insurance protecting Starwood and its Affiliates from any relevant claims and (b) upon Starwood’s request, a reasonable quantity (as determined by Starwood) of samples of the applicable Equipment and Supplies.  Starwood may charge Vistana or the supplier for the costs of Starwood’s evaluation.  Starwood may approve or disapprove any proposed supplier, may approve a supplier conditionally and may revoke any approval.  Vistana may not buy any Equipment and Supplies or services used as part of the Applicable System from a supplier disapproved by Starwood.

D.                                    Purchasing Programs. Starwood may from time to time make available to Vistana programs through which one or more Licensed Vacation Ownership Properties may purchase goods or services under terms negotiated by Starwood. Vistana’s participation in any such purchasing program is optional and, subject to the rest of this Section 7.5, Vistana may choose to have the relevant Licensed Vacation Ownership Property(ies) participate in all, some or none of the purchasing programs made available to it, subject to their terms. Starwood may (i) change the structure, scope, delivery, fees, costs and terms of any such purchasing program, including adding or discontinuing all or any part of a purchasing program or the goods or services provided under such program, and (ii) charge a fee for participation in the purchasing program. Starwood may accept marketing, promotional or sponsorship funds from manufacturers or suppliers, including in respect of purchases made through such a purchasing program.

7.6                               Inspections; Starwood Personnel Visits; Employee Rates.

A.                                    Inspections. Starwood and its representatives may enter the Licensed Vacation Ownership Properties (including all facilities) at any time without notice to inspect the Licensed Vacation Ownership Properties and their operations to verify that Vistana is complying with the terms of this Agreement and the Standards and Policies. Vistana shall provide such assistance as may be requested by Starwood’s inspectors to facilitate such inspections and immediately take all actions necessary to correct any deficiencies found during any inspection. If Vistana requires more than one (1) quality assurance inspection in any twelve (12) months because of Vistana’s failure to comply with the Standards and Policies or to obtain an acceptable inspection score, Vistana shall reimburse Starwood for the reasonable costs of such additional inspections. Starwood may disclose the results of quality assurance inspections to other Starwood Lodging Facilities and Residential Properties. Starwood shall have no duty or obligation to conduct ongoing inspections of the Licensed Vacation Ownership Properties or other facilities utilized by Vistana in the Licensed Business.

B.                                    Starwood Personnel Visits. All personnel of Starwood and its Affiliates, their representatives and third parties who travel to the Licensed Vacation Ownership Properties, as necessary to perform design review, training, inspections, assistance or other services for the Licensed Vacation Ownership Properties shall be permitted subject to availability to stay at the relevant Licensed Vacation Ownership Property and use its facilities (including food and beverage consumption) without charge and Vistana shall reimburse all Reimbursable Expenses incurred for such visits.

C.                                    Employee Rates. All personnel of Starwood or its Affiliates or Starwood Lodging Facilities or Residential Properties may stay at the Licensed Vacation Ownership Property for other business or non-business purposes at reduced rates in accordance with the Standards and Policies.

7.7                               Delegation of Certain Functions.

A.                                    Delegation to Affiliates. Vistana may delegate any function of the Licensed Business (including management and non-management functions, and sales and marketing functions) to any Affiliate of Vistana without Starwood’s prior written consent. If Vistana’s Affiliate requires use of the Licensed Marks pursuant to any such delegation, Vistana and its Affiliate shall enter into a sublicense agreement in the form attached hereto as Exhibit C, under which such Affiliate will be required to use the Licensed Marks in accordance with the sublicense agreement and the terms and conditions of this Agreement, and such Affiliate will agree to be bound by the same responsibilities, limitations, and duties of Vistana under this Agreement with respect to such use.

B.                                    Property-Level Delegation to Third Parties. Vistana may delegate to any unrelated third party, any property-level, non-management functions of any Licensed Vacation Ownership Property, such as housekeeping, security, printing services and recreational activities, that do not involve the sales or marketing of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests, without Starwood’s prior written consent; provided that (i) the delegated functions are conducted in accordance with the Standards and Policies and this Agreement; (ii) the delegated functions are covered by insurance policies that satisfy the applicable requirements of Section 17; (iii) any such third party to which such function has been delegated and that will have access to any Starwood Confidential Information agrees to keep such Starwood Confidential Information confidential in accordance with this Agreement, (iv) such delegate is not, and does not have an Affiliate that is, a Prohibited Person or Lodging Competitor; and (v) if such delegate requires use of the Licensed Marks pursuant to any such delegation, Vistana and such delegate enter into a sublicense agreement in form and substance reasonably acceptable to Starwood.

C.                                    Delegation of Other Functions to Third Parties.  Other than to an Affiliate in accordance with Section 7.7A above and except to the extent set forth in Section 7.7B above, Vistana may not delegate any other functions of the Licensed Business, including without limitation, Owner services, or sales or marketing activities, without the prior written consent of Starwood.

D.                                    Vistana Obligations Upon Delegation. No delegation under this Section 7.7 shall result in a novation of any of Vistana’s obligations under this Agreement, and Vistana shall remain liable to Starwood for any breaches of this Agreement or other acts or omissions of its delegates. Vistana shall provide Starwood with a fully-executed copy of each sublicense agreement or undertaking entered into in connection with such delegation under this Section 7.7 promptly following its execution and will notify Starwood in writing upon the termination or expiration of any sublicense agreement or undertaking. Except to the extent required by Applicable Law, Vistana shall not amend or otherwise modify any such sublicense agreement or undertaking without Starwood’s prior written approval.  For the avoidance of doubt, Vistana shall not, without Starwood’s prior consent (which Starwood may withhold in its sole discretion), delegate any functions to an unrelated third party that is, or has an Affiliate that is, a Prohibited Person or Lodging Competitor.

7.8                               Quality Assurance System.

A.                                    Starwood Quality Assurance System. Vistana acknowledges and agrees that, as of the Effective Date, Starwood administers a quality assurance system to monitor satisfaction with respect to the guest experience at Licensed Vacation Ownership Properties (“Guest Satisfaction”), and that Starwood may, from time to time during the Term (and any Tail Period) update its quality assurance system, including by implementing new or modified systems to (i) monitor satisfaction with respect to the customer experience regarding sales of Licensed Vacation Ownership Interests (“Customer Satisfaction”) and the Owner experience regarding services provided to Owners by or on behalf of the Licensed Business (“Owner Satisfaction”), and (ii) to ensure that each Licensed Vacation Ownership Property is operated in compliance with the Standards and Policies.  During the Term (and any Tail Period) Vistana shall, at its cost, accept and comply with any quality assurance system reasonably implemented by Starwood from time to time and notified to Vistana, as contemplated by this Section 7.8A.

B.                                    Vistana Quality Assurance System. In the event that Vistana wishes to implement its own quality assurance system with respect to any aspect of the Licensed Business, Vistana shall provide Starwood with details of such proposed system for Starwood’s prior review and written consent.  Provided a quality assurance system is approved by Starwood pursuant to this Section 7.8B, such system may be implemented by Vistana, at Vistana’s cost; provided, however, that the implementation of such system shall not in any way limit Vistana’s obligation to accept and comply with Starwood’s quality assurance system under Section 7.8A.  Vistana shall provide Starwood with the results of any quality assurance system it implements, with such results to be provided on a periodic basis but not less than once every three (3) months.  In the event of any conflict between Starwood’s quality assurance system under Section 7.8A and a quality assurance system approved and implemented by Vistana under this Section 7.8B (including to the extent such systems would result in overlapping contact with guests, customers or Owners) Vistana shall comply with Starwood’s quality assurance system rather than the other system, to the extent of the conflict.

C.                                    Audit. In addition to Starwood’s rights of inspection under Section 7.6A, Starwood has the right to periodically audit any quality assurance system implemented by Vistana in order to confirm the proper implementation of such system and reliability of the process and the results therefrom.  Any such audits shall be at Starwood’s expense, unless such audit reveals (i) a material deficiency in the quality assurance system (other than a Starwood administered system) that adversely affects the reliability of the system or results or the accuracy of measuring satisfaction, (ii) a material deficiency in compliance with Standards and Policies, or (iii) a failure to achieve the Minimum Satisfaction Score for Customer Satisfaction, Owner Satisfaction or Guest Satisfaction (each of clause (i), (ii) and (iii), a “Deficiency”), in which case the costs of such audit shall be borne by Vistana.

D.                                    Remedy of Deficiencies. If Starwood determines that there is a Deficiency, Starwood will notify Vistana of the Deficiency and the parties will work together to identify potential resolutions for, and agree on the measures that Vistana will take to resolve, such Deficiency.

(i)                                     If the Deficiency is pursuant to clause (i) of the definition of Deficiency and is not resolved within one hundred and fifty (150) days following Starwood’s notice of such Deficiency (or such longer period as the parties may otherwise have agreed in writing), Starwood has the right to require that Vistana implement a new or modified quality assurance system, in which event, Vistana will (a) provide Starwood with all quality assurance system material that is not included in the documentation to which Starwood has been provided access, and (b) be required to pay the fees and charges applicable to such system. If Vistana fails to promptly implement such new or modified quality assurance system in all material respects or to comply with its obligations under clauses (a) and (b) above, Starwood may issue a notice of breach to Vistana, and Vistana shall, within ninety (90) days from the date of such notice of breach, implement such new or modified quality assurance system and comply with its obligations under clauses (a) and (b) above.

(ii)                                  If the Deficiency is pursuant to clause (ii) or (iii) of the definition of Deficiency, and (a) the parties fail to agree on a process to resolve the Deficiency within seventy-five (75) days following Starwood’s notice of such Deficiency, or (b) the parties agree on a process to resolve the Deficiency and Vistana fails to diligently carry out the agreed upon process in all material respects to resolve the Deficiency, or otherwise fails to improve the performance of the relevant Licensed Vacation Ownership Property in accordance with such agreed upon process, then, in any such case, Starwood may issue a notice of breach to Vistana, and Vistana shall within ninety (90) days from the date of such notice of breach resolve the Deficiency.

7.9                               Licensed Vacation Ownership Properties Controlled by Non-Controlled Property Owners’ Association.

A.                                    If any Licensed Vacation Ownership Property that is controlled by a Non-Controlled Property Owners’ Association fails to develop, operate, maintain, or renovate the Licensed Vacation Ownership Property in compliance with the Standards and Policies or fails to implement the Applicable System, whether by failure to provide adequate funds to comply therewith or otherwise, Vistana shall:

(i)                                     promptly provide the Non-Controlled Property Owners’ Association with notice of the failure and request that the Non-Controlled Property Owners’ Association cure the failure within the shorter of (a) the applicable cure periods set forth in Sections 7.8D, 19.1B, 19.2B and 19.6, as applicable or (b) the applicable cure periods set forth in the agreements governing such Licensed Vacation Ownership Property (or any longer period required by Applicable Law); provided, however, that if the failure is not capable of being cured within the applicable period, Vistana shall have the right to extend such period for such additional period as is reasonable under the circumstances if a cure is being diligently pursued, however, in no event will such additional period be more than twelve (12) months; and

(ii)                                  until such time as the non-compliance or failure is cured, provide Starwood with such information as Starwood may reasonably request with respect to the non-compliance or failure and remediation efforts relating thereto, and provide Starwood with the opportunity to participate in all communications with the Non-Controlled Property Owners’ Association concerning such non-compliance or failure and remediation efforts; and

(iii)                               if the Non-Controlled Property Owners’ Association does not cure such non-compliance or failure within the applicable cure period, Vistana shall promptly issue default notices to the Non-Controlled Property Owners’ Association and, solely at Starwood’s request, promptly take such actions as are required to Deflag the Licensed Vacation Ownership Property in accordance with the agreements governing such Licensed Vacation Ownership Property or as otherwise required by Applicable Law. If the Non-Controlled Property Owners’ Association cures such non-compliance or failure prior to Deflagging in accordance with any cure rights provided in the agreements governing such Licensed Vacation Ownership Property or Applicable Law, Vistana will have the right to cease Deflagging the Licensed Vacation Ownership Property and maintain the Licensed Vacation Ownership Property as part of the Licensed Business.

B.                                    If any Licensed Vacation Ownership Property that is controlled by a Non-Controlled Property Owners’ Association is not managed at any time during the Term (or any Tail Period) by Vistana or its Affiliates, then, at Starwood’s election in its sole discretion, Vistana shall (i) promptly take such actions as are required to Deflag the Licensed Vacation Ownership Property in accordance with the agreements governing such Licensed Vacation Ownership Property or as otherwise required by Applicable Law or this Agreement, or (ii) use commercially reasonable efforts to enter into a sublicense agreement, in form and substance reasonably acceptable to Starwood, with such Non-Controlled Property Owners’ Association or a third party operator of the relevant Licensed Vacation Ownership Property approved by Starwood, for the use of the Licensed Marks and the Applicable System in connection with the management of the Licensed Vacation Ownership Property within thirty (30) days of written notice being delivered to Vistana by Starwood. If the Non-Controlled Property Owners’ Association (or third party operator, as applicable) and Vistana do not enter into such a sublicense agreement within thirty (30) days of written notice being delivered to Vistana by Starwood, Vistana, upon the written request of Starwood, shall promptly take such actions as are required to Deflag the Licensed Vacation Ownership Property in accordance with the agreements governing such Licensed Vacation Ownership Property or as otherwise required by Applicable Law or this Agreement.

7.10                        Vistana Initial Business Plan.

For five (5) years following the Effective Date, Vistana will, and will cause its subsidiaries to, undertake to execute on the Vistana business plan dated as of [ • ] delivered to Starwood prior to the Effective Date; provided that such execution is subject to (i) the availability of third party financing on reasonable terms, (ii) with respect to any individual property identified therein, the return on investment with respect to such property not being materially adversely different than contemplated by such business plan, and (iii) the absence of legal or regulatory impediments to building or converting the properties set forth therein (provided that Vistana undertakes to reasonably resolve any such legal or regulatory impediments in a timely manner). In addition, Vistana may modify such business plan to substitute alternate development or other projects that are expected to generate Variable Sales Royalties similar to the business plan. The parties acknowledge that the business plan is an estimate of the future performance of the Licensed Business and the actual performance may vary from the business plan. Accordingly, Vistana shall not be deemed in default of its obligations due to a failure to achieve the estimates in the business plan.

8.                                      RESTRICTIONS AND LIMITATIONS ON CONDUCT OF LICENSED BUSINESS

8.1                               Offers and Sales of Vacation Ownership Interests.

A.                                    Vistana must comply with the Standards and Policies and Applicable Law in connection with the offer and sale of Licensed Vacation Ownership Interests. Without limiting the foregoing, Vistana shall be required to (i) comply with appropriate and commercially reasonable procedures and processes established by, or acceptable to, Starwood to prevent Vistana from doing business with prospective customers, Owners, purchasers or other persons in contravention of Applicable Law; (ii) comply in all material respects with applicable existing and future condominium, association and trust agreements, CC&Rs, zoning and land use restrictions, and property management agreements; (iii) comply with Permitted Territorial Restrictions; (iv) comply in all material respects with Starwood’s applicable customer and data privacy and security standards and protocols that Starwood uses in the conduct of its business as such standards and protocols apply to the Licensed Business, and (v) use commercially reasonable efforts to ensure that all brokers, salespersons, marketers and solicitors (a) conduct themselves in a professional manner at all times, (b) conform to and abide by Applicable Law,

(c) maintain such licenses as may be required by Applicable Law, and (d) comply with the applicable Standards and Policies.

B.                                    Offering Documents.

(i)                                     To the extent that Vistana proposes to distribute or disseminate (including filing with any Governmental Authority) any (a) new Offering Document (except where such new Offering Document does not differ in any material respect from an Offering Document in use as of the Effective Date (or subsequently approved by Starwood) for the Licensed Vacation Ownership Property to which the new Offering Document also relates), or (b) materially modified version of any Offering Document used by Vistana as of the Effective Date (or subsequently approved by Starwood), then in each case, Vistana shall notify Starwood of such proposal and provide Starwood with a copy of such new or modified Offering Document for Starwood’s review and approval of such Offering Document or changes thereto (on the basis set forth in clause (ii) below) prior to Vistana’s distribution and dissemination thereof. Starwood shall provide its approval or proposed corrective action with respect to any of the items described in clause (ii) below, if any, within thirty (30) days of receipt of any such Offering Document from Vistana (and, if required by Starwood, the review process shall be repeated once such corrective action has been taken). In addition, Starwood may, from time to time, request that Vistana provide Starwood with copies of Vistana’s Offering Documents, and Vistana shall within ten (10) days of Starwood’s request, provide such Offering Documents. Subject to clause (ii) below, Starwood has approved the forms of the Offering Documents approved for use as of the Effective Date.

(ii)                                  In the event that Starwood determines that any Offering Document (including any Offering Document previously approved by Starwood) (a) does not properly reflect the relationship between Starwood and Vistana and Vistana’s right to use the Licensed Marks or the rights to associate with or offer Brand Loyalty Programs, (b)  is not in compliance with the requirements of this Agreement, or (c) is not in compliance with the Standards and Policies (including with respect to use of the Licensed Marks), Starwood may provide notice to Vistana to this effect (along with Starwood’s proposed corrective action, if any) and Vistana shall not use the Offering Document (or permit the Offering Document to be used) until the Offering Document has been revised and approved by Starwood; provided, however, that to the extent permitted by Applicable Law, Vistana may continue to use the existing Offering Documents until the revised Offering Documents are approved by Starwood and applicable Governmental Authorities.

(iii)                               Vistana understands and agrees that any review of the Offering Documents conducted by Starwood shall be solely for the above-referenced purposes and not for the benefit of any other Person, and that Starwood’s review and approval shall not be deemed an approval of the legal sufficiency, marketability or other effects or characteristics thereof; provided, however, that Starwood may withhold its approval if it notices any legal deficiency in the course of its review.

(iv)                              Vistana shall, in providing draft and final copies of Offering Documents to Starwood, deliver the same in a searchable electronic format reasonably acceptable to Starwood (including English translations if the originals are not in English). The electronic draft versions shall be in an unprotected softcopy format that allows edits and comments to be made directly on the same copy (such as, as of the Effective Date, unprotected “Microsoft Word” files).

C.                                    Vistana shall, as part of the sales process, provide disclosure to each prospective purchaser in the form attached as Exhibit F, subject to modifications required by any Governmental Authority for the subject jurisdiction or that are necessary to properly describe the subject Licensed Vacation Ownership Property, and have each purchaser acknowledge receipt of such disclosure in writing, which, among other things, discloses to prospective purchasers that (i) the Licensed Business is owned and managed by Vistana; and (ii) neither Starwood nor any of its Affiliates is the developer, seller or operator of the Licensed Vacation Ownership Interests; and (iii) the relevant Licensed Mark(s) are used by Vistana pursuant to a license, and that if such license is revoked, terminated, or expires, Vistana will no longer have the right to use the Licensed Marks in connection with the Licensed Business or the relevant Licensed Vacation Ownership Property; and (iv) the relevant Brand Loyalty Program(s) are offered or accessed by Vistana pursuant to a written agreement with Starwood or its Affiliates, and that if such agreement is terminated or expires, Vistana will no longer have the right to offer or access such Brand Loyalty Program(s) in connection with the Licensed Business or the relevant Licensed Vacation Ownership Property. Vistana shall be permitted to incorporate such disclosure with other disclosures Vistana makes to prospective purchasers. Vistana will communicate the license arrangement to existing Owners of the Existing Properties in a form (e.g., newsletter, press release, etc.) and with content mutually acceptable to Starwood and Vistana, promptly after the Effective Date, but in no event more than thirty (30) days after the Effective Date.

D.                                    Logoed Merchandise.

(i)                                     Vistana will be permitted to use the Licensed Marks on logoed collateral merchandise, such as golf shirts, other apparel and promotional items (collectively, “Logoed Merchandise”), that is provided solely to promote the Licensed Vacation Ownership Properties and sold solely through gift or retail shops located at Licensed Vacation Ownership Properties or Sales Galleries, in accordance with the Standards and Policies. The overall level of quality and manner of sales of such Logoed Merchandise must also be in accordance with the Standards and Policies. For the avoidance of doubt, Logoed Merchandise shall only include items that are typically sold in gift shops (e.g. pencils, mugs, caps, golf shirts, etc.), and shall expressly exclude linens, beds, bedding and other furnishings and Soft Goods and Case Goods.

(ii)                                  Vistana acknowledges and agrees that (a) Starwood has not applied for and does not maintain registrations for the Licensed Marks covering some or all of the Logoed Merchandise in any jurisdiction and has no obligation to apply for or maintain such registrations in the future; (b) Starwood makes no representations or warranties regarding Vistana’s ability to use the Licensed Marks on Logoed Merchandise in any jurisdiction or that Vistana’s use of the Licensed Marks on Logoed Merchandise in any jurisdiction will not infringe, dilute or otherwise violate the trademark or other rights of any third party; (c) Vistana’s use of the Licensed Marks on Logoed Merchandise will be at Vistana’s sole risk and without recourse against Starwood or its Affiliates; (d) Vistana will not knowingly engage in any act or omission that may diminish, impair or damage the goodwill, name or reputation of Starwood or its Affiliates or the Licensed Marks, including without limitation by utilizing any facility that manufactures or assembles Logoed Merchandise in violation of the laws of the country in which such facility is located or in a manner that fails to comply with the International Labor Organization’s Minimum Age Convention No. 138 and the Worst Forms of Child Labour Convention No. 182 (“Illegal Facilities”); (e) Vistana will comply, at its sole expense, with Applicable Law in connection with the manufacture, sale, marketing, and promotion of the Logoed Merchandise in the countries where such activities take place, including without limitation any prohibitions against Illegal Facilities; (f) at Starwood’s request, Vistana will promptly provide to Starwood representative samples of then-current Logoed Merchandise and any associated packaging and displays; (g) at Starwood’s request, Vistana will promptly make any changes to its Logoed Merchandise or its uses of the Licensed Marks on Logoed Merchandise that do not comply with this Section 8.1D, or that Starwood believes, in its sole discretion, (and so notifies Vistana) do not comply with the Standards and Policies; (h) Vistana will use the Licensed Marks on Logoed Merchandise in accordance with the then-current Standards and Policies; and (i) Vistana shall promptly cease use, distribution, promotion, marketing and sale of Logoed Merchandise bearing the Licensed Marks in any jurisdiction where Starwood requests such use to cease as a result of a claim or challenge raised by a third party or if Starwood in its sole discretion believes such use diminishes, impairs or damages the goodwill, name or reputation of Starwood or its Affiliates or the Licensed Marks.

8.2                               Transient Rentals of Vacation Ownership Units.

A.                                    Subject to Section 9.3, Vistana shall have the right, acting reasonably and in good faith, to engage in the transient rental of inventory of Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units that:  (i)  are held for development and sale and owned by Vistana, its Affiliates or a Property Owners’ Association; (ii) are controlled by Vistana or its Affiliates as a result of Owner participation in programmatic elements of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests (e.g., exchange, banking, borrowing, Brand Loyalty Program trade, and similar programs); or (iii) are controlled by Vistana or its Affiliates or a Property Owners’ Association as a result of Owner default (e.g., maintenance fee defaults or financing defaults) pending foreclosure or cure in the ordinary course of business; in each case provided that (a) such transient rental would not violate any then-existing Permitted Territorial Restriction, and (b) Vistana does not list, promote, rent or sell any Licensed Vacation Ownership Unit or Licensed Unbranded Vacation Ownership Unit inventory for transient rental that is controlled or owned by Vistana or its Affiliates through any distribution channels of a Business Competitor; provided, however, that, for the purposes hereof, any distribution channels included within Starwood’s channel standards or otherwise approved by Starwood (including as set forth in Section 8.4 and as otherwise used by Vistana prior to the Effective Date) shall not be deemed distribution channels of a Business Competitor for the purposes of this Section 8.2A.

B.                                    With respect to New Properties, Starwood will evaluate the territorial or other contractual or legal restrictions applicable to Starwood or any of its Affiliates in connection with the Property Approval Request process for New Properties described in Section 5.2. If Starwood determines that any transient rental activity would violate any then-existing Permitted Territorial Restriction, then Starwood shall so notify Vistana, and Vistana shall not be permitted to engage in such transient rental activity to the extent such transient rental activity would violate such Permitted Territorial Restriction and for so long as such restriction remains in effect.

C.                                    If any transient rental activity of Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units is materially greater than the transient activity (i) projected by Vistana as of the Effective Date with respect to any Licensed Vacation Ownership Properties under development as of the Effective Date, (ii) subsequently approved pursuant to Section 5.2, or (iii) occurring prior to the Effective Date, as applicable, in any such case as a result of:

(a)                           a material change in Vistana’s sales and marketing activities at the relevant Licensed Vacation Ownership Property such that a significant number of Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units which were intended or proposed to be promoted for sale are, instead, held and used for transient rental purposes on a sustained basis, or

(b)                           any action by Vistana intended to materially alter how Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units at such Licensed Vacation Ownership Property are used by the respective Owners so as to induce a substantial increase in inventory for transient rental on a sustained basis, such that it has become so prevalent that such Licensed Vacation Ownership Property’s operations are more consistent with a Hotel than a Vacation Ownership Property (in either case, “Prevalent Transient Rental Activity”), then Starwood shall so notify Vistana of such Prevalent Transient Rental Activity, and Vistana and Starwood shall meet within thirty (30) days of Starwood’s notice to discuss the nature of the concern and agree in good faith what, if any, corrective action should be taken to reduce the Prevalent Transient Rental Activity.  If the parties cannot agree upon any corrective action within thirty (30) days after such meeting, or the agreed upon corrective action does not resolve such Prevalent Transient Rental Activity within the time period agreed by Starwood and Vistana, then, (x) upon written agreement between the parties, the fees payable by Vistana under this Agreement shall be adjusted to compensate Starwood for the Prevalent Transient Rental Activity, or (y) upon Starwood’s written notice, Vistana shall, at its expense, promptly take such actions as Starwood reasonably requires, which may include (1) reducing the Prevalent Transient Rental Activity at the relevant Licensed Vacation Ownership Property; provided that no such action would reasonably have an adverse effect on (A) Vistana’s ability to utilize the Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units for preview stays for marketing purposes or (B) an Owner’s ability to occupy as a result of its interests therein, or to exchange through an approved Exchange Program its rights to use, the Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units or (2) Deflagging the relevant Licensed Vacation Ownership Property pursuant to Section 20.1.

8.3                               No Affiliation with Other Brands/Businesses.

A.                                    Without Starwood’s prior written consent, which may be withheld in Starwood’s sole discretion, neither Vistana, whether itself or through an Affiliate, nor any permitted sublicensee of Vistana, shall affiliate or use the Starwood Intellectual Property in conjunction, or association, with any other company, brand, trademark, product, service, or business other than the Licensed Business, or use the Starwood Intellectual Property in a way that could reasonably be interpreted as endorsing, or suggesting affiliation with, any other company, brand, mark, product, service or business (other than marketing alliances and exchange affiliations of Vistana and its Affiliates in effect prior to the Effective Date and other marketing alliances, exchange affiliations and similar arrangements permitted under this Agreement), including by utilizing the same words, terms, designs or other elements or nomenclature in the operation and marketing of the Licensed Business and such other company, brand, mark, product, service or business.

B.                                    Nothing in this Agreement is intended to prevent Vistana or its Affiliates from creating, developing, operating, licensing, or managing its own brand or system for Vacation Ownership Properties or Vacation Ownership Interests or for any other businesses; provided that Vistana does not use the Starwood Intellectual Property, the Applicable System, or the Starwood Confidential Information in connection with any business other than the Licensed Business, and Starwood and Vistana have agreed on a separation plan and other appropriate measures to (i) distinguish and separate the Licensed Business from Vistana’s other businesses, and (ii) protect against misuse of Starwood Confidential Information and against inappropriate sharing or discussion of pricing and other sensitive information.

C.                                    Subject to the foregoing provisions of this Section 8.3, and Section 13.2A(vi)(b), Vistana may engage in a Vacation Ownership Business under or in connection with brands other than the Licensed Marks; provided that no Licensed Vacation Ownership Properties may be operated by Vistana or its Affiliates under another brand unless:  (i) such Licensed Vacation Ownership Property is removed from the Applicable System (a) at Starwood’s request by Vistana in good faith for failure of a Non-Controlled Property Owners’ Association to comply with the management agreement (whether by failure to provide adequate funds to maintain the Standards and Policies or otherwise), or (b) if Vistana makes a commercially reasonable determination (and Starwood agrees with such determination) that such Licensed Vacation Ownership Property no longer adequately represents the then-current Licensed Vacation Ownership Property brand positioning; or (ii) Starwood terminates Vistana’s right to operate such Licensed Vacation Ownership Property in accordance with this Agreement. Without limiting Vistana’s obligations under Section 20.1, Licensed Vacation Ownership Property is removed from the Applicable System for purposes of this Section 8.3C when no customer-facing sales assets or facilities that contain or display any of the Starwood Intellectual Property are used by Vistana at or for such Licensed Vacation Ownership Property and no Starwood Intellectual Property is used to promote, market or sell any other product or service at or for the Licensed Vacation Ownership Property.

8.4                               Exchange Programs.

A.                                    Vistana shall not create or operate any Exchange Programs (“Vistana Exchange Programs”) or participate in any third party Exchange Programs involving Licensed Vacation Ownership Interests or Licensed Vacation Ownership Properties during the Term (or any Tail Period), or make any other products or services available to Owners in connection with the Licensed Business (other than those products or services expressly permitted pursuant to this Agreement), except in each case with Starwood’s prior written consent.  As of the Effective Date, [Starwood](1) Vacation Network, [Starwood](2) Residence Network, Vistana Vacation Club,

(1)  NTD: To be renamed prior to closing to remove the name Starwood.

[Starwood](3) Pacific Vacation Club, and [Starwood](4) West Vacation Club are the only approved Vistana Exchange Programs, and Interval International Exchange Program is the only other approved Exchange Program.  Vistana shall continue to operate each such Vistana Exchange Program and continue to participate in each such Exchange Program in the same manner as the operation thereof and participation therein immediately prior to the Effective Date.  Vistana shall obtain Starwood’s written consent prior to modifying any feature of any such Vistana Exchange Program (including the addition or removal of any Vacation Ownership Properties participating therein or any change in the rights or obligations of Owners in connection with any such Vistana Exchange Program).  If any feature of an Exchange Program that Vistana participates in as of the Effective Date should change during the Term (or any Tail Period), Vistana shall be required to obtain Starwood’s consent to Vistana’s ongoing participation in such Exchange Program; provided that Starwood’s consent shall not be required for any changes to the Interval International Exchange Program, so long as (i) the Interval International Exchange Program remains a general Exchange Program in which other Vacation Ownership Business operators participate and such changes are adopted generally across the system; and (ii) such changes would not cause (a) the Interval International Exchange Program to become a Distribution Platform that is competitive with Starwood’s Lodging Business, or (b) Vistana to be in violation of Section 10 of the SPG Affiliation Agreement.  For the avoidance of doubt, Starwood does not waive any claims related to misuses of the Licensed Marks in connection with any Exchange Program first arising after the Effective Date.

B.                                    With respect to any Vistana Exchange Program proposed after the Effective Date, Vistana shall provide Starwood with reasonably detailed specifications regarding such Vistana Exchange Program (including how such Vistana Exchange Program will be operated, the rights and obligations of Owners in connection with such Vistana Exchange Program, and the specific defined criteria for determining whether a Vacation Ownership Property may be included in such Vistana Exchange Program) (“Exchange Program Specifications”).

C.                                    Vistana shall operate each Vistana Exchange Program approved by Starwood in accordance with the applicable Exchange Program Specifications approved by Starwood, and shall obtain Starwood’s written consent prior to modifying any Exchange Program Specifications. Vistana may include any additional Vacation Ownership Property in any Vistana Exchange Program; provided that the inclusion of such Vacation Ownership Property complies with the criteria for the addition of Vacation Ownership Properties in the Vistana Exchange Program set forth in the applicable Exchange Program Specifications.  The Vistana Exchange Programs shall not include any properties other than Licensed Vacation Ownership Properties and Licensed Unbranded Properties.

D.                                    Vistana shall not facilitate the exchange by Owners of any Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests of their right to use and occupy a Licensed Vacation Ownership Unit or Licensed Unbranded Vacation

(2)  NTD: To be renamed prior to closing to remove the name Starwood

(3)  NTD: To be renamed prior to closing to remove the name Starwood

(4)  NTD: To be renamed prior to closing to remove the name Starwood

Ownership Unit for stays (or other benefits) at Hotels other than those operated or franchised by Starwood or its Affiliates, except through Exchange Programs approved by Starwood pursuant to this Section 8.4.

8.5                               Licensed Clubs.

A.                                    Vistana shall not create or operate any Licensed Club during the Term (or any Tail Period), or add any Licensed Vacation Ownership Properties to any Licensed Club, except in each case with Starwood’s prior written consent.  As of the Effective Date, the only Licensed Club approved by Starwood is “Sheraton Flex.”  Vistana shall continue to operate such Licensed Club in the same manner as the operation thereof immediately prior to the Effective Date.  Vistana shall obtain Starwood’s written consent prior to modifying any material feature of the “Sheraton Flex” Licensed Club (including the addition or removal of any Licensed Vacation Ownership Properties to or from such Licensed Club or any material change in the rights or obligations of Owners in connection with such Licensed Club).  For the avoidance of doubt, Starwood does not waive any claims related to misuses of the Licensed Marks in connection with any Licensed Club first arising after the Effective Date.

B.                                    With respect to any Licensed Club proposed to be created or operated by Vistana after the Effective Date, Vistana shall provide Starwood with reasonably detailed specifications regarding such Licensed Club (including how such Licensed Club will be operated, the rights and obligations of Owners in connection with such Licensed Club, and the specific defined criteria for determining whether a Licensed Vacation Ownership Property may be included in such Licensed Club) (“Licensed Club Specifications”).

C.                                    Vistana shall operate each Licensed Club approved by Starwood in accordance with the applicable Licensed Club Specifications approved by Starwood, and shall obtain Starwood’s written consent prior to modifying in any material respect Licensed Club Specifications. Only Licensed Vacation Ownership Properties may be included in a Licensed Club, and, unless and until Deflagged, all such Licensed Vacation Ownership Properties will be included in a Licensed Club, unless otherwise agreed to by Starwood in writing, or required by Starwood in the event a particular Licensed Vacation Ownership Property does not comply with the Licensed Club Specifications, subject to the provisions of Section 20.1 of this Agreement.

D.                                    For the avoidance of doubt, Vistana’s rights to use the “Sheraton Flex” Licensed Mark for the “Sheraton Flex” Licensed Club are further set forth in Section 13.2A(v).

8.6                               Changes in Programs, Services or Benefits.

Prior to making any change that Vistana reasonably believes, acting in good faith, would be a significant systemic change required in the Licensed Business, Vistana shall have the right to seek prior written confirmation from Starwood, on a confidential basis, that any such change will not result in a breach of this Agreement. In the event of a dispute regarding whether any such change will result in a breach of this Agreement (whether or not Vistana sought prior confirmation from Starwood with respect to such change), the dispute will be referred for Expert resolution pursuant to Section 22.6.  This Section 8.6 is without limitation to Vistana’s obligations to obtain Starwood consent pursuant to Sections 7.4B, 8.3, 8.4 and 8.5, or as expressly required elsewhere in this Agreement.

9.                                      TECHNOLOGY

9.1                               Technology Installation and Modification.

A.                                    Vistana will, as a cost of the Licensed Business, arrange for the purchase or lease, installation, maintenance, and use at the Licensed Vacation Ownership Properties of all Technology that Starwood reasonably requires in order to access the Starwood Technology or to receive the Centralized Services and the other services provided by Starwood and its Affiliates under the other Transaction Documents in accordance with the Standards and Policies and specifications provided by or on behalf of Starwood. Vistana may not use Starwood Technology for anything not specifically related to the Licensed Vacation Ownership Properties and the Licensed Business. Other Technology Vistana chooses to use in connection with the Licensed Business, shall comply, to the extent applicable, with the Standards and Policies.

B.                                    Vistana acknowledges that such Technology described in Section 9.1A will be modified, enhanced, replaced, or become obsolete, and that new Technology may be created to meet the needs of the Applicable System and the continual changes in technology.

C.                                    Any Technology requirements under this Section 9.1 shall be consistent with the requirements applicable to substantially all of the Branded Starwood Lodging Facilities or a category thereof in which the relevant Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility.

9.2                               Restrictions on Use of Starwood Technology.

Vistana’s use of any Starwood Technology shall be on a non-exclusive basis in accordance with this Agreement, the Standards and Policies and the terms of any other agreements between Starwood and Vistana or their respective Affiliates. Except where such restrictions are prohibited by Applicable Law, Vistana shall not, and shall not permit any other Person to (i) misuse, copy, modify, translate, disassemble, reverse engineer, decompile, create a derivative work based on, or merge with any other programs, any Starwood Technology, (ii) use any software provided by or on behalf of Starwood on any hardware other than the hardware required or approved by Starwood or (iii) use or retain any Starwood Technology for any purpose other than operating the Licensed Business in strict compliance with Standards and Policies.

9.3                               Reservation System.

A.                                    Starwood will make the Reservation System available to Vistana in connection with the Licensed Business, including for reservations relating to Owner usage, preview stays for marketing purposes, transient rental usage, and other usages of Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units. Vistana shall load into the Reservation System all information specified in Standards and Policies or otherwise requested by Starwood, including a description of the Licensed Vacation Ownership Properties, rate categories, rates, charges, taxes, types of accommodations, services, conditions and availability, and shall update such information from time to time so as to ensure its accuracy, completeness and compliance with Standards and Policies at all times. All Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units inventory made available by Vistana for transient rental (but not Owner usage or preview stays for marketing purposes) stays of thirty (30) days or less must be listed in the Reservation System, but such inventory shall not be included in Business Competitor’s distribution channels; provided that, for the purposes hereof, any distribution channels included within Starwood’s channel standards or otherwise approved by Starwood (including as set forth in Section 8.4 and as otherwise used by Vistana prior to the Effective Date) shall not be deemed Business Competitor’s distribution channels for the purposes of this Section 9.3A.

B.                                    Vistana will comply with all Standards and Policies applicable to the Licensed Business related to participation in the Reservation System, including, without limitation, the prohibitions on the inclusion of transient rental inventory other than inventory in Starwood Lodging Facilities or in Licensed Vacation Ownership Properties in elements of the Reservation System visible by customers, travel agents, and other members of the public. For purposes of the foregoing, Starwood and Vistana acknowledge that the seasonal nature of the Licensed Business and Owner use patterns (including increased Owner use in high demand seasons) and leisure-based use patterns (including higher weekend occupancy and lower weekday occupancy) create transient rental inventory availability patterns that may differ from those for Starwood Lodging Facilities. As such, certain Standards and Policies relating to participation in the Reservation System may not be suitable for the Licensed Business.

C.                                    Vistana shall honor all reservations and bookings for services received through the Reservation System on the terms specified to the guest at the time the reservation was made. Neither Starwood, nor any of its Affiliates (i) has made or will make any representation, warranty or guarantee to Vistana or any of its Affiliates, users of the Reservation System or any other Person as to the accuracy, quality, timeliness or completeness of information in the Reservation System or the fulfillment of any reservation made, or (ii) has any obligation to monitor, review, verify, correct or edit any information in the Reservation System. Vistana (and not Starwood or any of its Affiliates) shall be directly responsible to Owners and guests for all information in the Reservation System, all reservations and bookings offered or made through the Reservation System and performing the services displayed in the Reservation System for the Licensed Vacation Ownership Properties.

9.4                               Network Security.

Vistana at its expense shall take all actions required by Starwood or any of its Affiliates (including as set out in Standards and Policies) to protect the integrity, confidentiality and security of the Starwood Technology (including networks made available by Starwood or any of its Affiliates to Vistana) and to protect the security of the data (including Guest Data), Starwood Confidential Information and other content stored on or communicated via such systems and networks, including by inserting firewalls and other security devices between such networks and other networks or interfaces or systems of Starwood or any of its Affiliates.  Starwood may make such inspections or tests as Starwood deems necessary or advisable to verify compliance with these requirements.  Vistana shall not cause or permit any attempt to breach the security of any networks, software or systems of Starwood or any of its Affiliates, or the disabling, avoidance or circumvention of any access control or security device, process or procedure established or required by Starwood or any of its Affiliates (including, for the avoidance of doubt, by undertaking any penetration testing or vulnerability assessments without Starwood’s prior written consent).  Vistana shall notify Starwood immediately if it becomes aware of (i) any breach of confidentiality or security of the Starwood Technology and/or the data (including Guest Data) on Vistana’s network, or (ii) any attempt to breach the security of any networks, software or systems of Starwood or any of its Affiliates, or the disabling, avoidance or circumvention of any access control or security device, process or procedure established or required by Starwood or any of its Affiliates.

10.                               OTHER STARWOOD SERVICES

Starwood shall review and consider in good faith Vistana requests for additions or modifications to the marketing services to be provided by Starwood and its Affiliates under the Transaction Agreements.  The terms and conditions of any agreed upon additional or modified services shall be set forth in a separate agreement executed by both parties or their respective Affiliates.

11.                               GOVERNANCE

A.                                    Whenever a party has a right or discretion to grant or withhold any consent or approval, or to act or permit any action to be taken, or otherwise determine or require an action or result, then, except where expressly stated in this Agreement, such party shall make its decision or exercise its right or discretion on the basis of its reasonable business judgment, not to be unreasonably delayed.  With respect to Starwood, Starwood may consider what is in the best interests of the System or the Licensed Marks at such time and may act with the intention to benefit the System and Starwood’s business; provided that Starwood does not act with the intention to benefit individual Starwood Lodging Facilities or other facilities.  In granting any consent, approval or authorization, and in providing any advice, assistance, recommendation or direction, Starwood does not guarantee success or a satisfactory result.  In the event a party has sought the other party’s consent, approval or authorization pursuant to this Agreement, and has not received a timely response to such request, the party seeking the consent, approval or authorization shall notify the other party’s Contact Person and such matter shall be addressed pursuant to the governance procedures set forth in this Section 11.

B.                                    Each of Starwood and Vistana acknowledges and agrees that the other party has notified it in writing of an Individual within its organization at the vice president level or above (“Contact Person”) who will serve as the key contact person for such other party. Each party’s Contact Person shall function as the primary point of contact for the other party in connection with routine inquiries, discussion of all business matters of importance to the parties and the resolution of disputes. Although neither party will be obligated to communicate with the other party exclusively through the other party’s Contact Person, each such Contact Person will have the authority to communicate on behalf of their organization. Each party shall be entitled to replace its Contact Person by giving notice to the other party in accordance with Section 24.1.

C.                                    The Contact Persons shall meet face-to-face quarterly during the term of the Transition Services Agreement, and thereafter (including during any Tail Period) at least annually not later than July 15 of each calendar year, to discuss, among other matters, the parties’ compliance with the terms of this Agreement, quality assurance protocols and results, development issues, sales and marketing matters, any proposed changes to Vistana’s budget cycle, any issues relating to the cooperative relationship of the parties, and any significant systemic program or system changes proposed by Vistana or Starwood. Either party may request additional meetings if desired, and the other party shall reasonably consider such request.

D.                                    In the event that the Contact Persons cannot resolve any dispute, claim or controversy arising out of this Agreement within fifteen (15) Business Days, the parties shall refer the dispute to their senior business executives to negotiate in good faith in an effort to resolve the dispute without prejudice to either party’s rights under Section 22.4.  In the event the senior business executives are unable to resolve the dispute within fifteen (15) Business Days, either party may then submit the dispute to mediation in accordance with Section 22.4.

12.                               MAINTENANCE AND REPAIRS

12.1                        Implementation of Maintenance and Repairs.

Without limitation to Starwood’s rights pursuant to Sections 19.1A(iii) and 19.6C, Vistana shall maintain each Licensed Vacation Ownership Property in good working order and condition and in compliance with Standards and Policies and Applicable Law.  Vistana shall as expeditiously as possible perform all work necessary to remedy (i) any problems with the design or construction of any Licensed Vacation Ownership Property or other defects and (ii) any hazardous substance or other environmental problem or other health or safety hazards.

12.2                        Funding of Maintenance and Repairs.

Vistana and its Affiliates shall approve and fund the cost of all maintenance and repairs, refurbishments, and other renovations at the Licensed Vacation Ownership Properties. Any Material Changes or Expansions will be carried out in accordance with the process set forth in Section 5.4 of this Agreement.  For the avoidance of doubt, routine maintenance and repairs that are conducted in the ordinary course of business shall not be subject to the process set forth in Section 5.4 of this Agreement.

12.3                        Capital Expenditure Plans.

A.                                    With respect to each Existing Property, Vistana shall enforce and implement, in all material respects, the capital expenditure plans for such Existing Property in existence as of the Effective Date in the form and substance delivered to Starwood prior to the Effective Date.

B.                                    With respect to each New Property, each Property Approval Request submitted by Vistana shall include a capital expenditure plan for such New Property, and Vistana shall enforce and implement, in all material respects, such capital expenditure plan in the form approved by Starwood pursuant to Section 5.2.

C.                                    From time to time during the Term (and any Tail Period) upon Starwood’s request, Vistana shall provide to Starwood for review such information as Starwood reasonably requires to confirm Vistana’s implementation of the capital expenditure plans in accordance with this Section 12.3.

12.4                        Non-Routine Maintenance and Repairs.

Vistana shall carry out all maintenance and repairs, refurbishments, and other renovations in compliance with the Standards and Policies and Applicable Law.  To the extent any maintenance and repairs, refurbishments, or other renovations (that are not Material Changes or Expansions) would involve Significant Capital Expenditure or are otherwise not routine in nature, Vistana shall carry out such maintenance and repairs, refurbishments, and other renovations in the manner set forth in Exhibit E.

12.5                        Maintenance and Repairs by Property Owners’ Associations.

A.                                    For the purposes of the foregoing provisions of this Section 12, where Vistana has an obligation to take any action relating to a Licensed Vacation Ownership Property that is controlled by a Non-Controlled Property Owners’ Association, such obligation shall be limited to Vistana taking commercially reasonable efforts to cause such Non-Controlled Property Owners’ Association to take the relevant action, (where “commercially reasonable efforts” includes Vistana, its Affiliate or permitted sublicensee, in its role as manager, within a reasonable period of time and/or in reasonable phases:

(i)                                     using reasonable efforts to propose annual budgets and/or other motions to the applicable Non-Controlled Property Owners’ Association that are adequate to permit such Non-Controlled Property Owners’ Association to comply with the Standards and Policies and the requirements of this Section 12;

(ii)                                  using reasonable efforts to seek an Owner vote of the applicable Non-Controlled Property Owners’ Association (when Applicable Law or such Non-Controlled Property Owners’ Association governing documents require an Owner vote) to approve, as applicable, an increase in maintenance fees and/or special assessments or other motions that are adequate to permit such Non-Controlled Property Owners’ Association to comply with the Standards and Policies and the requirements of this Section 12, and then voting its voting interests, if any, in favor of such matters presented for an Owner vote;

(iii)                               using reasonable efforts to cause an Owner vote of the applicable Non-Controlled Property Owners’ Association to approve, as applicable, the increase in maintenance fees and/or special assessments or other motions (in accordance with Applicable Law and such Non-Controlled Property Owners’ Association governing documents) that are adequate to permit such Non-Controlled Property Owners’ Association to comply with the Standards and Policies and the requirements of this Section 12, and then voting its voting interests, if any, in favor of such matters presented for an Owner vote; and

(iv)                              upon Starwood’s request, providing Starwood with written evidence of the steps taken by Vistana to comply with its obligations under this Section 12, (including clauses (i) through (iii) above).)

B.                                    With respect to any Licensed Vacation Ownership Property under the control of a Non-Controlled Property Owners’ Association, if the Non-Controlled Property Owners’ Association fails to comply with the Standards and Policies and the requirements of this Section 12 or Applicable Law, Vistana shall promptly seek to rectify such failure in accordance with Section 7.9, and shall have the rights and remedies set forth in Section 7.9.  For the avoidance of doubt, any reference in this Section 12.5 to a Non-Controlled Property Owners’ Association’s compliance with the requirements of this Section 12 shall mean such Non-Controlled Property Owners’ Association’s compliance with Vistana’s obligations to take any action under Sections 12.1 through 12.4 above as if such Non-Controlled Property Owners’ Association and not Vistana was required to take such action.

C.                                    For the avoidance of doubt, where Vistana has an obligation under this Section 12 to take any action relating to a Licensed Vacation Ownership Property that is controlled by a Controlled Property Owners’ Association, or for which no Property Owners’ Association exists, Vistana’s obligation shall remain absolute, subject to the provisions of the applicable condominium and vacation ownership plan documents (which such documents shall be made available to Starwood upon request); provided, however, that where the relevant actions are restricted by the provisions of such condominium or vacation ownership plan documents, Vistana’s obligations under this Section 12 shall instead be as if the relevant Licensed Vacation Ownership Property was controlled by a Non-Controlled Property Owners’ Association and governed by Section 12.5A and Section 12.5B.

13.                               PROPRIETARY MARKS AND INTELLECTUAL PROPERTY RIGHTS

13.1                        Starwood’s and Vistana’s Representations and Responsibility Regarding the Licensed Marks.

A.                                    Starwood represents and warrants to Vistana that (i) the registrations and applications set forth in Exhibit G have been issued or filed, (ii) Starwood or one of its Affiliates owns such registrations and applications and (iii) Starwood and its Affiliates have taken reasonable steps to prosecute and maintain such registrations and applications. In the case of any pending applications, Vistana acknowledges that such applications are not officially registered as a trademark or service mark in the jurisdictions where the applications are pending, and may be subject to administrative proceedings. Starwood will take or will cause to be taken reasonable steps to prosecute and maintain the registrations and applications that are issued or filed for the Licensed Marks; provided that Starwood will not be required to maintain any particular registration or application for the Licensed Marks that Starwood determines cannot or should not be maintained, and Starwood will not be required to take action against any third party trademark, name or other identifier that Starwood determines cannot or should not be challenged.

B.                                    Vistana acknowledges and agrees that:  (i) neither Starwood nor its Affiliates own trademark registrations or applications for the Licensed Marks in every jurisdiction; (ii) some jurisdictions do not permit registration of service marks or do not have intellectual property registrars or laws in which Intellectual Property Rights may be protected or registered; (iii) some of the applications or registrations set forth in Exhibit G may be susceptible to or the subject of a cancellation action in whole or in part for non-use or abandonment now or in the future; and (iv) applications may be subject to opposition or similar administrative actions with third parties.

C.                                    If Vistana has a commercially reasonable expectation that it will develop or operate a Vacation Ownership Property under the Licensed Marks in any particular jurisdiction, Vistana will provide prior written notice to Starwood of the Licensed Mark and the jurisdiction(s) in accordance with the process set forth in Section 5.2, and upon receipt of such notice(s) Starwood or its Affiliate will: (i) conduct the applicable due diligence, and (ii) if Starwood deems appropriate, file and prosecute new trademark or service mark application(s), at Starwood’s expense.  Starwood shall have no obligation to file applications for or otherwise acquire any third party rights to perfect Starwood’s or its Affiliates’ rights to own or use the Licensed Marks in said jurisdiction. Starwood shall consult with Vistana upon learning of third-party rights that may conflict with Starwood’s ability to obtain a registration or Vistana’s ability to use a Licensed Mark in any jurisdiction; provided, however, that such consultation shall not, and is not intended to, modify the provision above that Starwood has no obligation to file or acquire such trademark rights and that Starwood may make such determination in its sole and final discretion. Vistana shall have no claim against Starwood or its Affiliates with respect to, and neither Starwood nor its Affiliates shall be liable for, any failure to obtain registration of the Licensed Marks in any jurisdiction, and Starwood is under no obligation to enforce its rights to the Licensed Marks in any jurisdiction. Vistana shall have no right to use, sublicense, or otherwise permit or consent to the use of, any of the Licensed Marks for any purpose in any jurisdiction for which Starwood notifies Vistana that such use is restricted. Notwithstanding the foregoing provisions of this Section 13.1C, and without limitation to Vistana’s obligation to obtain Starwood’s consent under Section 5.2, Vistana acknowledges and agrees that Starwood shall not be required to perform any due diligence with respect to Vistana’s actual or proposed use of any Licensed Mark in connection with a Property Approval Request for a New Property in the jurisdictions of either Mexico or the United States of America (inclusive of the US Virgin Islands and Puerto Rico for so long as they remain territories of the United States of America) for so long as Vistana has valid and continuing use of the relevant Licensed Mark in the applicable jurisdiction in connection with the operation of Vacation Ownership Properties.

13.2                        Vistana’s Use of Applicable System and Starwood Intellectual Property; Agreements Regarding Starwood’s Intellectual Property Rights.

A.                                    With respect to Vistana’s use of the Applicable System and Starwood Intellectual Property under this Agreement:

(i)                                     Vistana will use the Applicable System and Starwood Intellectual Property only as and in the form and manner expressly authorized by Starwood. Any use of Starwood Intellectual Property by or on behalf of Vistana in a manner not authorized by Starwood shall constitute infringement, dilution, misuse, unfair competition or a similar violation of Starwood’s rights;

(ii)                                  Vistana will use the Licensed Marks as set forth in the Standards and Policies;

(iii)                               Vistana will not use the Licensed Marks for the operation of Exchange Programs, Clubs or any Ancillary Amenities or any other business, good, or service except to the extent expressly permitted in this Agreement;

(iv)                              Vistana will use the Licensed Marks only in compliance with Applicable Law;

(v)                                 Vistana may use the “Sheraton Flex” Licensed Mark for the “Sheraton Flex” Licensed Club in existence as of the date of this Agreement (including the operation, marketing, sales and promotion of such Club, and any uses of the “Sheraton Flex” Licensed Mark in existence as of the date of this Agreement in connection with such Club), for so long as such Club is comprised entirely of “Sheraton”-branded Licensed Vacation Ownership Properties (other than the Licensed Unbranded Properties included in the “Sheraton Flex” Licensed Club as of the Effective Date), operated pursuant to the terms of this Agreement.

(vi)                              (a) Vistana will identify itself as a licensee of Starwood and the owner and/or operator of the Licensed Business and each Licensed Vacation Ownership Property as allowed or required by Starwood under the Standards and Policies.

(b)                           For the avoidance of doubt, Vistana shall have no right to use any of the Licensed Marks or any of the names or marks “Sheraton,” “Westin,” “St. Regis” or “Luxury Collection” as (or as a part of) Vistana’s or its Affiliates’ corporate names, except with Starwood’s prior written consent, which may be withheld in its sole discretion.  If Vistana or its Affiliates use any Licensed Marks or any other Proprietary Marks or any variation thereof in violation of this Section 13.2A(vi), then, in addition to any damages that Starwood or its Affiliates may be entitled to hereunder or under Applicable Law, Starwood will have the right to require Vistana or its Affiliates, as applicable, to pay royalties with respect to Vistana’s or its Affiliates’ use of such Proprietary Mark or variation thereof.

(vii)                           Vistana does not have any right to and will not Transfer, sublicense or allow any Person to use any of the Starwood Intellectual Property, except as expressly permitted in this Agreement;

(viii)                        Vistana will not use the Starwood Intellectual Property or the Applicable System to incur any obligation or indebtedness;

(ix)                              Vistana, directly or indirectly, will not claim rights to or apply for registration of any Proprietary Mark, any variation thereof, or any other mark determined by Starwood to be similar to, or that includes in whole or a portion thereof, any Proprietary Mark in any jurisdiction throughout the world;

(x)                                 If Vistana or any of its Affiliates registers or has registered or directly or indirectly controls any social media handles or domain name that is determined by Starwood to be similar to the social media handles or domain names owned by Starwood or its Affiliates as described in Section 13.2B(i) below or that incorporate any of the Proprietary Marks (or any variation thereof), Vistana or its Affiliates, as applicable, must unconditionally and immediately assign such social media handles and domain names to Starwood or one of its Affiliates;

(xi)                              Vistana will obtain Starwood’s written approval of, and will comply with Starwood’s instructions in filing and maintaining, any required business, trade, fictitious, assumed, or similar name registrations containing the Licensed Marks. Vistana will also execute any documents and take such other action as deemed necessary by Starwood or its counsel to protect and enforce the Starwood Intellectual Property or maintain Starwood’s or its Affiliate’s ownership and/or the validity and enforceability of Starwood Intellectual Property; and

(xii)                           If any litigation or other demand or action involving the Starwood Intellectual Property is instituted or threatened against Vistana or any notice of such infringement is received by Vistana, or if Vistana becomes actually aware of any infringement or other violation of the Starwood Intellectual Property by Vistana or a third party, Vistana will promptly notify Starwood in writing and will cooperate fully with Starwood, at Starwood’s sole expense, and comply with Starwood’s instructions in connection with Starwood’s defense, prosecution or settlement of such litigation, notice, infringement or violation, including signing any necessary documents to perfect Starwood’s rights to the Intellectual Property. Starwood shall have sole responsibility for enforcing the Starwood Intellectual Property in its sole discretion (including the right to and right not to take action) at its cost, and is entitled to all settlements, damages, costs, attorneys’ fees or other amounts received from such enforcement efforts.

B.                                    Vistana agrees that:

(i)                                     Starwood and/or its Affiliates are the owners or licensees of all right, title, and interest in and to the Applicable System (other than Technology provided by or licensed by third parties), other Starwood Intellectual Property and the Proprietary Marks, and the goodwill connected with the use of and symbolized by all of the foregoing, and the domain names and social media handles owned by Starwood or any of its Affiliates;

(ii)                                  The Proprietary Marks are valid and serve to identify the System and those who hold rights to operate under the System;

(iii)                               The Proprietary Marks are subject to replacement, addition, deletion, and other modification by Starwood (or the Affiliate that owns the Proprietary Marks) in its sole discretion. In such event,

(a)                           Starwood may require Vistana to discontinue or modify Vistana’s use of any of the Licensed Marks or to use one or more additional or substitute or modified marks; provided, however, that Starwood shall not amend, modify, delete, or change the words “Sheraton,” “Westin,” “St. Regis” or “Luxury Collection” in any of the Licensed Marks described in clauses (i) through (iv) of the definition of “Licensed Marks” as used in connection with the Licensed Business (other than the appearance, including the color, font, stylization, script, or format of the words “Sheraton,” “Westin,” “St. Regis” or “Luxury Collection” used as part of such Licensed Marks) without Vistana’s prior written consent; and

(b)                           Starwood may require that Vistana bear the costs related to such replacement, addition, deletion, or other modification in respect of the Licensed Business; provided, however, that Starwood shall treat Vistana in the same way that Starwood treats franchisees or licensees of Starwood Lodging Facilities with respect to such costs, or the economic equivalent thereof;

(iv)                              During the Term and thereafter, Vistana will not directly or indirectly (a) attack, contest or otherwise challenge the validity, ownership, or right of Starwood or its Affiliates to use the Starwood Intellectual Property, or the right of Starwood to grant to Vistana the use of any part of the Applicable System (other than Technology provided by or licensed by third parties) in accordance with this Agreement; (b) take any action or refrain from taking any action that could impair, jeopardize, violate, or infringe any Starwood Intellectual Property; (c) claim adversely to Starwood or its Affiliates any right, title, or interest in and to the Starwood Intellectual Property or apply for any rights or interests in any aspect of the Starwood Intellectual Property or anything similar thereto in any jurisdiction; (d) assert any interest in all or any part of the Starwood Intellectual Property by virtue of a constructive trust; (e) infringe, dilute, tarnish, steal or otherwise misuse, harm or bring into dispute any Starwood Intellectual Property; or (f) make any demand, or serve any notice orally or in writing, on a third party or institute any legal action against a third party, or negotiate, litigate, compromise or settle any controversy with a third party in relation to any claim, suit or demand, involving the Starwood Intellectual Property without first obtaining Starwood’s consent, which consent may be withheld in Starwood’s sole discretion; provided, however, that nothing herein shall limit the provisions of Section 16.1B or Vistana’s enforcement of its rights under this Agreement;

(v)                                 Vistana has no Ownership Interest in any aspect of the Applicable System or other Starwood Intellectual Property (including any modifications, improvements, derivatives or additions thereto proposed by or on behalf of Vistana or its Affiliates (for purposes hereof, collectively, “modifications”)), and Vistana’s use of the Applicable System and other Starwood Intellectual Property in connection with the operation of the Licensed Business and the Licensed Vacation Ownership Properties will not give Vistana any Ownership Interest therein. Vistana hereby irrevocably assigns (and will cause each of its employees or independent contractors who contributed to such modifications to irrevocably assign) to Starwood, in perpetuity throughout the world, all rights, title and interest (including the entire copyright and all renewals, reversions and extensions thereof) in and to all modifications to the Starwood Intellectual Property and other aspects of the Applicable System proposed or created by or on behalf of Vistana or its Affiliates. Vistana waives (and will cause each of its employees or independent contractors who contributed to such modifications to waive) all rights of “droit moral” or “moral rights of authors” or any similar rights that Vistana (or its employees or independent contractors) may now or hereafter have in such modifications, and Vistana disclaims any interest in such modifications by virtue of a constructive trust. Vistana shall execute (or cause to be executed) and deliver to Starwood any documents and do any acts that may be deemed necessary by Starwood to perfect or protect the title in the modifications herein conveyed, or intended to be conveyed now or in the future at Starwood’s expense; and

(vi)                              All goodwill arising from Vistana’s use of any aspect of the Applicable System (other than Technology provided by or licensed by third parties) and any other Starwood Intellectual Property will inure solely and exclusively to Starwood’s benefit, and upon expiration or termination of this Agreement, no monetary amount will be assigned as attributable to any goodwill associated with Vistana’s use of any aspect of the Applicable System or any other Starwood Intellectual Property.

C.                                    The provisions of this Section 13.2 will survive the expiration or termination of this Agreement.

13.3                        Vistana’s Use of Other Marks.

A.                                    Vistana will not use in any manner the Licensed Marks or any aspect of the Applicable System in connection with, or close proximity with, any Other Mark(s) (including the Vistana Marks), without Starwood’s prior written approval, which approval may be withheld in Starwood’s sole discretion; provided that approval of the use of Licensed Marks (i) in connection with Vistana Marks solely to market and sell the Licensed Vacation Ownership Properties, including in promotional materials and Offering Documents approved in accordance with Section 7.4 and Section 8.1B, respectively, and (ii) in investor, business development and related non-consumer facing materials of Vistana and its Affiliates (such as investor reports, other investor presentations or materials and business development presentations) may not be unreasonably withheld or delayed and use in accordance with approved templates shall be permitted. The parties agree that this provision will not prohibit Vistana from using the names of the Licensed Vacation Ownership Properties in Vacation Ownership Property directories or other listings of Vacation Ownership Properties, to identify such Licensed Vacation Ownership Properties for informational purposes.

B.                                    Vistana will not use any name or other Intellectual Property Rights (including the Vistana Intellectual Property) in connection with the Licensed Business or the Licensed Vacation Ownership Properties that may infringe upon, or tend to be confused with, dilute or otherwise violate a third party’s trade name, trademark, or other Intellectual Property Rights.

C.                                    Except as otherwise expressly permitted by Sections 8.3 and 8.4, Vistana will not use or permit the use of any Other Mark (except for the Vistana Marks) in connection with the Licensed Business or the Licensed Vacation Ownership Properties or in any Marketing Content, advertising of, for, relating to or involving the Licensed Business or the Licensed Vacation Ownership Properties or its operation without Starwood’s prior approval, which approval may be withheld in Starwood’s sole discretion; provided, however, that nothing in this Section 13.3C is intended to prohibit Vistana or its Affiliates from utilizing Other Marks in connection with the operation of country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops in the ordinary course of business at the Licensed Vacation Ownership Properties.

13.4                        Use of Vistana Marks.

A.                                    Vistana represents and warrants to Starwood that (i) the registrations and applications set forth in Exhibit H have been issued or filed, (ii) Vistana or one of its Affiliates owns such registrations and applications, (iii) Vistana and its Affiliates have taken and will take reasonable steps to prosecute and maintain such registrations and applications; and (iv) to the best of its actual knowledge:  (a) Vistana has the right to consent to Starwood’s use of the Vistana Marks and (b) there are no claims, litigation or proceedings pending or threatened by any Person that would materially affect Starwood’s use of the Vistana Marks as contemplated by the terms of this Agreement.  In the case of any pending applications, Starwood acknowledges that such applications are not officially registered as a trademark or service mark in the jurisdictions where the applications are pending, and may be subject to administrative proceedings. Vistana hereby consents to Starwood’s and its Affiliate’s use of the Vistana Marks in connection the Licensed Business and the Licensed Vacation Ownership Properties, in all existing forms of media and those forms invented in the future, and agrees that such consent shall remain in full force and effect until thirty (30) days following the termination of this Agreement for any reason, and all other uses otherwise agreed to in writing between Starwood and Vistana or their respective Affiliates as of the Effective Date. In addition, Starwood may use the Vistana Marks in investor, business development and related non-consumer facing materials of Starwood and its Affiliates (such as investor reports, other investor presentations or materials and business development presentations) with Vistana’s prior written approval, which approval may not be unreasonably withheld or delayed.

B.                                    Starwood acknowledges and agrees that (i) it shall not acquire any right, title or interest in or to the Vistana Marks; (ii) all goodwill associated with the Vistana Marks generated by Starwood’s use shall inure solely to Vistana; and (iii) except as necessary in connection with a filing by Starwood under Section 13.4D, Starwood shall not assert that the Vistana Marks and the Licensed Marks when used together comprise a composite mark.

C.                                    Vistana will use the Vistana Marks together with the Licensed Marks only as authorized under this Agreement in connection with the Licensed Business and the Licensed Vacation Ownership Properties and only in accordance with the Standards and Policies or as otherwise authorized in advance by Starwood in writing.

D.                                    Vistana, directly or indirectly, will not file, seek or make any registration containing any of the Vistana Marks together with any Proprietary Marks. If such filing is required by Applicable Law, such registration shall be subject to the prior written approval of Starwood and shall be made solely by Starwood. Vistana shall withdraw, cancel or assign to Starwood, at Starwood’s option, any unauthorized application or registration upon the request of Starwood. At Vistana’s request upon the expiration or termination of this Agreement, Starwood shall withdraw or cancel any application or registration containing any Vistana Marks together with Licensed Marks.

E.                                     Vistana acknowledges and agrees that (i) it shall not acquire any right, title or interest in or to the Licensed Marks as a result of the use of the Licensed Marks alone or together with the Vistana Marks or otherwise; (ii) all goodwill associated with the Licensed Marks generated by their use alone or together with the Vistana Marks shall inure solely to Starwood; and (iii) it shall not assert that the Licensed Marks and the Vistana Marks when used together comprise a composite mark.

F.                                      Vistana hereby acknowledges and agrees that if at any time the use of the Vistana Marks in connection with the Licensed Business or any Licensed Vacation Ownership Property is challenged by a third party, Starwood may require that such use immediately cease or that the affected Vistana Marks be changed in a manner that resolves the challenge raised by the third party. Except as otherwise set forth in this Agreement, Vistana shall have sole responsibility for enforcing the Vistana Marks in its sole discretion (including the right to and right not to take action) at its cost, and is entitled to all settlements, damages, costs, attorneys’

fees or other amounts received from such enforcement efforts. To the extent any Vistana Mark is used in connection with any of the Licensed Marks, enforcement and defense of the Licensed Marks is governed by Section 13.2A(xii).

14.                               CONFIDENTIAL INFORMATION; CUSTOMER INFORMATION

14.1                        Starwood Confidential Information.

A.                                    During the Term and thereafter, except with Starwood’s prior written consent (which consent may be withheld in Starwood’s sole discretion), Vistana shall (i) not copy, distribute or publish any Starwood Confidential Information in whole or in part, or otherwise transmit or make available to any “unauthorized” Person any Starwood Confidential Information or use the Starwood Confidential Information in any manner not expressly authorized by this Agreement; (ii) use its commercially reasonable efforts to maintain the confidentiality of all Starwood Confidential Information, and not disclose any Starwood Confidential Information, except to its employees or agents, in each case on a “need-to-know” basis as necessary to operate the Licensed Business and the Licensed Vacation Ownership Properties, and comply with Vistana’s obligations under the Transaction Agreements, and only if such employees or agents are apprised of the confidential nature of such information before it is divulged to them and they are bound by confidentiality obligations substantially similar to those listed above; (iii) not use Starwood Confidential Information in connection with any other Hotel, brand, business, product, service or activity anywhere in the world at any time and will establish sufficient information barriers to ensure this; (iv) use its commercially reasonable efforts to ensure that none of the recipients of Starwood Confidential Information takes any action which Vistana may not take under this Section 14.1 and (v) if any Starwood Confidential Information is used, copied, distributed, published or otherwise disseminated in breach of this Agreement, immediately destroy or recover such Starwood Confidential Information. Vistana will be liable to Starwood for any breaches of the confidentiality obligations in this Section 14.1 by its employees and agents. Vistana will maintain the Starwood Confidential Information in a safe and secure location, and will immediately report to Starwood the theft, loss, corruption or unauthorized access or disclosure of all or any part of the Starwood Confidential Information.

B.                                    The restrictions in this Section 14.1 shall not apply to information (other than Guest Data) which is, or becomes, generally known in the hospitality industry or to the general public (other than through disclosure in breach of this Agreement), or to the extent such disclosure is required under Applicable Law, in which case Vistana shall provide Starwood with a reasonable opportunity to review and comment before any such disclosure.

C.                                    Vistana agrees that the Starwood Confidential Information has commercial value and that Starwood and its Affiliates have taken commercially reasonable measures to maintain its confidentiality, and, as such, the Starwood Confidential Information is proprietary and a trade secret of Starwood and its Affiliates. Vistana further acknowledges that a violation of this Section 14.1 will cause irreparable injury to Starwood, for which monetary damages would not provide an adequate remedy.

14.2                        Guest Data.

Vistana shall only use Guest Data (whether in sales, marketing or otherwise) in a manner which complies with the terms of this Agreement, contractual restrictions on Starwood and its Affiliates that have been communicated in writing to Vistana, all Applicable Law and the Standards and Policies, including with respect to the destruction of certain personal data about Individuals (including information that is stored on systems and databases containing Guest Data) upon expiration or termination of this Agreement and under certain other circumstances.  Vistana shall not knowingly take any action that could reasonably jeopardize the ability of Starwood or any of its Affiliates to comply with, or make certifications under, Applicable Law, such contractual restrictions, and the Standards and Policies.  To the extent required for Starwood and its Affiliates to meet its legal obligations, Vistana agrees to participate in Starwood data privacy programs and execute any required regulatory agreements.  As between Starwood and Vistana, Guest Data shall remain at all times the property of Starwood and its Affiliates; provided that during the Term (and any Tail Period), Vistana may use Guest Data in accordance with this Section 14.2. Vistana’s use of Guest Data constitutes Vistana’s acceptance of the Standards and Policies governing such use, including Starwood’s information management, privacy, spamming and security policies.  Vistana shall not create any copies of Guest Data other than Vistana Data without Starwood’s prior approval.  Vistana shall notify Starwood immediately if it becomes aware of any breach of the Standards and Policies concerning information management, privacy, spamming or security policies, including, without limitation, those policies concerning Guest Data.

14.3                        Vistana Data.

As between Starwood and Vistana, Vistana Data shall remain at all times the property of Vistana and its Affiliates and Vistana shall be responsible for obtaining all rights necessary to provide the Vistana Data to Starwood and its Affiliates for the uses contemplated herein and in the other Transaction Agreements.  Starwood shall not enter into any contract that will restrict Vistana’s use of Vistana Data to market Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests and approved Exchange Programs. Notwithstanding Vistana’s ownership of the Vistana Data, Vistana agrees that during the Term (and any Tail Period) it may only use the Vistana Data in connection with the Licensed Business.

14.4                        Vistana Confidential Information.

A.                                    During the Term and thereafter, except with Vistana’s prior written consent (which consent may be withheld in Vistana’s sole discretion), Starwood shall (i) not copy, distribute or publish any Vistana Confidential Information, in whole or in part, or otherwise transmit or make available to any “unauthorized” Person any Vistana Confidential Information or use the Vistana Confidential Information in any manner not expressly authorized by this Agreement or any other written agreement between Starwood and Vistana or their respective Affiliates; (ii) use its commercially reasonable efforts to maintain the confidentiality of all Vistana Confidential Information, and not disclose any Vistana Confidential Information, except to its employees or agents, in each case on a “need-to-know” basis in order to comply with its obligations with respect to the operation of the Licensed Business and the Licensed Vacation Ownership Properties and the Transaction Agreements, and only if such employees or agents are apprised of the confidential nature of such information before it is divulged to them and they are bound by confidentiality obligations substantially similar to those listed above; (iii)

not use Vistana Confidential Information in connection with any other Hotel, brand, business, product, service or activity anywhere in the world at any time and will establish sufficient information barriers to ensure this; (iv) use its commercially reasonable efforts to ensure that none of the recipients of Vistana Confidential Information takes any action that Starwood may not take under this Section 14.4; and (v) if any Vistana Confidential Information is used, copied, distributed, published or otherwise disseminated in breach of this Agreement, immediately destroy or recover such Vistana Confidential Information. Starwood will be liable to Vistana for any breaches of the confidentiality obligations in this Section 14.4 by its employees and agents. Starwood will maintain the Vistana Confidential Information in a safe and secure location, and will immediately report to Vistana the theft, loss, corruption or unauthorized access or disclosure of all or any part of the Vistana Confidential Information.

B.                                    The restrictions in this Section 14.4 shall not apply to information (other than Vistana Data) which is, or becomes, generally known in the hospitality industry or to the general public (other than through disclosure in breach of this Agreement), or to the extent such disclosure is required under Applicable Law, in which case Starwood shall provide Vistana with a reasonable opportunity to review and comment before any such disclosure.

C.                                    Starwood agrees that the Vistana Confidential Information has commercial value and that Vistana and its Affiliates have taken commercially reasonable measures to maintain its confidentiality, and, as such, the Vistana Confidential Information is proprietary and a trade secret of Vistana and its Affiliates. Starwood further acknowledges that a violation of this Section 14.4 will cause irreparable injury to Vistana, for which monetary damages would not provide an adequate remedy.

14.5                        Common Data

For the purposes of this Agreement, including this Section 14, to the extent the same information about an Individual is independently collected in the ordinary course of business by Starwood and its Affiliates, on the one hand, and Vistana and its Affiliates, on the other hand, and use thereof is not otherwise restricted under any of the Transaction Documents, such information shall constitute “Common Data” hereunder and Starwood (and its Affiliates) and Vistana (and its Affiliates) shall be permitted to use such Common Data for each of their respective businesses in accordance with the terms of this Agreement and shall not be required to destroy any such Common Data upon expiration or termination of this Agreement.

14.6                        Survival.

The rights and obligations of the parties under this Section 14 will survive termination or expiration of this Agreement.

15.                               ACCOUNTING AND REPORTS

15.1                        Books, Records, and Accounts.

Vistana, at its expense, will maintain and preserve for at least five (5) years (or, if longer, the period of time required by Applicable Law) complete and accurate books, records, and accounts, in accordance with United States GAAP, Applicable Law, the Standards and Policies

and the Applicable System, for the Licensed Business, including, without limitation, for each Licensed Vacation Ownership Property and Licensed Unbranded Property and each sale of an interest in Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units as well as other reasonable information that is necessary for Starwood to determine whether Vistana is in compliance with this Agreement. Vistana’s obligation to preserve such books, records and accounts will survive the expiration or termination of this Agreement.

15.2                        Reports.

A.                                    Vistana shall, at its expense, submit to Starwood, within eight (8) Business Days after the end of each month during the Term (and any Tail Period), (i) a statement, in the form reasonably required by Starwood, containing specified sales information for such month with respect to the Licensed Business, including aggregate sales relating to Gross Sales Prices, and the Licensed Vacation Ownership Property count (showing the number of open and operating Licensed Vacation Ownership Properties and Licensed Unbranded Properties and the corresponding number of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests built and that have a certificate of occupancy) as of the end of each such month, (ii) such other information as is requested by Starwood, where such request is applicable to the Licensed Business and consistent with the information required to be provided by substantially all of the Branded Starwood Lodging Facilities or a category thereof in which the relevant Licensed Vacation Ownership Property to which such information relates would be included if it was a Branded Starwood Lodging Facility, and (iii) such other information as is reasonably required to be provided pursuant to the Standards and Policies.

B.                                    All information provided to Starwood under this Section 15.2 may be used and published by Starwood in connection with the System. Any such publication shall be in a form whereby the Licensed Vacation Ownership Properties and Vistana are not specifically identified, except where (i) required under Applicable Law, or (ii) data is provided to a Person that collects, aggregates and publishes benchmarking data.

C.                                    Upon Starwood’s request, Vistana will, at its expense, submit to Starwood, within ninety (90) days after receipt of such request but no more often than once every calendar year during the Term (and any Tail Period), information regarding the length of the terms, renewal rights, and expiration dates of Property Owners’ Association management agreements, which information is Vistana Confidential Information.

15.3                        Starwood Examination and Audit of Vistana’s Records.

A.                                    During the Term and any Tail Period, and for three (3) years thereafter, Starwood and its authorized representatives have the right, at any time (but not more than once per calendar year, unless an audit reveals an understatement of two percent (2%) or more in such year), upon reasonable notice to Vistana and at Starwood’s cost, to:  (i) examine all books, records, accounts and data (including its computers and electronic storage media) of Vistana for the five (5) years preceding such examination to ensure that Vistana is complying with the terms of this Agreement (including with respect to the calculation of the Royalty Fees and other amounts payable under this Agreement where the calculation of such amount depends on information provided by Vistana), and to copy such information that is reasonably necessary for, and relevant to, such audit; and (ii) have an independent audit made of any of such books, records, accounts and data (including its computers and electronic storage media). Vistana will fully cooperate with, and provide such other assistance as may be reasonably requested related to, the audit. If an examination or audit reveals that Vistana has made underpayments to Starwood or any of its Affiliates, Vistana will promptly pay to Starwood or such Affiliate, upon demand, the amount underpaid, plus interest on the underpaid amount, which will accrue thereon at a rate per annum equal to the Interest Rate from the date such amount was due until paid. If Vistana, in good faith, disputes that there was an underpayment, the parties will review the books and records in a cooperative manner in an attempt to resolve any discrepancy.

B.                                    If an examination or audit discloses an understatement of payments due to Starwood of two (2%) or more for the period being examined or audited, or if the examination or audit reveals that the accounting procedures are insufficient to determine the accuracy of the calculation of any payments due, Vistana will reimburse Starwood for all reasonable costs and expenses connected with the examination or audit (including reasonable accounting and lawyers’ fees). If the examination or audit establishes a pattern of underreporting, Starwood may require that the financial reports due under Section 15.2 be audited by an internationally recognized independent accounting firm consented to by Starwood. The foregoing remedies are in addition to any other remedies that Starwood may have under this Agreement. Starwood’s acceptance of the payment of any deficiency shall not waive its rights arising out of Vistana’s breach.

C.                                    If an examination or audit discloses an overpayment to Starwood, this shall be credited against future payments due to Starwood without interest, or, if no future payments are due, Starwood shall promptly refund such amount without interest.

D.                                    To the extent Vistana is required to have access to information that is in the sole possession of Starwood or its Affiliates for purposes of Vistana’s (and Parent’s) compliance obligations with respect to the Sarbanes-Oxley Act of 2002 (or any successor statute) or for purposes Parent’s reporting obligations as a publicly traded company, Starwood will cooperate in providing access to the necessary information that is within Starwood’s or its Affiliates’ control and that Starwood and its Affiliates are permitted to provide under Applicable Law.

16.                               INDEMNIFICATION; LIMITATION ON LIABILITY

16.1                        Indemnification.

A.                                    Vistana shall defend, indemnify and hold harmless Starwood and its Affiliates, their officers, directors, agents and employees, and their respective successors and assigns for, from and against any and all losses, costs, liabilities, damages, claims, demands and expenses (including reasonable attorneys’ and expert fees and costs) of every kind and description with respect to claims arising out of, relating to or resulting from the following:

(i)                                     the use of any Starwood Intellectual Property in violation of this Agreement (including unauthorized use of the Licensed Marks);

(ii)                                  any violation of Applicable Law with respect to the Licensed Business;

(iii)                               a claim that Starwood or its Affiliates are developers, declarants, sponsors, or brokers of Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units;

(iv)                              any design, development, renovation, upgrading, alteration, remodeling, repair or construction relating to the Licensed Vacation Ownership Properties (provided that in no event shall this provision impact Vistana’s rights and interest under any insurance policies as provided under other Transaction Agreements);

(v)                                 claims related to services provided to Owners, any claim by any Owner relating to the interests in Vacation Ownership Units, any claim relating to any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents, or any omission or alleged omission to state a material fact required to be stated in such Offering Documents or necessary to make the statements made therein not misleading;

(vi)                              the offer, sale, marketing or financing of interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units;

(vii)                           the development, sales and marketing activities occurring after the Effective Date, and the operation, management or servicing of the Licensed Vacation Ownership Properties or of any other business conducted by Vistana or its Affiliates on, related to, or in connection with the Licensed Vacation Ownership Properties or the Licensed Business;

(viii)                        the use of the Licensed Marks in connection with the offer and sale of interests in Licensed Vacation Ownership Units (a) in any jurisdiction not approved by Starwood in writing; or (b) in any jurisdiction approved by Starwood in writing where the Licensed Vacation Ownership Units are first operated or marketed three (3) years after said approval;

(ix)                              claims made by Owners or other customers of the Licensed Business as a result of the termination (other than wrongful termination by Starwood) or expiration of this Agreement, or any rights granted hereunder in accordance herewith;

(x)                                 trademark infringement by third parties in relation to the Vistana Marks or for Starwood’s use of Vistana Marks that are licensed, or the use of which is consented to, hereunder by Vistana in accordance with the terms of this Agreement;

(xi)                              failure to pay Taxes payable by, levied or assessed against Vistana, its Affiliates, or any Property Owners’ Association by any Tax authority relating to the Licensed Business, the Licensed Vacation Ownership Properties, this Agreement, any other Transaction Agreements or in connection with operating the Licensed Vacation Ownership Properties or the Licensed Business;

(xii)                           Logoed Merchandise produced by or on behalf of Vistana and its Affiliates bearing the Licensed Marks, including, without limitation products liability and personal injury claims and claims for infringement, dilution or any other violation of Intellectual Property Rights or other rights;

(xiii)                        breach of the obligations with respect to Personally Identifiable Information or data security under this Agreement, and any and all costs and expenses related to notification of affected Individuals and procurement of credit protection services for such Individuals;

(xiv)                       the infringement of a third party’s Intellectual Property Rights in connection with the Licensed Business, other than with respect to use by Vistana and its Affiliates of Starwood Intellectual Property that is permitted hereunder in accordance with the terms of this Agreement;

(xv)                          any claim arising from the operation, ownership or use of the Licensed Business, the Licensed Vacation Ownership Properties or of any other business conducted on, related to, or in connection with the Licensed Vacation Ownership Properties (including any occurrence at any Licensed Vacation Ownership Property);

(xvi)                       failure to operate the Licensed Vacation Ownership Properties in compliance with the terms, conditions, restrictions and prohibitions in this Agreement relating to the operation of the Licensed Vacation Ownership Properties; and

(xvii)                    the gross negligence or willful misconduct of Vistana or its Affiliates or their respective officers, directors, agents, sublicensees or employees related to this Agreement or the Licensed Business.

B.                                    Starwood shall indemnify, defend and hold harmless Vistana and its Affiliates, their officers, directors, agents and employees, and their respective successors and assigns, from and against any and all losses, costs, liabilities, damages, claims, demands and expenses (including reasonable attorneys’ and expert fees and costs) of every kind and description with respect to claims arising out of, relating to or resulting from the following:

(i)                                     other than with respect to claims for which Vistana is required to indemnify Starwood under Section 16.1A(viii), all claims by a third party against Vistana for trademark infringement of the Licensed Marks, which result in Vistana’s rights to use the Licensed Marks pursuant to this Agreement being materially impaired; provided that this indemnification shall only apply if Vistana’s use of the applicable Licensed Mark is in material compliance with this Agreement;

(ii)                                  if Vistana and its Affiliates are in compliance with the terms, conditions, restrictions and prohibitions in this Agreement (including Sections 5.2, 5.4, 5.8, 8.2 and 12), claims by owners, developers, operators, lessees, licensees, or franchisees of Starwood Lodging Facilities that the conduct of the Licensed Business violates Agreed Territorial Protections or Permitted Territorial Restrictions; and

(iii)                               the gross negligence or willful misconduct of Starwood or its Affiliates or their respective officers, directors, agents, sublicensees or employees related to this Agreement or the Licensed Business.

Notwithstanding the foregoing, Starwood shall have no liability for any claims arising out of or relating to:

(a)                                 the unauthorized use of the Licensed Marks by Vistana or any of its Affiliates:  (x) in any jurisdiction in which Vistana did not submit a Property Approval Request; or (y) in any jurisdiction in which Starwood rejected a proposed New Property in accordance with Section 5.2 or otherwise specifically identified in writing to Vistana that there is a risk of proceeding with the use of the relevant Licensed Marks;

(b)                                 any uses of the Licensed Marks by Vistana or its Affiliates that are not covered by the trademark registrations for the Licensed Marks held by Starwood or its Affiliates; or

(c)                                  Logoed Merchandise bearing the Licensed Marks, including, without limitation, products liability and personal injury claims and claims for infringement, dilution or any other violation of Intellectual Property Rights or other rights.

C.                                    If either party receives notice of any action, suit, proceeding, claim, demand, inquiry or investigation for which it is entitled to an indemnity under Sections A or B, the party receiving notice shall promptly notify the other party.

D.                                    Unless the parties otherwise agree, within thirty (30) days after an indemnifying party receives notice of a claim in accordance with Section 16.1C, the indemnifying party will defend the third-party claim (and, unless the indemnifying party has specified any reservations or exceptions, seek to settle or compromise), at its expense and with its counsel. The indemnitee may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise or settlement of the third-party claim. However, the indemnifying party will pay the fees and expenses of the indemnitee’s counsel (i) for any period during which the indemnifying party has not assumed the defense of the claim (other than for any period in which the indemnitee did not notify the indemnifying party of the third-party claim as required by Section 16.1C); or (ii) if the engagement of counsel is as a result of a conflict of interest, as the indemnitee reasonably determines in good faith. Notwithstanding the above, (a) if Starwood determines that the matter at issue may have a material adverse effect on Starwood, the Licensed Marks, or Starwood’s Lodging Business, then Starwood, through counsel of its choice, may control the defense or response to any such action, and such undertaking by Starwood will not, in any manner or form, diminish Vistana’s obligations to Starwood hereunder, or (b) if the matter at issue principally relates to Vistana’s interest in the Licensed Business, Starwood shall allow Vistana, through counsel of its choice, to control the defense or response to any such action, and such undertaking by Vistana will not, in any manner or form, diminish Starwood’s obligations to Vistana hereunder; provided that, in either case, the non-controlling party and its counsel shall be permitted to participate in such action at its expense.

E.                                     Under no circumstances will any indemnitee be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim for indemnification under this Agreement, and the failure to pursue such recovery or mitigate a loss will in no way reduce the amounts recoverable from the indemnifying party by the indemnitee.

F.                                      The remedies provided in this Section 16.1 are cumulative and do not preclude assertion by any indemnitee of any other rights, or the seeking of any and all other remedies, against any indemnifying party.

G.                                    (i) Notwithstanding anything to the contrary in Sections A or B, none of Starwood or its Affiliates or Vistana or its Affiliates will in any event have any liability to the other (including the obligation to indemnify the other party under this Section 16.1), or to any other Starwood indemnitee or Vistana indemnitee, as applicable, under this Agreement, for any claim to the extent it is determined pursuant to an award or decision that such damages or losses arose directly and solely from a material breach of this Agreement by the party seeking indemnification. For the avoidance of doubt, (a) a failure by Starwood to (x) inspect or note in any inspection a deficiency or noncompliance with Standards and Policies by Vistana or its Affiliate or (y) enforce compliance with any Standards and Policies by Vistana or its Affiliate, or (b) any approval by Starwood of conduct or actions of Vistana or its Affiliate shall, in either case, not be deemed a breach that would limit or otherwise affect Vistana’s obligation to indemnify Starwood.

(ii)                                  Except as may expressly be set forth in this Agreement, none of Starwood or its Affiliates or Vistana or its Affiliates will in any event have any liability to the other (including the obligation to indemnify the other party under this Section 16.1), or to any other Starwood indemnitee or Vistana indemnitee, as applicable, under this Agreement (a) for claims where either party or their Affiliates or their respective officers, directors, employees or agents are found to be solely responsible by a final nonappealable award or decision for such damages or losses based upon such Person’s willful misconduct or gross negligence or (b) for any consequential, indirect, punitive, exemplary or statutory or treble damages (other than to the extent the indemnitee is liable for such damages under a court order issued in connection with a claim).

16.2                        Limitations on Liability.

A.                                    DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET OUT IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY PROMISE, REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND TO THE OTHER PARTY, WHETHER WRITTEN OR ORAL, OR EXPRESS, IMPLIED OR STATUTORY, INCLUDING (I) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, WORKMANLIKE EFFORT, QUALITY, ACCURACY, TIMELINESS, COMPLETENESS, TITLE, QUIET ENJOYMENT, NO ENCUMBRANCES, NO LIENS OR SYSTEM INTEGRATION; (II) OF CONFORMANCE TO ANY DEMONSTRATION OR PROMISE; (III) ARISING THROUGH COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE; (IV) THAT ANY ACCESS OR USE (INCLUDING ACCESS TO AND USE OF THE APPLICABLE SYSTEM AND CENTRALIZED SERVICES) WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE, OR THAT ERRORS OR DEFECTS WILL BE CORRECTED; OR (V) THAT ANY GOODS OR SERVICES (INCLUDING THE APPLICABLE SYSTEM AND CENTRALIZED SERVICES) WILL MEET THE OTHER PARTY’S REQUIREMENTS.

B.                                    Waiver of Liability. Subject to Section 16.1B, neither Starwood nor any of its Affiliates or representatives shall have any liability to Vistana or any other Person by reason of (i) any consent, approval, authorization, advice, assistance, recommendation or direction given or withheld by Starwood or its Affiliates or representatives or any delay or failure in doing so; (ii) defects in the design or construction of, or other capital improvements at, the Licensed Vacation Ownership Properties or installation of any building systems or FF&E; (iii) non-compliance with any fire safety, life safety, engineering or structural design standards; (iv) errors in any plans or specifications; or (v) the purchase, lease, installation, use, maintenance, update, repair, replacement or security of any Equipment and Supplies (including any design flaw, failure or malfunction), whether supplied through Starwood or its Affiliates or directly from a third-party vendor.

C.                                    Limitation on Damages. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted under Applicable Law, Starwood and Vistana each unconditionally and irrevocably waive and disclaim for itself and its Affiliates and representatives all rights to any consequential, indirect, punitive, exemplary or statutory or treble damages (other than Starwood’s rights and remedies relating to the Starwood Intellectual Property and Starwood Confidential Information and the Proprietary Marks and Vistana’s rights and remedies relating to the Vistana Intellectual Property and Vistana Confidential Information and the Vistana Marks). The rights and remedies in this Agreement will be adequate in all circumstances for any claims Starwood or Vistana might have with respect thereto. Vistana shall not be entitled to damages for any costs or expenses incurred in connection with rebranding the Licensed Vacation Ownership Properties.

16.3                        Survival.

The parties’ obligations under this Section 16 will survive the termination or expiration of this Agreement.

17.                               INSURANCE

17.1                        Insurance Requirements of Vistana.

At all times during the Term (and any Tail Period), Vistana, at its (or the applicable Property Owners’ Associations’) expense, shall procure and maintain (or cause to be procured and maintained) for each Licensed Vacation Ownership Property and the Licensed Business, such insurance as required by (i) the terms of each condominium, association, and trust agreement applicable to such Licensed Vacation Ownership Property, and (ii) Applicable Law, and in any event no less than the following insurance coverage:

A.                                    Property insurance coverage for each Licensed Vacation Ownership Property as required under any condominium, association, or trust agreement applicable to such property, except to the extent such insurance is procured by Starwood under any Starwood Management Agreement. In the event the applicable Licensed Vacation Ownership Property does not have a condominium, association, or trust agreement (or insurance requirements set forth in such agreements), the Licensed Vacation Ownership Property building(s) and contents shall be insured against loss or damage by fire, lightning, and all other risks covered by the usual all-risk policy form, all in an amount not less than the full replacement cost (as such term is customarily used in the insurance industry).  The perils of earthquake, windstorm/cyclone, flood, terrorism and other catastrophic perils (as may be determined from time to time) shall be insured to limits (a) no less than one hundred percent (100%) of Probable Maximum Loss using a period of recurrence of two hundred and fifty (250) years, or (b) available on commercially reasonable terms.  To the extent that a Probable Maximum Loss is not readily determinable for one (1) or more of these special perils, the parties shall agree to sublimit(s) using reasonable and customary insurance practices;

B.                                    Business Interruption insurance covering loss of profits and necessary continuing expenses, including Royalty Fees due to Starwood and its Affiliates under the Agreement, for interruption caused by any occurrence covered by property insurance in Section 17.1A and providing coverage for the actual loss sustained;

C.                                    (i) Workers’ Compensation insurance or equivalent as required by statute or custom, in statutory amounts on all employees of each Licensed Vacation Ownership Property and the Licensed Business and (ii) Employer’s Liability insurance in amounts not less than one million dollars ($1,000,000) per accident/disease, except Starwood shall insure any employees who are directly employed by Starwood or one of its Affiliates;

D.                                    Commercial General / Public Liability insurance for any losses arising from each Licensed Vacation Ownership Property or its operation, with a limit of not less than one million dollars ($1,000,000) per occurrence for bodily injury and property damage. If the general liability coverages contain a general aggregate limit, such limit will be not less than two million dollars ($2,000,000), and will apply as a total for the applicable Licensed Vacation Ownership Property only (and not as a collective total for more than one Licensed Vacation Ownership Property). Subject to standard terms of such policy, such insurance will be on an occurrence policy form and will include premises and operations, independent contractors, blanket contractual, products and completed operations, worldwide defense and indemnity, advertising injury, employees as additional insureds, personal injury to include false arrest and molestation, broad form property damage, incidental medical malpractice, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any, renovation, upgrading, remodeling or ancillary construction. There shall not be any exclusion for terrorism liability;

E.                                     Liquor Liability insurance (applicable for each Licensed Vacation Ownership Property where alcoholic beverages are distributed, sold, served, or furnished) for combined single limits of bodily injury and property damage of not less than one million dollars ($1,000,000);

F.                                      Business Auto Liability insurance including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence;

G.                                    Aviation General Liability insurance in an amount not less than twenty five million dollars ($25,000,000) to the extent Vistana operates, maintains, uses, or causes to be used any permanent or temporary helipad on any Licensed Vacation Ownership Property;

H.                                   Non-Owned Aircraft Liability insurance in an amount not less than fifty million dollars ($50,000,000) to the extent Vistana now or in the future charters any fixed or rotary wing aircraft for the transportation of individuals, including but not limited to existing or future employees, guests, business colleagues, owners;

I.                                        Umbrella — Excess Liability insurance in an amount not less than seventy-five million dollars ($75,000,000) (with such limit on a Per Location basis) in excess of the liability insurance required under Sections 17.1C(ii) through H above;

J.                                        Fidelity Bond / Comprehensive Crime insurance coverage to include employee dishonesty coverage, loss inside and outside the premises, money orders and counterfeit currency, depositor’s forgery, and computer crime / fraud in an amount not less than one million dollars ($1,000,000) per occurrence;

K.                                    Employment Practices Liability insurance in an amount not less than three million dollars ($3,000,000) per occurrence;

L.                                     Directors’ and Officers’ Liability insurance for each Property Owners’ Association covering individual and organization liability in an amount not less than one million dollars ($1,000,000);

M.                                 Cyber-Network Privacy Liability insurance for all technology and personally identifiable information at corporate, divisional, regional, property and outsourced operations in an amount not less than ten million ($10,000,000) or such limit as is available on commercially reasonable terms, including (i) Specialty Professional Liability insurance covering third party liability arising from the rendering of or failure to render professional services (including technology-related services); (ii) Security and Privacy Liability insurance covering liability arising from a failure of Vistana’s network security (including liability and costs associated with a breach of or unauthorized access to or disclosure of personally identifiable information in the care, custody and control of Vistana (or on its behalf)); (iii) Event Management insurance covering costs of retaining a public relations or crisis management firm to help control damage to Vistana’s and Starwood’s reputations, and costs to restore, recreate or recollect electronic data; (iv) Privacy Event Expense insurance covering costs of notification and credit monitoring resulting from a breach of or unauthorized access to or disclosure of personally identifiable information in the custody and control of Vistana (or on its behalf), including costs of maintaining an identity theft call center, restoration services, and victim cost reimbursement; and (v) Cyber Extortion insurance covering monies paid by Vistana to terminate a threat that would otherwise harm Vistana or Starwood, including costs associated with investigating the cause of a threat. The parties recognize that coverages under Section 17.1.M may not all be provided under one insurance policy and/or may be subject to sublimits;

N.                                    Insurance coverage as required pursuant to Exhibit E; and

O.                                    Such other insurances as may be customarily carried by other first class operators of Vacation Ownership Properties similar to the Licensed Vacation Ownership Properties or as required by Starwood for Branded Starwood Lodging Facilities or a category thereof in which the relevant Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility.

P.                                      All insurance amounts required pursuant to this Section 17 shall be reviewed every five (5) calendar years, compounded annually, starting January 1, 2021, to consider adjustment in accordance with the GDP Deflator.

17.2                        Other Insurance Provisions.

A.                                    Starwood may change the Insurance Requirements as it deems advisable from time to time to respond to insurance market trends, customer demands, economic conditions, technological advances and other factors affecting the Licensed Business or Lodging Business, or to cover any special or unusual conditions or risks at the Licensed Vacation Ownership Properties (including in response to competitive terms and conditions in the jurisdiction where an applicable Licensed Vacation Ownership Property is located). Subject to availability of such insurance coverages and limits on commercially reasonable terms, Vistana shall implement all changes to the Insurance Requirements no later than the next insurance policy renewal date.

B.                                    Subject to the applicable insurer(s)’s approval and underwriting acceptance, Starwood may also make available to Vistana the following insurance via its Insurance Program for the Licensed Business (or parts thereof) as part of the Centralized Services (i) Property, Business Interruption and Property Terrorism insurance, and/or (ii) General / Public / Umbrella-Excess Liability insurance, in each case subject to contractual obligation and confirmation, including pursuant to the parties’ mutual execution of a “Confirmation of Insurance Placement Form” (substantially in the form attached hereto as Exhibit I) which coverages shall be deemed to meet the applicable requirements set forth in Section 17.1 and, solely to the extent applicable, this Section 17.2. In the event Starwood or its Affiliates enter into a Starwood Management Agreement with Vistana, Starwood or its Affiliates shall maintain the insurance required to be procured by Starwood or its Affiliates pursuant to the terms and conditions of such Starwood Management Agreement.

C.                                    All insurance required under this Section 17 (other than Section 17.1C(i)) shall, via endorsement to policy, name “Starwood Hotels & Resorts Worldwide, Inc.,” and all of its Affiliates and subsidiaries, and their shareholders and other equity owners, directors, officers, employees and agents as Additional Insured and/or Loss Payee as their interests may appear.

D.                                    All insurance required under this Section 17 will be specifically endorsed or provide that the coverages will be primary and that any insurance carried by any additional insured, including but not limited to Starwood, will be excess and non-contributory.

E.                                     Any deductibles or self-insured retentions allocated to any individual Licensed Vacation Ownership Property by Vistana (excluding deductibles for high hazard risks in high hazard geological zones, such as flood, earthquake, terrorism, windstorm and other catastrophic perils, which will be as required by the insurance carrier) will not exceed two hundred fifty thousand dollars ($250,000), or such higher amount as may be approved in advance in writing by Starwood.

F.                                      All insurance purchased in compliance herewith will be placed with insurance companies of recognized responsibility and reasonably acceptable to Starwood, which acceptance shall not be unreasonably withheld, and approved to do business in the state or country where each Licensed Vacation Ownership Property is located.

G.                                    All insurance required pursuant to this Agreement will, if commercially available, (and if not commercially available, Vistana shall provide Starwood with prior notice of such non-availability) provide that the policies will not be canceled, non-renewed, or limits reduced without at least thirty (30) days prior written notice to Starwood.  Vistana shall deliver to Starwood a certificate of insurance (or a certified copy of such insurance policy if requested by Starwood in the event of a loss) in English, evidencing insurance coverage in full satisfaction of the Insurance Requirements. Renewal certificates of insurance (or certified copies of such insurance policy if requested by Starwood in a particular jurisdiction) will be delivered to Starwood not less than ten (10) days prior to their respective inception dates.  To the extent that Starwood procures any coverage(s) required herein on behalf of Vistana and itself, Starwood shall adhere to the cancellation / non-renewal notice and certificates of insurance requirements set forth in this Section 17.2G.

H.                                   The Insurance Requirements may be satisfied under policies of blanket insurance that cover other properties of Vistana and its Affiliates so long as such blanket insurance fulfills the Insurance Requirements.

I.                                        Vistana’s obligation to maintain insurance in satisfaction of the Insurance Requirements will not relieve Vistana of its indemnification obligations under Section 16.

J.                                        Should Vistana for any reason fail to procure or maintain insurance in full satisfaction of the Insurance Requirements, Starwood shall have the right and authority (but not the obligation) to immediately procure such insurance and to charge the cost thereof to Vistana, which charges, together with a reasonable fee for Starwood’s expenses in so acting, will be payable by Vistana immediately upon notice.

K.                                    Vistana acknowledges that Starwood has not made any representations or warranties regarding the adequacy or appropriateness of the Insurance Requirements, and Vistana shall be responsible for consulting with its insurance and legal advisors and procuring such insurances as it deems appropriate (without limiting Vistana’s obligation to satisfy the Insurance Requirements).

L.                                     All limits, deductibles and/or retention included herein shall be calculated on the basis of the local currency equivalent to U.S. Dollars, at the prevailing exchange rates at time of policy inception/renewal.

M.                                 Vistana and Starwood shall complete and execute the “Confirmation of Insurance Placement Form” (substantially in the form attached hereto as Exhibit I) to verify responsibility for procuring coverage in satisfaction of the Insurance Requirements and understand that the party placing the coverage has the obligation to construct the policy(s) so as to protect the other party’s interests as set forth herein.  This form should be signed as of the Effective Date and upon any change in the coverage or Insurance Requirements.

N.                                    Vistana hereby waives any and all rights of recovery (and shall use commercially reasonable efforts to ensure its insurers waive all rights of recovery and subrogation) against Starwood and its Affiliates on account of any loss or damage to the Licensed Business or any Licensed Vacation Ownership Property or any part thereof or any of its contents, or for bodily injury or property damage to third parties arising from risks actually covered or required to be covered pursuant to the Insurance Requirements.  For the avoidance of doubt, all coverage required to be carried pursuant to the Insurance Requirements shall be primary and non-contributory to any insurance coverage Starwood or its Affiliates may otherwise carry.

17.3                        Release from Liability.

To the extent permitted by Applicable Law, each party releases the other party and its Affiliates, and its and their employees, agents and representatives from any and all liability, damage, loss, cost or expense incurred by the releasing party (whether or not due to the negligence or other acts or omissions of the Persons so released) to the extent such liability, damage, loss, cost or expense is paid to the releasing party by an insurer under any applicable insurance policies.

17.4                        Insurance Terms.

All capitalized terms used in this Section 17, but not defined in this Agreement, shall have the meaning commonly used in the insurance industry.

18.                               TRANSFERABILITY OF INTERESTS

18.1                        Transfers by Vistana.

A.                                    Except as otherwise expressly provided herein, Vistana and Parent may not, directly or indirectly (i) Transfer this Agreement, or Transfer or sublicense any of its rights or delegate any of its duties under this Agreement, (ii) Transfer all or substantially all of its assets relating to the Licensed Business, (iii) merge or consolidate with any other Entity in which Vistana or Parent is not the surviving Entity, or (iv) engage in a transaction or series of related transactions that result in a Change in Control of Vistana or Parent (including, without limitation, arising out of the enforcement of a pledge or a security interest in Ownership Interests), in each case without Starwood’s prior written consent, which it may withhold in its sole discretion; provided that Starwood’s prior consent shall not be required for a Change in Control of Parent so long as (a) Parent and its subsidiaries own substantially all of the assets following such Change in Control that they owned immediately prior to such Change in Control, (b) Parent and Vistana are not otherwise in Default, (c) Parent provides Starwood at least thirty (30) days’ prior written notice of such Change in Control, (d) Parent is publicly traded or, if Parent is not publicly traded, then the earnings from the Licensed Business do not comprise substantially all of Parent’s EBITDA, and (e) the Person acquiring a Controlling Interest in Parent (1) is not a Business Competitor (other than a Person or an Affiliate of a Person that operates a Distribution Platform having inventory of scale and in markets competitive with Starwood and that is not otherwise a Business Competitor), (2) is not a Specially Designated National or Blocked Person, (3) (x) is a Person with sufficient resources to satisfy its financial obligations and (y) has a Consolidated

Debt to EBITDA Leverage Ratio immediately after giving pro forma effect to the proposed Change in Control equal to or less than 4.5, and (4) is not a Person of bad moral character.

For the purposes of this Section 18.1A:

“Consolidated Debt to EBITDA Leverage Ratio” shall mean, with respect to any Person as of the relevant date of determination, the ratio of (i) Debt of such Person and its subsidiaries on such date to (ii) EBITDA of such Person and its subsidiaries for the most recently ended Test Period.

“Debt” shall mean, with respect to any Person, as of the relevant date of determination, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, including seller notes or earn-out obligations appearing on such Person’s balance sheet in accordance with GAAP (other than deferred revenue and trade payables incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all capital lease obligations, purchase money obligations or similar obligations of such Person, (vi) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptance, letter of credit or similar facilities but only to the extent such letters of credit have been drawn on by the beneficiary and the resulting obligations not paid by the Person, (vii) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (vi) above, and (viii) all obligations of such Person in respect of any hedges, swaps or similar derivative products; provided, however, that transactions pursuant to which Vistana or its Affiliates sell time share receivables to a receivables subsidiary for resale by such receivables subsidiary as part of a customary asset securitization or similar financing transaction involving time share receivables, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Vistana and its Affiliates (other than the receivables subsidiary) shall not be considered Debt.

“EBITDA” shall mean, with respect to any Person for any Test Period, such Person’s and its subsidiaries’ (i) consolidated net income of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, plus to the extent reducing consolidated net income, the sum, without duplication, of (a) consolidated interest expense of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, (b) consolidated income tax expense of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, (c) all amounts attributable to depreciation and amortization of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, (d) any extraordinary loss in accordance with GAAP, (e) any restructuring, non-recurring or other unusual item of loss or expense, (f) losses to the extent due to fluctuations in currency values, and (g) other non-cash charges reducing consolidated net income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period) of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, minus (ii) (a) non-cash gains increasing consolidated net income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period), (b) any extraordinary gain in accordance with GAAP, (c) gains to the extent due to fluctuations in currency values, and (d) any non-recurring item of gain or income, other than any write-up of inventory or accounts receivable of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP.

“Test Period” shall mean the period of four (4) consecutive fiscal quarters (taken as one accounting period) ended on the last day of the fiscal quarter in question.

B.                                    Any actions described in clauses (i) through (iv) of Section 18.1A above taken in violation of this Section 18.1 (each, a “Prohibited Transfer”) will be a material breach under this Agreement, and Starwood shall be entitled to enjoin or obtain a court order prohibiting such Prohibited Transfer without posting a bond. Vistana shall not make any Transfer to a Specially Designated National or Blocked Person; provided, however, that so long as the Ownership Interests in Vistana or Parent are publicly traded on a U.S., nationally recognized securities exchange, the purchase of publicly traded Ownership Interests in Vistana or Parent by a Specially Designated National or Blocked Person shall not be deemed to be a violation of this sentence. If, however, a Specially Designated National or Blocked Person acquires a Controlling Interest in Parent or Vistana, Starwood shall have the right to terminate this Agreement immediately, upon notice to Vistana.

18.2                        Transfers by Starwood.

A.                                    Except as otherwise expressly provided herein, Starwood may not assign this Agreement, or assign any of its rights or delegate any of its duties under this Agreement, without Vistana’s prior written consent; provided, however, that without Vistana’s prior written consent, Starwood may assign this Agreement, in whole or in part, to any Person that (i) (a) is an Affiliate of Starwood that has the legal, financial and operational ability to perform the obligations of Starwood under this Agreement, or (b) acquires all or substantially all of Starwood’s rights in respect of the Applicable System, or (c) acquires (whether by purchase of stock or assets, merger, consolidation, reorganization or other corporate-level transaction) substantially all of the business and assets of Starwood or any of its Affiliates relating to any of the “Westin,” “Sheraton,” “St. Regis” or “The Luxury Collection” brands, as applicable, and (ii) assumes Starwood’s obligations to Vistana under this Agreement and, in the case of clauses (i)(b) and (c) above, such Person assumes such obligations in writing.  For the avoidance of doubt, a change in control of Starwood shall not be deemed an assignment that would require the consent of Vistana.

B.                                    This Agreement will be binding on, and inure to the benefit of, Starwood and the successors and assigns of Starwood.  If, in connection with any such assignment of this Agreement, Starwood retains ownership or control of any of the underlying assets of the Applicable System or other Starwood Intellectual Property necessary to perform Starwood’s obligations under this Agreement, Starwood will continue to provide to Vistana, or to the Person assuming this Agreement, access to such assets as is reasonably necessary to comply with the terms of this Agreement. Starwood shall not assign this Agreement or any of its rights or obligations hereunder to a Specially Designated National or Blocked Person; provided, however, that so long as the Ownership Interests in Starwood are publicly traded on a U.S., nationally recognized securities exchange, the purchase of publicly traded Ownership Interests in Starwood by a Specially Designated National or Blocked Person shall not be deemed to be a violation of this sentence. If a Specially Designated National or Blocked Person acquires a Controlling Interest in Starwood, Vistana shall have the right to terminate this Agreement immediately, upon notice to Starwood.

C.                                    Vistana acknowledges that Starwood and its Affiliates operate as a multi-national business enterprise. Without limiting Section 18.2A, Starwood has the right to Transfer all or part of its rights under this Agreement to any of Starwood’s Affiliates and, in connection therewith, require Vistana to pay amounts due under this Agreement to such Affiliates.

18.3                        Proposed Transfers to Lodging Competitors.

Without limiting Section 18.1, no Transfer (whether by purchase or exchange of stock, or purchase of assets, merger, consolidation or otherwise) of any Ownership Interest in Vistana, any Licensed Vacation Ownership Properties, the Licensed Business or any Transaction Agreement will be made to a Lodging Competitor (other than any Affiliates of Vistana as of the Effective Date) that results in a Lodging Competitor obtaining Control of Vistana, any Licensed Vacation Ownership Property, or the Licensed Business. Any such Transfer will be a material breach under this Agreement, and Starwood shall be entitled to enjoin or obtain a court order prohibiting such Transfer without posting a bond.

18.4                        Proposed Transfers of Properties or Bulk Vacation Ownership Interests.

A.                                    Without the prior written consent of Starwood, which may be withheld in its sole discretion, no Transfer (whether by purchase or exchange of stock, or purchase of assets, merger, consolidation or otherwise) of any Licensed Vacation Ownership Property, or any Ownership Interest therein (other than sales of Vacation Ownership Interests in the ordinary course of business) or in any permitted sublicensee involved in such Licensed Vacation Ownership Property, may be effectuated at any time by Vistana, its permitted Affiliates or permitted sublicensees unless such Licensed Vacation Ownership Property has been Deflagged.

B.                                    Without the prior written consent of Starwood, neither Vistana nor its Affiliates or agents shall sell any Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests to any Bulk Re-Seller.  A “Bulk Re-Seller” shall be any Person known by Vistana, or its permitted Affiliates or permitted sublicensees to be purchasing Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests not for personal use and enjoyment but, rather, for the purpose of reselling or distributing such Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests, where such Person purchases three (3) or more Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units or the equivalent amount of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests in any ninety (90) day period.

C.                                    Any Transfer made in contravention of this Section 18.4 will be a material breach under this Agreement, and Starwood shall be entitled to enjoin or obtain a court order prohibiting such Transfer without posting a bond.

18.5                        Grant of Security Interests by Vistana.

A.                                    Neither Vistana nor Parent shall, in connection with any financing entered into following the Effective Date:

(i)                                     transfer, assign, mortgage, or grant a security interest in, or pledge as collateral this Agreement, without the prior written consent of Starwood, which it may withhold in its sole discretion, and provided that such consent may be conditioned upon (a) the execution and delivery by the parties and the holder of such security interest of a lender letter, in the form attached hereto as Exhibit J-1, and (b) Vistana’s reimbursement to Starwood of its reasonable costs and expenses in connection with its review of such financing; or

(ii)                                  assign, mortgage, or grant a security interest in, or pledge as collateral any Ownership Interests in Vistana or any subsidiary of Vistana (and may not permit any Person Controlling Vistana to do the same), unless (a) the holder of such security interest is an Institutional Lender and not an Affiliate of Vistana or a Lodging Competitor or a Specially Designated National or Blocked Person, and (b) the parties and the holder of such security interest execute and deliver a lender letter, in the form attached hereto as Exhibit J-2.  In addition, Vistana shall not permit any Person Controlling Vistana to assign, mortgage, or grant a security interest in, or pledge as collateral any Ownership Interests in, such Person unless the holder of such security interest is an Institutional Lender and is not an Affiliate of Vistana or a Lodging Competitor or a Specially Designated National or Blocked Person.

Vistana and Parent shall promptly notify Starwood of any written default notices received by Vistana or Parent with respect to the financing referred to in this Section 18.5, to the extent the matters set forth in any such default notice could reasonably result in a remedy that would permit the respective lender to enforce the applicable assignment, mortgage, security interest or pledge.

For the avoidance of doubt, Starwood has no obligation to provide any assurances to any lender in the form of a “comfort letter” or otherwise in connection with any financing transaction referred to in this Section 18.5 or otherwise grant its consent thereto. If a financing has been approved by Starwood under Section 18.5A(i) or Section 18.5A(ii) above, thereafter any such lender participating in such financing shall not subsequently assign, transfer, convey or sell participations in such financing to any Person other than an Institutional Lender that is not an Affiliate of Vistana, a Lodging Competitor or a Vacation Ownership Competitor, without the prior written consent of Starwood, which consent may be withheld in Starwood’s sole discretion.

B.                                    If a lender forecloses on, or otherwise exercises its rights against, the assets of the Licensed Business (including this Agreement), the revenues of the Licensed Business, or Ownership Interests in Vistana or Ownership Interests in any subsidiaries of Vistana, or Vistana or Parent violates this Section 18, Starwood will have the rights pursuant to Section 18.1, Section 19.1, Section 19.2 and Section 19.5 of this Agreement, as applicable, including, without limitation, the right to terminate this Agreement.  Starwood has no obligation to license a lender, any successor to a lender, or any Person acting on behalf of a lender, including a receiver or servicer of a loan, the right to use the Licensed Marks or the Applicable System (or any aspect thereof) or any other Starwood Intellectual Property, unless that obligation arises from a valid and binding written agreement between Starwood and such party.

C.                                    Parent shall not require Starwood’s consent under this Section 18.5 to pledge as collateral Ownership Interests in Vistana and its subsidiaries pursuant to Parent’s existing financing arrangements (as such arrangements exist as of the Effective Date); provided that the parties and the holder of such security interest execute and deliver a lender letter, in the form attached hereto as Exhibit J-2.

19.                               DEFAULTS AND REMEDIES

19.1                        Vistana Property-, Sales Gallery-, Marketing Facility, and Owner Service Center-Level Defaults and Remedies.

A.                                    Defaults with No Cure Period.  In the event of any of the following Defaults with respect to a Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center, Starwood may terminate Vistana’s rights to operate such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center as part of the Licensed Business immediately upon notice to Vistana, or exercise any of the remedies under Section 19.1C:

(i)                                     (a) execution is levied against all or any part of a Licensed Vacation Ownership Property, or any property necessary for the operation of such Licensed Vacation Ownership Property in accordance with the Standards and Policies, or Vistana regarding such Licensed Vacation Ownership Property or other property, in connection with a final, nonappealable judgment for the payment of an amount in excess of ten million dollars ($10,000,000) (as adjusted annually after the Effective Date by the GDP Deflator); or

(b)                                 a suit is initiated to foreclose any lien, mortgage or security interest (except for foreclosures with respect to consumer financing on Owner interests in Licensed Vacation Ownership Interests and except for mechanics liens that are placed on such Licensed Vacation Ownership Property in the ordinary course of business) on all or any part of a Licensed Vacation Ownership Property or any property necessary for the operation of such Licensed Vacation Ownership Property in accordance with Standards and Policies, and is not vacated within ninety (90) days; and

in either such case,  Vistana does not within forty-five (45) days following a notice of Default from Starwood, post a bond or provide other financial assurances reasonably acceptable to Starwood that such Licensed Vacation Ownership Property can continue to operate as part of the Licensed Business in accordance with this Agreement;

(ii)                                  Vistana fails to comply with its obligations after being issued a notice of breach pursuant to Section 7.8D; or

(iii)                               any threat or danger to public health or safety or persistent unlawful activity arises at any Licensed Vacation Ownership Property, that in the determination of Starwood, could be expected to result in substantial liability or an adverse effect on such Licensed Vacation Ownership Property, any Starwood Intellectual Property, any Proprietary Marks, the goodwill associated therewith or Starwood’s interests therein, and Vistana fails to notify Starwood thereof or provide a plan to address such threat or danger or persistent unlawful activity acceptable to Starwood, in each case in accordance with Section 19.6C; provided, however, that the reinstatement rights described in 19.6C shall apply upon any termination.

B.                                    Defaults with a Cure Period. In the event of any of the following Defaults with respect to a Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center, Starwood may terminate Vistana’s rights to operate such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center as part of the Licensed Business upon notice to Vistana, or exercise any of the remedies under Section 19.1C, if such Default is not cured within the applicable Cure Period following a notice of Default from Starwood to Vistana:

(i)                                     with respect to any Licensed Vacation Ownership Property that is controlled by a Non-Controlled Property Owners’ Association, such Non-Controlled Property Owners’ Association fails to develop, operate, maintain or renovate such Licensed Vacation Ownership Property in compliance with this Agreement, the Applicable System and the Standards and Policies, and:

(a)                                 Vistana fails to request that such Non-Controlled Property Owners’ Association cure the failure or fails to Deflag such Licensed Vacation Ownership Property in accordance with Section 7.9, or

(b)                                 Vistana requests that such Non-Controlled Property Owners’ Association cure the failure in accordance with Section 7.9, and the Non-Controlled Property Owners’ Association does not cure such failure, and, despite Vistana’s commercially reasonable efforts, Vistana is unable to promptly Deflag such Licensed Vacation Ownership Property in accordance with Section 7.9;

(ii)                                  with respect to any Licensed Vacation Ownership Property that is controlled by Vistana or its Affiliate or any Controlled Property Owners’ Association, Vistana, its Affiliate, or such Controlled Property Owners’ Association fails to develop, operate, maintain or renovate such Licensed Vacation Ownership Property in compliance with this Agreement, the Applicable System and the Standards and Policies (whether by failure to provide adequate funds to comply therewith or otherwise);

(iii)                               Vistana fails to operate any Sales Gallery, Marketing Facility or Owner Service Center in compliance with this Agreement, the Applicable System or the Standards and Policies;

(iv)                              except with respect to a Deflagging pursuant to Section 7.9, any Licensed Vacation Ownership Property ceases to operate as a Licensed Vacation Ownership Property under the Licensed Marks or the Applicable System; or

(v)                                 with respect to any Licensed Vacation Ownership Property for which Vistana or its Affiliates have entered into a sublicense agreement with a permitted sublicensee, such permitted sublicensee is convicted of a felony or other similar crime or offense or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct (a) is reasonably likely to have or has had a material adverse effect on any Starwood Intellectual Property, the Proprietary Marks, the goodwill associated therewith or Starwood’s interests therein, or (b) has had or is reasonably likely to result in the goodwill associated with any Proprietary Marks or Starwood Intellectual Property being so materially damaged that termination of the entire relationship with such sublicensee contemplated by this Agreement is the only adequate remedy.

For the purposes of this Section 19.1B, “Cure Period” means:

(a)                                 with respect to clause (iv) above, sixty (60) days following a notice of Default from Starwood to Vistana; and

(b)                                 with respect to clauses (i), (ii), (iii) and (v) above, ninety (90) days following a notice of Default from Starwood to Vistana.

C.                                    Remedies. Upon any Default under Section 19.1A or 19.1B with respect to any Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center, Starwood shall have the right to pursue any one or more of the following remedies (without limitation to Starwood’s right to terminate such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center under Sections 19.1A and 19.1B):

(i)                                     institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages. Vistana acknowledges and agrees that, in the event that Starwood terminates Vistana’s rights to operate such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center as part of the Licensed Business in accordance herewith, Starwood will have the right to seek and obtain damages as to such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center with respect to which the rights to operate hereunder have been terminated;

(ii)                                  suspend Vistana’s right to use the Reservation System, except for booking of Owner usage rights, in accordance with Section 9.3 at such Licensed Vacation Ownership Property, until the Default is cured;

(iii)                               suspend Vistana’s right of access to and use of information included in the Brand Loyalty Programs and/or the Guest Data for sales and marketing efforts with respect to such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center, or utilize any other services to be provided by Starwood or its Affiliates hereunder with respect to such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center until the Default is cured;

(iv)                              suspend or limit Vistana’s rights to develop new phases of such Licensed Vacation Ownership Property as determined by Starwood, in its sole discretion, until the Default is cured; and

(v)                                 refuse to provide any operational support or Centralized Services to such Licensed Vacation Ownership Property that this Agreement otherwise requires.

19.2                        Vistana Agreement-Level Defaults.

A.                                    Defaults with No Cure Period.  Starwood may terminate this Agreement immediately upon notice to Vistana, or exercise any of the remedies under Section 19.2D, in the event of any of the following Defaults:

(i)                                     Vistana or its Affiliates fail to pay any amounts due under and in the manner required by this Agreement to Starwood or any of its Affiliates when the same becomes due and payable, and the aggregate amount outstanding that Vistana has failed to pay at any time is in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator);

(ii)                                  Vistana or its Affiliates fail to pay any amount in excess of two million five hundred thousand dollars ($2,500,000) (as adjusted annually after the Effective Date by the GDP Deflator) due to Starwood or any of its Affiliates when the same becomes due and payable three (3) or more times within any thirty-six (36) month period;

(iii)                               Starwood terminates the SPG Affiliation Agreement in accordance with the terms thereof based on Vistana’s default thereunder;

(iv)                              Vistana or any principal, director, officer, shareholder or agent of Vistana, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Starwood Confidential Information in violation of this Agreement, and an arbitration panel under Section 22.5 determines that (a) a material breach has occurred, (b) (x) Vistana has failed to exercise commercially reasonable efforts to prevent such breach or (y) such breach was intentional or resulted from Vistana’s gross negligence, and (c) such breach has or may result in the goodwill associated with the Licensed Marks or Applicable System (or any aspect thereof) being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy;

(v)                                 Twenty-five percent (25%) or more of the Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units (taken collectively) are the subject of one or more Deficiencies (pursuant to the quality assurance provisions of Section 7.8), and Vistana fails to comply with its obligations after being issued a notice of breach pursuant to Section 7.8D. Notwithstanding the foregoing to the contrary, to the extent the Deficiencies are due solely to a failure of a Non-Controlled Property Owners’ Association to comply with Section 12 notwithstanding Vistana’s compliance with Section 12.5, then such Vacation Ownership Unit shall be excluded from the calculation of the percentage specified in this Section 19.2A(v);

(vi)                              the weighted average overall composite Customer Satisfaction, Owner Satisfaction and Guest Satisfaction scores for all Licensed Vacation Ownership Properties is less than the Minimum Satisfaction Score for the Measurement Period, and Vistana fails to comply with its obligations after being issued a notice of breach pursuant to Section 7.8D;

(vii)                           a Prohibited Transfer occurs or any other Transfer by Vistana or its Affiliates occurs in violation of Section 18.1, and Vistana fails to notify Starwood within fourteen (14) days following a notice of Default from Starwood that Vistana intends to unwind such Prohibited Transfer or other Transfer or fails to actually unwind such Prohibited Transfer or other Transfer in a manner satisfactory to Starwood within ninety (90) days following the notice of Default; provided, however, that nothing herein shall restrict or limit Starwood’s ability to seek injunctive relief to stop such Prohibited Transfer or other Transfer at any time;

(viii)                        Vistana dissolves or liquidates, except in connection with a Transfer permitted by Section 18.1;

(ix)                              Vistana becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition) or an involuntary petition is filed and is not dismissed within sixty (60) days under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on Vistana’s operation of the Licensed Business or Starwood or Starwood’s Affiliates; or

(x)                                 at any time, the number of Vacation Ownership Units which have been operated as Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units (taken collectively) pursuant to this Agreement is reduced by thirty percent (30%), in any five (5) year period during the Term, due to Starwood having terminated Vistana’s rights to operate such Vacation Ownership Units as Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units pursuant to Section 19.1.  Notwithstanding the foregoing to the contrary, in the event Vistana’s right to operate a Vacation Ownership Unit as a Licensed Vacation Ownership Unit or Licensed Unbranded Vacation Ownership Unit is terminated in such five (5) year period due solely to a failure of a Non-Controlled Property Owners’ Association to comply with Section 12 notwithstanding Vistana’s compliance with Section 12.5, then such Vacation Ownership Unit shall be excluded from the calculation of the percentage specified in this Section 19.2A(x).

B.                                    Defaults with a Cure Period. Starwood may terminate this Agreement upon notice to Vistana, or exercise any of the remedies under Section 19.2D, if any of the following Defaults is not cured within the applicable Cure Period following a notice of Default from Starwood to Vistana:

(i)                                     Vistana or its Affiliates fail to pay any amounts due under and in the manner required by this Agreement to Starwood or any of its Affiliates when the same becomes due and payable;

(ii)                                  Vistana or its Affiliates fail to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) under all the Transaction Agreements taken together;

(iii)                               Vistana or its Affiliates fail to comply with the Standards and Policies relating to marketing and sales operations, Owner services or Licensed Vacation Ownership Property operations and such failure has, or is reasonably expected to have, a material adverse effect on Starwood or its Affiliates; or

(iv)                              Vistana or any of its Affiliates is convicted of a felony or other similar crime or offense, or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, has or may result in the goodwill associated with any Proprietary Marks or any Starwood Intellectual Property or the reputation of Starwood or any of its Affiliates being so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy.

For the purposes of this Section 19.2B, “Cure Period” means:

(a)                                 with respect to clauses (i) and (ii) above, ten (10) Business Days following a notice of Default from Starwood to Vistana; and

(b)                                 with respect to clauses (iii) and (iv) above, ninety (90) days following a notice of Default from Starwood to Vistana.

C.                                    Other Defaults. Starwood may exercise any of the remedies under Section 19.2D in the event of any of the following Defaults:

(i)                                     Vistana or any principal, director, officer, shareholder or agent of Vistana, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Starwood Confidential Information in violation of this Agreement, (including any violation by Vistana of Section 8.3B with respect to the use of Starwood Confidential Information); or

(ii)                                  Vistana or any of its Affiliates is convicted of a felony or other similar crime or offense, or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, is likely to have, or has had, a material adverse effect on any Starwood Intellectual Property, any Proprietary Marks, the goodwill associated therewith or Starwood’s interests therein.

D.                                    Remedies. Upon any Default under Sections 19.2A, 19.2B, and 19.2C, Starwood shall have the right to pursue any one or more of the following remedies (without limitation to Starwood’s right to terminate this Agreement under Sections 19.2A and 19.2B):

(i)                                     institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages. Vistana acknowledges and agrees that, in the event that Starwood terminates this Agreement pursuant to a termination right expressly identified in Section 19.2A or 19.2B, Starwood will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement. Vistana agrees that Starwood has devoted substantial resources to developing and building the Licensed Business (including the Existing Properties, Licensed Marks and the System) and that the Licensed Business, including the significant reputation and goodwill associated therewith, has been developed by Starwood over a period of years prior to the Effective Date. Vistana further acknowledges and agrees that, in the event Starwood terminates this Agreement as a result of a Default hereunder by Vistana, it would be commercially impossible for Starwood to take measures to recreate the Licensed Business or develop an equivalent business, and, therefore, it would be unreasonable to expect or require Starwood to mitigate its damages resulting from such Default and termination;

(ii)                                  suspend Vistana’s right to use or access the Reservation System, except for booking of Owner usage rights, in accordance with Section 9.3 of this Agreement, at any or all Licensed Vacation Ownership Properties or the entire Licensed Business until the Default is cured;

(iii)                               suspend Vistana’s right to access and use of information included in the Brand Loyalty Programs and/or the Guest Data for sales and marketing efforts with respect to any or all Licensed Vacation Ownership Properties or the entire Licensed Business until the Default is cured;

(iv)                              suspend or limit Vistana’s rights to develop any New Property, as determined by Starwood in its sole discretion, until the Default is cured;

(v)                                 suspend or prohibit any New Property from opening or operating under the Licensed Marks as part of the Licensed Business until the Default is cured; and

(vi)                              refuse to provide any operational support or Centralized Services to any Licensed Vacation Ownership Property that this Agreement otherwise requires.

19.3                        No Waiver.

The exercise by Starwood of any remedies in Sections 19.1, 19.2, 19.5 and 21.3D shall not (i) constitute actual or constructive termination or abandonment of this Agreement, (ii) be a waiver of any Default under this Agreement or (iii) prevent Starwood from terminating this Agreement as otherwise permitted hereunder or exercising its other remedies. Vistana shall pay all Reimbursable Expenses incurred by Starwood and its representatives in exercising its rights under Sections 19.1, 19.2, 19.5 and 21.3D.  Vistana will not be entitled to any compensation for any expenses or losses directly or indirectly incurred as a result of Starwood’s exercise and/or withdrawal of any interim remedy.

19.4                        Starwood Defaults.

A.                                    Defaults with No Cure Period. Vistana may terminate this Agreement immediately upon notice to Starwood, or exercise any of the remedies under Section 19.4D, in the event of any of the following Defaults:

(i)                                     Starwood or its Affiliates fail to pay any amounts due under this Agreement to Vistana or any of its Affiliates when the same becomes due and payable and the aggregate amount outstanding that Starwood has failed to pay at any time is in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator);

(ii)                                  Starwood or its Affiliates fail to pay any amount in excess of two million five hundred thousand dollars ($2,500,000) (as adjusted annually after the Effective Date by the GDP Deflator) due to Vistana or any of its Affiliates when the same becomes due and payable three (3) or more times within any thirty-six (36) month period;

(iii)                               Vistana terminates the SPG Affiliation Agreement in accordance with the terms thereof based on Starwood’s default thereunder;

(iv)                              Starwood or any principal, director, officer, shareholder or agent of Starwood, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Vistana Confidential Information in violation of this Agreement, and an arbitration panel under Section 22.5 determines that (a) a material breach has occurred, (b) (x) Starwood has failed to exercise commercially reasonable efforts to prevent such breach or (y) such breach was intentional or resulted from Starwood’s gross negligence, and (c) such breach has or may result in the goodwill associated with the Licensed Business being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy;

(v)                                 a Transfer by Starwood occurs in violation of Section 18.2, and Starwood fails to notify Vistana within fourteen (14) days following a notice of Default from Vistana that Starwood intends to unwind such Transfer or fails to actually unwind such Transfer in a manner satisfactory to Vistana within ninety (90) days following the notice of Default; provided, however, that nothing herein shall restrict or limit Vistana’s ability to seek injunctive relief to stop such Transfer at any time;

(vi)                              Starwood dissolves or liquidates, except in connection with a Transfer permitted by Section 18.2; or

(vii)                           Starwood becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition) or an involuntary petition is filed and is not dismissed within sixty (60) days under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on the Licensed Business or Vistana or Vistana’s Affiliates.

B.                                    Defaults with a Cure Period. Vistana may terminate this Agreement immediately upon notice to Starwood, or exercise any of the remedies under Section 19.4D, if any of the following Defaults is not cured within the applicable Cure Period following a notice of Default from Vistana to Starwood:

(i)                                     Starwood or its Affiliates fail to pay any amounts due under this Agreement to Vistana or any of its Affiliates when the same becomes due and payable;

(ii)                                  Starwood or its Affiliates fails to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) under all the Transaction Agreements taken together; or

(iii)                               Starwood or any of its Affiliates is convicted of a felony or other similar crime or offense and such conviction is the actual and sole cause of Vistana being prevented from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at all, or substantially all, of the Licensed Vacation Ownership Properties and the Licensed Business is so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy.

For the purposes of this Section 19.4B, “Cure Period” means:

(a)                                 with respect to clauses (i) and (ii) above, ten (10) Business Days following notice of Default from Vistana to Starwood; and

(b)                                 with respect to clause (iii) above, ninety (90) days following a notice of Default from Vistana to Starwood.

C.                                    Other Defaults. Vistana may exercise any of the remedies under Section 19.4D in the event of any of the following Defaults:

(i)                                     Starwood or any principal, director, officer, shareholder or agent of Starwood, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Vistana Confidential Information in violation of this Agreement; or

(ii)                                  Starwood or any of its Affiliates is convicted of a felony or other similar crime or offense and such conviction prevents Vistana from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at any individual Licensed Vacation Ownership Properties.

D.                                    Remedies. Upon any Default under Section 19.4A, 19.4B or 19.4C, Vistana shall have the right to pursue any one or more of the following remedies (without limitation to Vistana’s right to terminate this Agreement under Sections 19.4A and 19.4B):

(i)                                     institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages. Starwood acknowledges and agrees that, in the event that Vistana terminates this Agreement pursuant to a termination right expressly identified in Section 19.4A or 19.4B, Vistana will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement; and

(ii)                                  suspend provision of the services that Vistana is required to provide to Starwood under this Agreement until the Default is cured.

19.5                        Other Defaults.

If Vistana or Starwood materially fail to fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, Exhibit E or the SPG Affiliation Agreement, except where specific remedies are identified for such Defaults described in Section 19.1, 19.2, 19.3 and 19.4, the non-defaulting party shall have the right to institute any and all proceedings permitted by Applicable Law or in equity with respect to such failure, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages; provided, however, that the non-defaulting party shall not have the right to terminate this Agreement with respect to such failure, unless it is determined by an arbitration panel under Section 22.5 that (i) the non-defaulting party has been, or will be, damaged in an amount in excess of fifty million dollars ($50,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) or (ii) the goodwill associated with the Licensed Marks and System (or any aspect thereof) (if Starwood is the non-defaulting party) or the Licensed Business (if Vistana is the non-defaulting party) has been, or will be, so materially damaged as a result of the conduct of the defaulting party that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, in which case the non-defaulting party shall have the right to terminate this Agreement upon the rendering of arbitration panel’s determination. The parties acknowledge and agree that, in the event that the non-defaulting party terminates this Agreement pursuant to this Section 19.5, the non-defaulting party will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement.

19.6                        Extraordinary Events.

A.                                    If either Vistana’s or Starwood’s failure to conform to, keep, perform, fulfill or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement with respect to one or more Licensed Vacation Ownership Properties, Sales Galleries, Marketing Facilities or Owner Service Centers, other than an obligation to make monetary payments or provide monetary funding, is caused, in whole or in material part, by one or more Extraordinary Events, such failure shall not constitute a failure or a Default under this Agreement, and such failure shall be excused with respect to the subject Licensed Vacation Ownership Properties, Sales Galleries, Marketing Facilities or Owner Service Centers (but only as to the subject Licensed Vacation Ownership Properties, Sales Galleries, Marketing Facilities or Owner Service Centers) for as long as the failure is caused, in whole or in part, by such Extraordinary Event(s), and so long as a cure is diligently pursued.

B.                                    If either Vistana’s or Starwood’s failure to conform to, keep, perform, fulfill or satisfy a material obligation set forth in this Agreement that affects all or substantially all of the services to be provided under this Agreement, or that has a material adverse effect on the Licensed Business as a whole, other than an obligation to make monetary payments or provide monetary funding, is caused, in whole or in material part, by one or more Extraordinary Events, such failure shall not constitute a failure or a Default under this Agreement, and such failure shall be excused for as long as the failure is caused, in whole or in part, by such Extraordinary Event(s), and so long as a cure is diligently pursued.

C.                                    Notwithstanding any other provision of this Agreement, if a threat or danger to public health or safety or any persistent unlawful activity occurs at any Licensed Vacation Ownership Property which could be expected to result in substantial liability or would be reasonably likely to have an adverse effect on such Licensed Vacation Ownership Property, any Starwood Intellectual Property, any Proprietary Marks, the goodwill associated therewith or Starwood’s interests therein, then:

(i)                                     Vistana will notify Starwood of such threat or danger or unlawful activity;

(ii)                                  as soon as reasonably practicable after any such notification (and/or after any notice to Vistana by Starwood of such threat or danger or unlawful activity), Vistana will provide Starwood with a plan to address such threat or danger or unlawful activity in a manner reasonably acceptable to Starwood, which plan may include proposed arrangements to accommodate guests and Owners at alternative lodging facilities, and may require the treatment of Owners differently than transient guests; and

(iii)                               depending on the severity of such threat or danger or unlawful activity, following notice to Vistana Starwood may (a) suspend such Licensed Vacation Ownership Property from the Reservation System, except for booking of Owner usage rights, in accordance with Section 9.3, until the threat or danger or unlawful activity is eliminated; or (b) remove such Licensed Vacation Ownership Property from the Applicable System pending resolution of the threat or danger or unlawful activity. However, if such Licensed Vacation Ownership Property is removed from the Applicable System under clause (b) above, Vistana may request that Starwood reinstate the rights to operate such Licensed Vacation Ownership Property, and Starwood will thereafter reinstate such rights, at Vistana’s cost, if, within twelve (12) months after removal of such Licensed Vacation Ownership Property from the Applicable System, the threat or danger to public health or safety or unlawful activity is eliminated and Starwood has determined that such reinstatement would not cause substantial liability or loss of goodwill.

20.                               POST-TERMINATION OBLIGATIONS; DE-IDENTIFICATION

20.1                        Property De-Identification and Post-Termination Obligations.

A.                                    Upon termination of Vistana’s rights to operate one or more (but not all) of the Licensed Vacation Ownership Properties as part of the Licensed Business, the subject Licensed Vacation Ownership Property shall be Deflagged. In connection with a Deflagging (including pursuant to Section 7.9):

(i)                                     Notification of Owners. Vistana will notify all Owners of the Deflagged Vacation Ownership Property (whether or not a component site in a Club), pursuant to a form of notice agreed to by the parties, that the Deflagged Vacation Ownership Property is no longer affiliated with the Licensed Marks or the Applicable System and is no longer a Licensed Vacation Ownership Property;

(ii)                                  Use of Licensed Marks and Applicable System. All rights to operate the subject Deflagged Vacation Ownership Property under the Licensed Marks using the Applicable System shall immediately terminate (including all rights to use Starwood Technology, Centralized Services and any other Starwood Intellectual Property with respect to the subject Deflagged Vacation Ownership Property), and all Vacation Ownership Interests

(whether or not part of a Club) in, and Vacation Ownership Units at, the subject Deflagged Vacation Ownership Property shall no longer be marketed or sold under, or in association with, the Licensed Marks or any other aspect of the Applicable System;

(iii)                               Transient Rental. Inventory for transient rental at the subject Deflagged Vacation Ownership Property will no longer be available through the Reservation System, and any stay at the subject Deflagged Vacation Ownership Property will not be deemed a Starwood-branded stay for purposes of any Brand Loyalty Program;

(iv)                              Licensed Club Component Sites. To the extent the Deflagged Vacation Ownership Property was included as a component site in a Licensed Club prior to Deflagging, such Deflagged Vacation Ownership Property may continue to be included as a component site in such Licensed Club, but must be clearly identified as a non-Starwood branded Vacation Ownership Property (without reference to the Licensed Marks); provided, however, that if Applicable Law permits Vistana to remove such Deflagged Vacation Ownership Property from the Licensed Club (including by substituting a different Licensed Vacation Ownership Property therein), then Starwood may require Vistana to remove such Deflagged Vacation Ownership Property from the Licensed Club at such time as Vistana is able to obtain (through diligent efforts) replacement inventory, and in such event, Owners who own Vacation Ownership Interests in such Deflagged Vacation Ownership Property will no longer be permitted to trade usage rights associated with such interests for points under any Brand Loyalty Program; and

(v)                                 Trade of Usage Rights. Owners who own Vacation Ownership Interests in the subject Deflagged Vacation Ownership Property will no longer be permitted to trade usage rights associated with such interests for points under any Brand Loyalty Program; provided, however, that Owners who own Vacation Ownership Interests which are part of a Club that has no designated “home” Vacation Ownership Property preference or priority reservation right at a specific Vacation Ownership Property (a “Non-Site Specific Club”) may, subject to Section 20.1B, continue to trade usage rights associated with such interests for points under any Brand Loyalty Program.

In addition, the parties will comply with their respective obligations described below:

(a)                                 Vistana will not represent that the subject Deflagged Vacation Ownership Property is, or was, in any way connected with the Licensed Marks or the Applicable System, other than to the extent required by Applicable Law;

(b)                                 Starwood will not represent that the subject Deflagged Vacation Ownership Property is, or was, in any way connected with the Applicable System, other than to the extent required by Applicable Law;

(c)                                  Vistana, at its expense, will remove, or cause to be removed, promptly, any items using the Starwood Intellectual Property from, or in connection with, the subject Deflagged Vacation Ownership Property and perform or cause to be performed such additional actions as set forth in any de-identification list Starwood provides to Vistana to ensure that the subject Deflagged Vacation Ownership Property is not connected with the Applicable System and is not using any Starwood Intellectual Property;

(d)                                 Vistana will permit Starwood or its representatives to enter the premises of the subject Deflagged Vacation Ownership Property at any time to take the de-identification actions described above, at Vistana’s sole risk and expense (including any cost to repair the Deflagged Vacation Ownership Property after such removal) with no obligation on Starwood to restore the Deflagged Vacation Ownership Property to its previous condition and without liability for trespass, if such actions have not been taken within ten (10) days after termination of Vistana’s rights to operate the subject Deflagged Vacation Ownership Property as part of the Licensed Business (provided, however, that such period shall be extended for a reasonable period with respect to any de-identification activities that cannot be completed within such period (e.g., removal of monument signage));

(e)                                  Each party will promptly pay all amounts owing to the other party and any of its Affiliates related to the subject Deflagged Vacation Ownership Property; and

(f)                                   Starwood, at its expense, will promptly perform such reasonable additional actions as set forth in any de-identification list Vistana provides to Starwood to ensure that Starwood is not connected with the subject Deflagged Vacation Ownership Property.

B.                                    If at any time the aggregate number of Licensed Vacation Ownership Units at the Vacation Ownership Properties that make up the component sites in a Licensed Club that is a Non-Site Specific Club is less than fifty percent (50%) of the aggregate number of Vacation Ownership Units at the component sites in such Club, then, upon Starwood’s request, the subject Licensed Club shall be Deflagged. In connection with the Deflagging:

(i)                                     Notification of Owners. Vistana will notify all Owners of Vacation Ownership Interests in such Deflagged Club, pursuant to a form of notice agreed to by the parties, that the Deflagged Club is no longer affiliated with the Licensed Marks or the Applicable System and is no longer a Licensed Club;

(ii)                                  Use of Licensed Marks and Applicable System. All rights to operate the subject Deflagged Club under the Licensed Marks using the Applicable System shall immediately terminate (including all rights to use Starwood Technology, Centralized Services and any other Starwood Intellectual Property with respect to the subject Deflagged Club), and all Vacation Ownership Interests in the Deflagged Club shall no longer be marketed or sold under, or in association with, the Licensed Marks or any other aspect of the Applicable System;

(iii)                               Licensed Club Inventory. The Deflagged Club may continue to include as component sites the Licensed Vacation Ownership Properties that were component sites at the time of the Deflagging; provided, however, that Vistana may not, without Starwood’s prior written consent, in Starwood’s sole discretion, add other Licensed Vacation Ownership Properties as component sites to the subject Deflagged Club;

(iv)                              Trade of Usage Rights. Owners of Vacation Ownership Interests in the subject Deflagged Club will no longer be permitted to trade usage rights associated with such interests for points under any Brand Loyalty Program; and

(v)                                 Outstanding Payments. Each party will promptly pay all amounts owing to the other party and any of its Affiliates related to the subject Deflagged Club.

20.2                        Agreement De-Identification and Post-Termination Obligations.

Upon expiration (including the Tail Period, if applicable) or other termination of this Agreement, all rights granted under this Agreement to Vistana to operate the Licensed Vacation Ownership Properties under the Licensed Marks using the Applicable System will immediately terminate (including all rights to use the Starwood Technology, the Centralized Services and any other Starwood Intellectual Property), and the parties will comply with their respective obligations described below:

(i)                                     Each party will promptly pay all amounts owing to the other party and any of its Affiliates under this Agreement;

(ii)                                  Vistana will not represent that the Licensed Business or any of the Licensed Vacation Ownership Properties are in any way connected with the Applicable System or hold itself out as a licensee or former licensee of Starwood or that it was formerly known by any corporate name or trade name containing the Licensed Marks, other than to the extent required by Applicable Law;

(iii)                               Starwood will not represent that any of the Licensed Vacation Ownership Properties are in any way connected with the Applicable System, or hold itself out as a licensor or former licensor of Vistana, other than to the extent required by Applicable Law;

(iv)                              Vistana, at its expense, will stop using for any purpose, and promptly remove, any items using the Starwood Intellectual Property from, or in connection with, the Licensed Vacation Ownership Properties and perform such additional actions as set forth in any de-identification list Starwood provides to Vistana to ensure that Vistana is not connected with the Applicable System and is not using any Starwood Intellectual Property. If Vistana cannot remove all signage displaying the Licensed Marks, Vistana shall ensure that it is immediately completely obscured in a professional manner. If Vistana fails to fulfill its obligations under this Section 20.2(iv) within ten (10) days after expiration or termination of this Agreement (provided, however, that such period shall be extended for a reasonable period with respect to any de-identification activities that cannot be completed within such period (e.g., removal of monument signage)), Starwood or its representatives may, at Vistana’s sole risk and expense (including any cost to repair the Licensed Vacation Ownership Property after such removal) and without liability for trespass, enter the Licensed Vacation Ownership Property and remove or obscure any offending item with no obligation to restore the Licensed Vacation Ownership Property to its previous condition. Subject to the rights of the applicable Property Owners’ Association, Vistana shall give Starwood a reasonable opportunity to buy from Vistana at their depreciated book value any Equipment and Supplies or other items that bear any Starwood Intellectual Property. Starwood shall not be obliged to buy such items and its election not to do so shall not give Vistana any right to use such items after termination of this Agreement;

(v)                                 Starwood, at its expense will promptly remove, any items using the Vistana Intellectual Property from, or in connection, with any Starwood Lodging Facilities or any other businesses of Starwood and its Affiliates (except that Vistana shall be responsible for removing any Sales Galleries, Marketing Facilities and Owner Service Centers located at the

Starwood Lodging Facilities at Vistana’s expense) and perform such additional actions as set forth in any de-identification list Vistana provides to Starwood to ensure that Starwood is not connected with the Licensed Vacation Ownership Properties or the Vacation Ownership Business of Vistana and its Affiliates, and is not using any Vistana Intellectual Property;

(vi)                              Vistana will immediately cease to use, and turn over to Starwood, all copies of any Starwood Confidential Information, Starwood Intellectual Property, and all other Applicable System materials relating to the operation of the Licensed Business and the Licensed Vacation Ownership Properties, all of which are acknowledged by Vistana to be Starwood’s property. Vistana will not retain a copy or record of any of the foregoing, except for Vistana’s copy of this Agreement, any correspondence between the parties, and any other documents that Vistana reasonably needs for compliance with any provisions of Applicable Law. If Starwood expressly permits Vistana to continue to use any Starwood Intellectual Property after the termination or expiration date, such use by Vistana will be in accordance with the terms of this Agreement;

(vii)                           Starwood will immediately turn over to Vistana all copies of any Vistana Confidential Information, Vistana Intellectual Property, and all other materials relating to the operation of the Licensed Vacation Ownership Properties, all of which are acknowledged by Starwood to be Vistana’s property. Starwood will not retain a copy or record of any of the foregoing, except for Starwood’s copy of this Agreement, any correspondence between the parties, and any other documents that Starwood reasonably needs for compliance with any provisions of Applicable Law. If Vistana expressly permits Starwood to continue to use any Vistana Intellectual Property after the termination or expiration date, such use by Starwood will be in accordance with the terms of this Agreement; and

(viii)                        Vistana shall (a) continue to resolve, in accordance with this Agreement all Owner, guest and customer complaints that relate to the period before termination or expiry, and (b) not represent in any marketing, advertising or otherwise that Vistana is a former licensee of the Licensed Marks, or that any Licensed Vacation Ownership Property is, or was, a Licensed Vacation Ownership Property or otherwise associated with the Applicable System.

20.3                        Survival.

The rights and obligations of the parties under this Section 20 will survive termination or expiration of this Agreement.

21.                               COMPLIANCE WITH LAWS; LEGAL ACTIONS

21.1                        Compliance with Laws.

A.                                    The parties will comply with Applicable Law in connection with the fulfillment of their respective obligations under this Agreement. Starwood shall have no obligation to ensure that the Standards and Policies comply with Applicable Law, and, if any Standards and Policies would violate any Applicable Law, the Applicable Law shall prevail. Vistana and Parent will forward to Starwood, within a reasonable period of time (not to exceed ten (10) Business Days) following Vistana’s or Parent’s receipt, copies of all inspection reports, warnings, certificates, and ratings issued by any Governmental Authority related to any Licensed Vacation Ownership Property or the Licensed Business that identify a material failure to meet or maintain governmental standards regarding health or life safety, or any other material violation of Applicable Law that may materially and adversely affect the operation of any Licensed Vacation Ownership Property or adversely affect the Licensed Business or Vistana or Parent or Starwood.

B.                                    Each party will, if required by Applicable Law, timely file, register, or report this Agreement or the payments to be made hereunder, as applicable, to the appropriate Governmental Authorities having jurisdiction over any Licensed Vacation Ownership Property, the Licensed Business or this Agreement, and pay all costs and expenses related thereto.

21.2                        Block Exemption.

Starwood and Vistana acknowledge and agree that the license is granted on the assumption that this Agreement complies, and will continue to comply, with the European Commission’s Block Exemption Regulation for Vertical Agreements (EU No. 330/2010) (the “Regulation”) and with Article 101 of the Treaty on the Functioning of the European Union (“Article 101”) and with the official interpretative guidelines of 2010, and any successor to the Regulation and to the guidelines. If, at any time, questions arise concerning this Agreement’s compliance with the Regulation, the parties shall use their commercially reasonable efforts to cooperate with each other to amend this Agreement, either to bring it into conformity with the requirements of the Regulation or to seek an alternative way to comply with Article 101. If, in Starwood’s sole judgment, this Agreement cannot be modified to comply with Article 101, including the Regulation, without undermining material elements of the license relationship, Starwood may, at its option, without liability for such action or any further obligation to Vistana, terminate the provisions of this Agreement and the license upon thirty (30) days’ notice to Vistana as to the portions of the Agreement or Territory that violate the Regulation. In such event, with respect to any change in the territorial rights that are materially adverse to Vistana or a material decrease in revenue of the Licensed Business that are directly attributable to such termination, the Base Royalty shall be equitably adjusted to take into account the termination of the provisions of this Agreement and the license as to the portions of the Territory that include the European Union. To the extent that the post-termination obligations described in Section 20 of this Agreement would be applicable, Vistana and its Affiliates will comply with such obligations.

21.3                        Sanction and Anti-Corruption Laws.

A.                                    Sanction and Anti-Corruption Laws. Vistana acknowledges that Starwood is a publicly held U.S. corporation that is required to comply with Sanction and Anti-Corruption Laws.  Starwood desires to confirm that the conduct of Vistana and its delegates with respect to the development and operation of the Licensed Business complies and will comply with Sanction and Anti-Corruption Laws.  Accordingly, Vistana represents and warrants that (i) neither Vistana nor any of its delegates hereunder is a Person who is a target of Sanction and Anti-Corruption Laws or who could cause Starwood or any of its Affiliates to be in violation of any Sanction and Anti-Corruption Laws, and (ii) neither Vistana nor any of its delegates has directly or indirectly authorized, offered, promised or given, in relation to the Licensed Business or this Agreement, anything of value (a) to a Non-US Government Official in order to influence official action or (b) to any Person while knowing or having reason to know that all or part of it will be offered, promised or given to a Non-US Government Official in order to influence official action. Vistana shall take all actions necessary to ensure that these representations and warranties remain true throughout the Term (and any Tail Period).

B.                                    Shareholders, Directors, Officers or Employees as Government Officials. Vistana represents and warrants that no Individual is a Related Official or is expected to become a Related Official during the Term (or any Tail Period). At least thirty (30) days before any Individual becomes a Related Official, Vistana shall disclose to Starwood the expectation that such Individual will become a Related Official and the compensation payable to such Individual or their immediate family member by virtue of their status as an equityholder, director, officer or employee of Vistana or director of an equityholder of Vistana. For the purpose of this Section 21.3, “Related Official” means any (i) equityholder, director, officer or employee of Vistana, (ii) director of an equityholder of Vistana, or (iii) immediate family member of any of the foregoing, who in each case is a Non-US Government Official with the ability to take or influence official action in relation to the development or operation of any Licensed Vacation Ownership Property.

C.                                    Activities of Related Government Officials. Vistana represents and warrants that (i) the status of every Related Official as an equityholder, director, officer or employee of Vistana or director of an equityholder of Vistana, or immediate family member of any of the foregoing, complies with Applicable Law and has been disclosed to all employers of the Related Official, and (ii) each Related Official has recused himself or herself in writing from taking any action in their official capacity that affects the Licensed Business and from interacting with any Non-US Government Official regarding the Licensed Business. Vistana shall take all actions necessary to ensure that these representations and warranties remain true throughout the Term (and any Tail Period).

D.                                    Violation of Sanction and Anti-Corruption Laws. Notwithstanding anything to the contrary in Section 19.5, Starwood may terminate this Agreement if Starwood determines that Vistana has breached any representation, warranty or undertaking in this Section 21.3 or that any such breach is likely to occur unless this Agreement is terminated; provided, however, that to the extent permitted by Sanction and Anti-Corruption Laws, prior to terminating this Agreement, Starwood shall provide Vistana with thirty (30) days (or such shorter period, if any, before any such consequences may be imposed under the applicable Sanction and Anti-Corruption Laws) to restructure its ownership or take such other actions as may be necessary or desirable, subject to the other terms and conditions of this Agreement, to avoid or mitigate any potential violation. When requested by Starwood from time to time, Vistana shall certify to Starwood in writing the continuing accuracy of the covenants and representations in this Section 21.3.

22.                               GOVERNING LAW; INJUNCTIVE RELIEF; COSTS OF ENFORCEMENT; ARBITRATION; AND EXPERT RESOLUTION

22.1                        Governing Law; Venue.

This Agreement, and all disputes, claims, controversies or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement) shall be governed by the internal Laws of the State of Maryland, without regard to any conflict of law principles, except that (i) this Agreement shall not be subject to the Maryland General and Limited Power of Attorney Act and (ii) the interpretation and enforceability of the arbitration provisions shall be governed by the Federal Arbitration Act and the body of federal common law interpreting the Federal Arbitration Act.

22.2                        Injunctive Relief.

A.                                    Starwood shall be entitled to injunctive or other equitable or judicial relief for any actual or threatened breach or violation of this Agreement or the Standards and Policies, or any actual or threatened misuse or misappropriation of the Starwood Intellectual Property or Starwood Confidential Information, without (i) the necessity of proving the inadequacy of money damages as a remedy, (ii) the necessity of posting a bond and (iii) waiving any other rights or remedies at law or in equity.

B.                                    Vistana shall be entitled to injunctive or other equitable or judicial relief for any actual or threatened breach or violation of this Agreement or any actual or threatened misuse or misappropriation of the Vistana Intellectual Property or Vistana Confidential Information, without (i) the necessity of proving the inadequacy of money damages as a remedy, (ii) the necessity of posting a bond and (iii) waiving any other rights or remedies at law or in equity.

22.3                        Costs of Enforcement.

The prevailing party in any legal proceeding relating to this Agreement (including any appeals and actions to enforce any arbitration awards or court judgments) shall be entitled to recover from the losing party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such proceeding. If a party prevails on some, but not all, of its claims, such party shall be entitled to recover an equitable amount of such fees, costs and expenses, as determined by the court or arbitrator(s).

22.4                        Mediation.

Subject to Section 11.D, the parties agree to submit any dispute, claim or controversy arising out of this Agreement to mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure.

22.5                        Arbitration.

A.                                    The parties agree for themselves and each of their representatives that any dispute, claim or controversy arising out of this Agreement (including any question regarding an agreement’s existence, validity or termination and actions taken or not taken under such agreement) or relating to the relationship of the parties shall be referred to, and resolved by, arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or if it no longer exists, the parties shall agree on a substitute arbitration administrator), which rules are deemed to be incorporated by reference into this Section 22.5.  The arbitration shall be conducted by three (3) arbitrators.  The parties acknowledge that the arbitrators’ subpoena power with respect to the parties is not subject to geographic limitations.  The place of arbitration shall be New York, New York.  The language to be used in the arbitration shall be English.  The arbitrators shall have the authority to award only actual damages.  The parties shall keep the award and decision of the arbitrators confidential in accordance with Section 14, and such award and decision of the arbitrators shall be conclusive and binding on all parties and not subject to appeal.  Judgment upon the award may be entered in any court of competent jurisdiction.

B.                                    Each party may, without waiving any rights it has under this Agreement, seek from a court having jurisdiction any interim or provisional relief that may be necessary to protect its rights or property.

C.                                    The provisions of this Section 22.5 will survive the expiration or termination of this Agreement.

22.6                        Expert Resolution.

Where this Agreement calls for a matter to be referred to Expert(s) for determination, the following provisions shall apply.

A.                                    Either party may commence the expert resolution process by providing notice to the other party.  The parties shall have ten (10) days from the date of such notice to mutually agree on one (1) nationally recognized hospitality industry consulting firm or Individual as the Expert.  If they fail to agree, each party shall have an additional ten (10) days to each select one (1) nationally recognized hospitality industry consulting firm or Individual, which such Persons shall jointly, within ten (10) days after the completion of the selection process by the parties (but in any event no later than thirty (30) days after the date of the notice), designate another such nationally recognized consulting firm or Individual to be the Expert.  If either party fails to make its respective selection of a firm or Individual within the ten (10) day period provided for above, then the other party’s selection shall be the Expert.  In all cases, the Experts selected shall be “qualified candidates” as described in this Section 22.6A.  To be a “qualified candidate,” the Expert shall be an independent, nationally or internationally recognized consulting firm or Individual having a minimum of ten (10) years of experience in the timeshare and lodging industry and qualified to resolve the issue in question; provided that an Expert shall not include any Individual who is, as of the date of appointment or within six (6) months prior to such date, employed either directly or indirectly as a consultant in connection with any other matter, by a party (or its Affiliates) seeking to appoint such person.  The selected Expert shall execute an agreement reasonably satisfactory to Vistana and Starwood to maintain the confidentiality of any information provided to it by the parties, and not to use such information for any purpose other than resolution of the dispute.

B.                                    Each party may make written statements and provide supporting materials to the Expert, which must be delivered concurrently to the other party.  The other party may respond to such submissions.  The parties shall make available to the Expert all books and records relating to the issues in dispute and shall provide the Expert with any information or assistance reasonably requested by the Expert.  The Expert shall establish a timetable for the making of submissions and replies, and notify the parties in writing of its decision within thirty (30) days after the date on which the expert has been selected (or such other period as the parties may agree).

C.                                    Each party shall submit its proposed resolution of the dispute to the Expert (with a copy provided concurrently to the other party), and the Expert shall decide in favor of one of the parties’ positions, and may not make any determination other than by choosing one of the proposals presented by the parties.  The Expert’s determination shall be based on the principles in this Agreement, including the requirement that the Licensed Vacation Ownership Properties be operated in accordance with the Standards and Policies.  The Expert’s authority shall be limited to deciding the specific issue presented to it, and shall have no authority to award damages, issue orders or take any other action whatsoever.  The decision of the Expert shall be final and binding upon the parties and shall not be capable of appeal or other challenge, whether by arbitration or otherwise, except for manifest error or fraud.

22.7                        Litigation.

A.                                    Notwithstanding Sections 11.D, 22.4, 22.5, and 22.6, a party may commence litigation or other legal proceedings (i) as permitted under Section 22.2, (ii) for any temporary injunctive relief against conduct or threatened conduct which might cause irreparable harm to a party or its Affiliates (including, in the case of Starwood, the reputation of the Licensed Marks), pending resolution of the dispute in accordance with Sections 11.D, 22.4, 22.5 or 22.6, (iii) for the enforcement of any arbitration award or (iv) for the enforcement of the dispute resolution provisions in this Section 22.

B.                                    The parties irrevocably submit to the jurisdiction of the federal and state courts of the State of New York in any litigation or other legal proceeding arising out of, or relating to, the relationship of the parties in respect of the Licensed Business and this Agreement (including any question regarding any agreement’s existence, validity or termination and actions taken or not taken under such agreement) or any other dispute between the parties that is not subject to arbitration or expert resolution under this Section 22.  Service of process by each party need not be personally served or served within the State of New York, but may be served by any means permitted by Applicable Law.  All claims brought by a party must be brought and/or defended in the federal and state courts of the State of New York.  Nothing in this Section 22.7, however, shall affect a party’s rights to enforce any court-entered judgment against the other party in any other appropriate jurisdiction.  The parties waive all defenses based on lack of jurisdiction or inconvenient venue or forum for any litigation, legal action or other proceeding brought in accordance with this Section 22.7.

C.                                    Each party waives, to the fullest extent permitted by Applicable Law, trial by jury of all claims arising out of or relating to this Agreement.

22.8                        Class Actions.

Vistana agrees that, for the businesses operated under Starwood’s brands to function properly, Starwood should not be burdened with the costs of arbitrating or litigating system wide claims. Accordingly, Vistana agrees that any disagreement between Vistana and Starwood shall be considered unique as to its facts and shall not be brought as a class action, and Vistana waives, to the fullest extent permitted by Applicable Law, all rights to bring a class action or multi-plaintiff, consolidated or collective action against Starwood or any of its Affiliates.

22.9                        Decisions in Prior Claims.

Vistana agrees that in any arbitration or litigation between the parties, the arbitrator(s) or court shall not be precluded from making its own independent determination of the issues in question, notwithstanding the similarity of issues in any other arbitration or litigation involving Starwood and any other third party or any of their respective Affiliates, and each party waives, to the fullest extent permitted by Applicable Law, all rights to claim that a prior disposition of the same or similar issues precludes such independent determination.

22.10                 Survival.

The rights and obligations of the parties under this Section 22 will survive termination or expiration of this Agreement.

23.                               REPRESENTATIONS, WARRANTIES AND COVENANTS

23.1                        Existence and Power; Authorization; Contravention.

A.                                    Organization and Authority. Each party represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) it has full power, authority and legal right to execute and perform its obligations under this Agreement and (iii) the Individual signing this Agreement has been duly authorized to do so on behalf of such party. Vistana represents and warrants that it or its Affiliates (as applicable) are qualified to do business in each state and jurisdiction in which the Existing Properties are located (to the extent required by Applicable Law) and shall ensure that it or its applicable Affiliate remains in good standing in the jurisdiction of its organization and qualified to do business in the state and jurisdiction in which each Licensed Vacation Ownership Property is located.

B.                                    Enforceability. Each party represents and warrants that this Agreement constitutes a valid and binding obligation of such party and such party’s Affiliates, and does not violate or conflict with any such parties’ formation or governing documents or any Applicable Law.

C.                                    No Conflicts. Each party represents and warrants that (i) it has obtained all approvals required for the execution of and performance of its obligations under this Agreement and (ii) this Agreement and such performance do not, and will not, conflict with, or constitute a default under, any agreement by which it or an Affiliate or any of their respective assets is bound or affected.

23.2                        Acknowledgements and Representations Regarding Territorial Restrictions in Existing Contracts.

The parties acknowledge that each party may, as of the Effective Date, be parties to agreements with third parties that contain territorial restrictions, including the Permitted Territorial Restrictions that would be a breach of this Agreement if either party had agreed to such territorial restrictions without the consent of the other party during the Term.

24.                               GENERAL PROVISIONS

24.1                        Notices.

Unless expressly stated otherwise in this Agreement, no notice, consent, approval, waiver, demand or objection given under this Agreement shall be valid unless delivered in writing by (i) personal delivery, overnight DHL, FedEx, UPS or other similar courier service or (ii) United States Postal Service as Express Mail or certified mail, postage prepaid, return receipt requested, in each case addressed to the recipient party at the addresses specified below:

To Starwood:

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, Connecticut  06902

Attention:  Chief Financial Officer

Facsimile:  (203) 351-2519

Email:  thomas.mangas@starwoodhotels.com

with a copy (which shall not constitute notice) to the same address:

Attention:                                         Kenneth S. Siegel

Facsimile No.:                   (203) 351-2401

Email:                                                            kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:                                         Jennifer Perkins

Facsimile No.:                   (212) 751-4864

Email:                                                            jennifer.perkins@lw.com

To Vistana:

Vistana Signature Experiences, Inc.

9002 San Marco Court

Orlando, Florida  32819

Attention:                                         President and Chief Executive Officer

Facsimile No.: (407) 417-7110

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:  Michael E. Lubowitz

Facsimile No.:  (212) 310-8007

Email: michael.lubowitz@weil.com

To Parent:

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

Attention:  Victoria J. Kincke, General Counsel

Facsimile:  305-667-2072

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:  Michael E. Lubowitz

Facsimile No.:  (212) 310-8007

Email: michael.lubowitz@weil.com

or at such other address as a party may designate by providing notice in accordance with this Section 24.1. Such notices shall be deemed to have been received upon (i) delivery to the recipient party’s address; provided that such delivery is before 5:00 p.m. (local time for the recipient party) on a Business Day, otherwise on the following Business Day or (ii) the attempted delivery if the recipient party refuses delivery or is no longer at such address and failed to provide the sending party with its current address in accordance with this Section 24.1. Email correspondence shall not constitute a notice under this Agreement. Notwithstanding the foregoing, but subject to Applicable Law, either party may provide the other party with routine information, consents, approvals, invoices, the Standards and Policies and information regarding any other System requirements and/or programs (including the Centralized Services and Insurance Requirements) and any changes to them, by regular mail, email, fax or by making them available on the internet, an extranet or other forms of digital media.

24.2                        Independent Contractor.

Vistana is an independent contractor, and this Agreement does not create a fiduciary, agency, partnership, joint venture, joint ownership, employment or similar relationship, and nothing in this Agreement shall be construed as creating any such relationships between the parties. Neither party is authorized to (i) enter into any agreement, make any representation or warranty, incur any liability, or create any obligation on behalf of the other; provided that

Starwood may act on Vistana’s behalf, as Vistana’s agent, for purposes of booking reservations at any Licensed Vacation Ownership Property, or (ii) hire, dismiss or determine the working conditions or compensation of any of the other party’s employees. Vistana is solely responsible for determining the manner in which its rights are exercised and obligations fulfilled in the exercise of its business interest and day-to-day control of the Licensed Vacation Ownership Properties.

24.3                        Interpretation of this Agreement.

A.                                    Headings. The headings in this Agreement are for convenience and reference only and are not to be construed as a part of this Agreement.

B.                                    Certain Words and Phrases. In this Agreement, unless otherwise expressly stated:  (i) all words shall be deemed to include any number or gender as the context or sense requires; (ii) the words “include,” “includes,” “including,” “exclude,” “excludes,” “excluding” and “such as” shall be construed as if they are immediately followed by the words “without limitation”; (iii) the word “may” shall be construed as meaning “shall have the right but not the obligation to”; (iv) all dollar amounts are stated in U.S. Dollars; (v) a period of days shall be counted by excluding the first day and including the last day, unless the last day falls on a weekend or legal holiday, in which case the last day shall be the next Business Day; (vi) references to any Recital, Section or Exhibit are to recitals, sections or exhibits of this Agreement; (vii) any agreement, instrument, law, rule or regulation defined or referred to in this Agreement shall mean such agreement, instrument, law, rule or regulation as from time to time amended, supplemented or otherwise modified; (viii) the words “hereof,” “hereby,” “hereto,” “herein” and “hereunder” refer to this Agreement, and are not limited to the provision in which such words are used; and (ix) references to a Person are also to its permitted successors and assigns.

C.                                    Drafting. No provision of this Agreement shall be construed against or in favor of a party merely because of who drafted it. When this Agreement provides that either party may take or refrain from taking any action or exercise discretion, such as rights of approval or consent, or to modify any part of the Standards and Policies or Applicable System, or to make other determinations or modifications under this Agreement, such party may do so from time to time.

D.                                    Severability and Illegality. Each of the provisions in this Agreement shall be construed as independent of every other such provision. If any provision of this Agreement is held invalid, illegal or unenforceable by Applicable Law or a Governmental Authority for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes and the provision in question shall be deemed replaced with a provision that is valid and enforceable and Starwood reasonably believes most nearly reflects its original intent. If any Standards and Policies are invalid, illegal or unenforceable under Applicable Law, Starwood may, in its sole discretion, modify such Standards and Policies to the extent required to make them valid, legal and enforceable. If any Applicable Law requires (i) a longer period than required by this Agreement for a notice of termination or of refusal to enter into a renewal or successor franchise and/or (ii) the taking of any other action not required under this Agreement, the notice and/or other action required by such Applicable Law shall be substituted for the comparable provisions in this Agreement to the extent required.

E.                                     No Exclusive Remedies. No right or remedy conferred upon or reserved to Starwood or Vistana by this Agreement is intended to be, nor will be, deemed exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.

24.4                        Approvals, Consents and Waivers.

A.                                    Subject to Section 24.4B, a party’s delay or failure to require the strict performance of any provision of this Agreement, or to exercise any power, right or remedy available to such party, shall not constitute a waiver of any breach of this Agreement or of the right to exercise any power, right or remedy. A waiver by a party of any breach of this Agreement shall not constitute a waiver of any prior or subsequent breach of the same provision. No waiver of any breach shall affect or alter this Agreement, but each and every provision of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach.

B.                                    Except for claims by a party arising from the other party’s non-payment or underpayment of amounts due pursuant to this Agreement or as otherwise restricted by Applicable Law, any failure or delay of a party in asserting any claim arising from or relating to this Agreement shall constitute a waiver of such claim and shall preclude the enforcement of any remedy with respect to such claim, unless notice specifying such a claim is provided to the other party by no later than the second anniversary of the later of the date on which (i) such claim arose and (ii) the facts giving rise to such a claim were first known (or reasonably should have been known) to the party asserting the claim. Nothing in this Section 24.4 shall toll or extend any applicable statute of limitations or other limitation period.

24.5                        Entire Agreement.

This Agreement, together with the other Transaction Agreements, constitutes the entire agreement between the parties with respect to the Licensed Business and the Licensed Vacation Ownership Properties and supersedes all prior agreements and understandings, whether written or oral. Each party acknowledges that, in entering into this Agreement, it does not do so in reliance on any written or oral representation, warranty, projection or other information, except as expressly set forth herein.

24.6                        Amendments.

Except for the right of Starwood to make unilateral changes to the Standards and Policies, Centralized Services, Insurance Requirements and other changes permitted under this Agreement, any amendment, modification, change, waiver or discharge of a provision of this Agreement must be in writing, executed by the party against whom the enforcement of the amendment, modification, change, waiver or discharge is sought. If Vistana requests that Starwood execute or consent to any document relating to this Agreement, Vistana shall provide Starwood with at least thirty (30) days to review such document, but Starwood shall not be obligated to execute or consent to any such document. Vistana shall pay Starwood its then-

standard fee for the review, negotiation and execution of any such document. No party will be liable to other party for providing (or denying) any waiver, approval, consent or suggestion to the other party in connection with this Agreement or by reason of any delay or denial of any request.

24.7                        Translations.

The English language version of all written materials, including this Agreement, the Standards and Policies, and any other documents, forms, agreements, manuals, and advertising materials provided to either party under this Agreement will be the version used for determining the intent of the parties. Either party may translate any such materials into any other language. All translations will be at the sole cost and expense of the translating party. Ownership of any translated materials shall vest in the party who owned the materials from which the translation was made, and all copyrights in any such translated materials will be assigned by translating party to the owning party or its designated Affiliate upon the owning party’s request. The translating party will obtain any necessary agreement with any translator that such translation will be the sole property of the owning party or its Affiliates.

24.8                        Multiple Counterparts.

This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

24.9                        Survival.

Termination or expiration of this Agreement shall not terminate or otherwise affect any rights or obligations of a party that either expressly or by their nature survive termination or expiration.

25.                               STARWOOD MANAGED PROPERTIES

To the extent (i) any Vistana obligation under this Agreement is an express obligation of Starwood under a Starwood Management Agreement, or (ii) any liability of Vistana under this Agreement is a liability which Starwood expressly assumes under a Starwood Management Agreement, Vistana shall be excused from performing such obligation or assuming such liability (as applicable) with respect to the Starwood Managed Property to which the Starwood Management Agreement relates (but not any other Licensed Vacation Ownership Property) for the term of such Starwood Management Agreement.

26.                               GUARANTY

26.1                        Guaranty.

Parent absolutely, unconditionally and irrevocably guaranties to Starwood that if Vistana or an Affiliate or permitted sublicensee of Vistana fails for any reason to perform when due any of its respective obligations to Starwood under this Agreement or any of the other Transaction Agreements (the “Obligations”) within the time specified therein, it will without any demand or notice whatsoever promptly pay or perform such Obligations (the “Guaranty”). Parent acknowledges that the Guaranty is a continuing, absolute, unconditional and irrevocable guaranty both of performance and of payment (and not merely of collection), which Guaranty shall not terminate unless (i) this Agreement has terminated or expired in accordance with Sections 4 or 19 of this Agreement and all other Transaction Agreements have terminated or expired in accordance with their respective terms, and (ii) all amounts owing to pursuant to the Obligations have been paid in full. The liability of Parent hereunder is independent of and not in consideration of or contingent upon the liability of Vistana, its Affiliates or permitted sublicensees or any other Person, and a separate action or actions may be brought and prosecuted against Parent, whether or not any action is brought or prosecuted against Vistana, its Affiliates or permitted sublicensees or any other Person or whether Vistana, its Affiliates or permitted sublicensees or any other Person is joined in any such action or actions and without any obligation on the part of Starwood to assert any claim or demand or to enforce any remedy under the Agreement or the other Transaction Agreements.  No delay or omission by Starwood to exercise any right or remedy arising from the Guaranty shall impair any right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default in connection with the Guaranty shall be deemed a waiver of any other breach or default.

26.2                        Parent Waivers.

Parent hereby expressly waives diligence, presentment, demand, protest, and all notices whatsoever with regard to any of the Obligations and any requirement that Starwood protect, secure or perfect any security interests or exhaust any right, power, privilege or remedy or proceed against Vistana, its Affiliates or permitted sublicensees or any other Person with respect to any of the Obligations. Each and every default in payment or performance by Vistana, its Affiliates or sublicensees of any of the Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder against Parent as each cause of action arises. Parent hereby expressly waives to the fullest extent permitted by law any defense by reason of: (i) the value, genuineness, validity, regularity, illegality or enforceability of this Agreement, the other Transaction Agreements or any other document or agreement delivered pursuant hereto or thereto, (ii) any modification, amendment or variation in or addition to the terms of any of the Obligations or any covenants in respect thereof or any security therefor, (iii) any extension or other change in time, manner or place for performance or waiver of performance of any covenant of Vistana, its Affiliates or permitted sublicensees or any other Person or any failure or omission to enforce any right with regard to or any other indulgence with respect to any of the Obligations, (iv) any merger or consolidation of Parent into or with any other Entity or any change in corporate existence, structure or ownership of Parent or Vistana, its Affiliates or permitted sublicensees or the permitted assignment or transfer of the Guaranty, this Agreement or the other Transaction Agreements or the Obligations, (v) any exchange, surrender, release of any other guaranty of or security for any of the Obligations or any circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor, (vi) the existence of any claim, set-off or other right that Parent or any of its Affiliates may have against Starwood, whether in connection with the Obligations or otherwise, or (vii) any bankruptcy, insolvency, dissolution, liquidation, reorganization, or other similar proceeding involving or affecting Vistana, its Affiliates or permitted sublicensees or any other Person, it being Parent’s intent that Parent’s obligations hereunder shall be absolute, unconditional and irrevocable under any and all circumstances.  In the event that any payment to Starwood in respect of any Obligation is rescinded or must otherwise be returned, restored or rejected for any reason whatsoever (including upon such bankruptcy, insolvency, dissolution, liquidation, reorganization or other similar proceeding involving or affecting any such Person described in clause (vii) or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any such Person or any substantial part of any such Person’s property, or otherwise), Parent shall remain liable hereunder with respect to the Obligations as if such payment had not been made.  Notwithstanding anything herein to the contrary, Starwood hereby acknowledges and agrees that Parent does not waive any defense that an Obligation has already been paid, already been performed, or is not due or yet due under the terms of this Agreement or any of the other Transaction Agreements. For the avoidance of doubt, nothing herein shall obligate Parent to make any payment which is illegal for Parent to have made under any Applicable Law now or hereafter in effect in any jurisdiction applicable to Parent.  Parent acknowledges that it will receive substantial benefits from the transactions contemplated by this Agreement and the other Transaction Agreements and that the waivers set forth herein are knowingly made in contemplation of such benefits.

26.3                        Maximum Liability of Parent.

It being understood that the intent of Starwood is to obtain a guaranty from Parent, and the intent of Parent is to incur guaranty obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:

A.                                    if the sum of the obligations of Parent hereunder (the “Guarantor Obligations”) exceeds the sum (such sum, the “Total Available Net Assets”) of the Maximum Available Net Assets of Parent and Vistana, in the aggregate, then the Guarantor Obligations of Parent shall be limited to the greater of (i) the Total Available Net Assets and (ii) the value received by Parent in connection with the incurrence of the Guarantor Obligations to the greatest extent such value can be determined; and

B.                                    if, but for the operation of this Section 26.3B and notwithstanding Section 26.3A above, the Guarantor Obligations of Parent hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration Parent’s (i) rights of contribution, reimbursement and indemnity from Vistana and any other guarantors with respect to amounts paid by Parent in respect of the Obligations (calculated so as to reasonably maximize the total amount of obligations able to be incurred hereunder), and (ii) rights of subrogation to the rights of Starwood, then the Guarantor Obligations of Parent shall be the largest amount, if any, that would not leave Parent, after the incurrence of such obligations, insolvent or with unreasonably small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.

Any Person asserting that the Guarantor Obligations of Parent are subject to Section 26.3A or are avoidable as referenced in Section 26.3B shall have the burden (including the burden of production and of persuasion) of proving (a) the extent to which such Guarantor Obligations, by operation of Section 26.3A, are less than the Obligations owed by Vistana to

Starwood or (b) that, without giving effect to Section 26.3B, the Guarantor Obligations of Parent hereunder would be avoidable and the extent to which such Guarantor Obligations, by operation of Section 26.3B, are less than the Obligations of Vistana, as the case may be.

26.4                        Representations and Warranties of Parent.

A.                                    Organization and Authority. Parent represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) it has full power, authority and legal right to execute and perform its obligations under this Agreement and (iii) the Individual signing this Agreement has been duly authorized to do so on behalf of Parent.

B.                                    Enforceability. Parent represents and warrants that this Agreement constitutes a valid and binding obligation of Parent, and does not violate or conflict with any of Parent’s formation or governing documents or any Applicable Law.

C.                                    No Conflicts. Parent represents and warrants that (i) it has obtained all approvals required for the execution of and performance of its obligations under this Agreement and (ii) this Agreement and such performance do not, and will not, conflict with, or constitute a default under, any agreement by which it or any of its respective assets is bound or affected.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, under seal, as of the Effective Date.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:
(SEAL)

Name:
Title:

VISTANA SIGNATURE EXPERIENCES, INC.

By:
(SEAL)

Name:
Title:

[ADDITIONAL SIGNATURE BLOCKS APPEAR ON THE FOLLOWING PAGE]

[Signature Page to License Agreement]

SOLELY FOR THE PURPOSES OF THE GUARANTY IN SECTION 26 AND SECTIONS 18, 21.1, 22, AND 24 AND, AS APPLICABLE, EXHIBIT A:

INTERVAL LEISURE GROUP, INC.

By:
(SEAL)

Name:
Title:

[Signature Page to License Agreement]

EXHIBIT A

DEFINITIONS

When used in this Agreement the following terms have the meanings indicated:

“Adjusted Exclusivity Test Target” has the meaning set forth in Section 2.5B.

“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, another Person; provided that Liberty Interactive Corporation and its Affiliates shall not be considered Affiliates of Parent or Vistana for so long as they own no more than thirty-five (35%) of the common stock of Parent.

“Agreed Territorial Protections” has the meaning set forth in Section 5.8A.

“Agreement” has the meaning set forth in the preamble hereto, and includes any exhibits.

“Ancillary Amenities” means amenities of Vacation Ownership Properties, such as country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops, etc., located at or in the general vicinity of Vacation Ownership Properties, and businesses that are ancillary to the foregoing activities (e.g. travel insurance), all of which are associated with Vacation Ownership Interests.

“Applicable Law” means all laws, regulations, ordinances, rules, orders, decrees and requirements of any Governmental Authority having jurisdiction over the Licensed Business or over the Licensed Vacation Ownership Properties, the Sales Galleries, the Marketing Facilities, Vistana, Parent, Starwood or this Agreement.

“Applicable System” means the portions of the System (including the Standards and Policies, Trademarks, Brand Features, and Starwood Technology) applicable to the Vacation Ownership Business from time to time.

“Approvals” means licenses, permits, approvals, certificates and other authorizations which may be granted or issued by any Governmental Authority.

“Approved Supplier” means a supplier of Equipment and Supplies and/or services that Starwood has approved as of the Effective Date or which Starwood may approve from time to time (including in response to Vistana’s request), in either case, which may be a Starwood Affiliate.

“Article 101” has the meaning set forth in Section 21.2.

“Available Net Assets” shall mean, with respect to any Person, the amount, as of the respective date of calculation, by which the sum of such Person’s assets (including subrogation, indemnity, contribution, reimbursement and similar rights that such Person may have, but excluding any such rights in respect of the Guarantor Obligations), determined on the basis of a “fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent

Exhibit A-1

conveyance or transfer laws), is greater than the amount that will be required to pay all of such Person’s debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under the Guaranty set forth in Section 26 of this Agreement and excluding, to the maximum extent permitted by Applicable Law with the objective of avoiding rendering such Person insolvent, liabilities subordinated to the Obligations arising out of loans or advances made to such Person by any other Person.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Royalty” means thirty million dollars ($30,000,000) per calendar year, which amount shall be adjusted in accordance with the GDP Deflator every five (5) calendar years, compounded annually, starting January 1, 2021.

“Block Exemption” has the meaning set forth in Section 21.2.

“Brand Features” means the distinctive features, images or designs associated with the Licensed Marks and Vacation Ownership Business, including prototypes, room layout, designs and features, exterior façade and signage, signature interior design elements, custom FF&E, lobby design and features (including scent and color), reception design and features, exterior patios or related features and designs, bar, restaurant and lounge layout, porte-cochère features, lighting and millwork, trim and related design elements and Soft Goods and Case Goods.

“Brand Loyalty Programs” means the programs generally used for the Starwood Lodging Facilities that are designed to increase brand loyalty (and consequently market share, length of stay and frequency of usage of such Hotels and other branded and affiliated products), and/or any similar, complementary or successor program. As of the Effective Date, such programs include the “Starwood Preferred Guest” program and any programs related thereto.

“Branded Starwood Lodging Facility” means, as to each Licensed Vacation Ownership Property, a Starwood Lodging Facility that is operated under the same brand in the same region as such Licensed Vacation Ownership Property pursuant to a franchise agreement with Starwood or an Affiliate thereof.

“Bulk Re-Seller” has the meaning set forth in Section 18.4B.

“Business Competitor” means a Lodging Competitor, Distribution Competitor or Vacation Ownership Competitor.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the recitals to this Agreement.

“Case Goods” means furniture and fixtures used in the Licensed Vacation Ownership Properties and their Public Facilities, such as chests, armoires, chairs, beds, headboards, desks, tables, television sets, mirrors, pictures, wall decorations, graphics and all other unspecified items of the same class.

Exhibit A-2

“Centralized Services” has the meaning set forth in Section 6.1.

“Centralized Services Charges” has the meaning set forth in Section 6.3.

“Change in Control” with respect to any Person shall be deemed to have occurred when (i) any “person” or “group” (as such terms are used in Sections 13(e) and 14(d) of the Securities Exchange Act), acquires (a) beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of, or the power to exercise, directly or indirectly, effective control for any purpose over, shares representing more than forty percent (40%) of the combined voting power of the then-outstanding securities entitled to vote generally in elections of directors of such Person, or (b) Control of such Person; (ii) the stockholders of such Person approve any plan or proposal for the liquidation, dissolution or winding up of such Person; (iii) the earlier of (a) the date such Person (x) consolidates with, or merges into any other Person or any other Person merges into such first Person unless the stockholders of such first Person immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the outstanding securities entitled to vote generally in elections of directors of such first Person immediately before such transaction, or (y) Transfers or otherwise succeeds the business of all or substantially all of such Person’s assets to any other Person (other than a wholly-owned subsidiary as a result of which such first Person becomes a holding company) or (b) the date the stockholders of such Person approve a definitive agreement to (x) consolidate such Person with, or merge such Person into, any other Person unless the stockholders of such first Person immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the outstanding securities entitled to vote generally in elections of directors of such first Person immediately before such transaction or (y) Transfer or otherwise succeed the business of all or substantially all of such Person’s assets to any other Person (other than a wholly-owned subsidiary as a result of which such first Person becomes a holding company); or (iv) Continuing Directors do not at any time constitute a majority of the Board of Directors of such Person (or, if applicable, a successor corporation to such Person).

“Club” means any program under which purchasers acquire an Ownership Interest in, use right of or other entitlement to use and occupy, on a recurring basis, accommodations of more than one Vacation Ownership Property through the use of a mandatory reservation system.

“Co-Located Starwood Lodging Facility” has the meaning set forth in Section 5.7.

“Common Data” has the meaning set forth in Section 14.5.

“Condominium Hotel” means a Hotel comprised of condominium units which allows owners of such units to place their units into a rental program managed by Starwood (or its designee), pursuant to which the units are rented for use as Hotel room inventory.

“Connection Income Taxes” has the meaning set forth in Section 3.4A.

“Contact Person” has the meaning set forth in Section 11.B.

Exhibit A-3

“Continuing Director” means at any date a member of the Board of Directors of Vistana or Parent, as the case may be, (i) who was a member of such board on the Effective Date or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors of Vistana or Parent, as the case may be, was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election, or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed, excluding any member of the Board of Directors of Vistana or Parent, as the case may be, originally proposed for election in opposition to the Board of Directors in office at the Effective Date in an actual or threatened election contest relating to the election of the directors and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control” (and any form thereof, such as “Controlling” or “Controlled”) means, for any Person, having the (i) direct or indirect power to direct, or cause the direction of, the management or policies of an Entity (including the right to veto policy decisions), whether through the ownership of voting interests, by agreement or otherwise or (ii) a family relationship to an Individual.

“Controlled Property Owners’ Association” means a Property Owners’ Association that is Controlled by Vistana or one of its Affiliates.

“Controlling Interest” means an Ownership Interest in an Entity sufficient to allow the holder thereof to Control such Entity.

“Cure Period” has the meanings set forth in Sections 19.1B, 19.2B, and 19.4B, respectively.

“Customer Satisfaction” has the meaning set forth in Section 7.8A.

“Default” means, with respect to a party hereto, such party commits a material breach hereunder (which, for the avoidance of doubt, shall include the matters specified under Section 19).

“Deficiency” has the meaning set forth in Section 7.8C.

“Deflag” or “Deflagging” means (i) with respect to a Licensed Vacation Ownership Property, when such Vacation Ownership Property has been removed from the Applicable System and is no longer operating under the Licensed Marks, (ii) with respect to a Licensed Club, when such Club has been removed from the Applicable System and is no longer operating under the Licensed Marks, and (iii) with respect to a Starwood Lodging Facility, when a Starwood Lodging Facility has been removed from the applicable system of Starwood Lodging Facilities and is no longer operating under any of the Proprietary Marks.

“Distribution Competitor” means any Person or an Affiliate of any Person that operates a Distribution Platform. A Person that has an interest in a Person described in the preceding

Exhibit A-4

sentence merely as a franchisee or as a mere passive investor that has no Control or influence over the business decisions of such Person, such as limited partners in a partnership or as a mere non-Controlling stockholder in a corporation, is not a Distribution Competitor for purposes of this Agreement.

“Distribution Platform” means an open marketplace platform (other than an online travel agency unless such travel agency also operates a marketplace platform) that distributes, rents or otherwise sells inventory which may include Hotel or Vacation Ownership Units or other transient stay properties directly to the general public (for example, Airbnb). For the avoidance of doubt, a Distribution Platform does not include a marketplace platform that is predominantly comprised of closed membership offerings or opaque channels.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Entity” means a partnership, corporation, limited liability company, Governmental Authority, trust, unincorporated organization or any other legal entity of any kind.

“Equipment and Supplies” means all FF&E, Soft Goods, Case Goods, Technology, and all operating supplies and inventory used or stored for use in the operation of the Licensed Business, including food and beverages, china, glassware, silverware, cleaning supplies, linen, guest room supplies, retail merchandise and other consumable and expendable items.

“Exchange Program” means any method, arrangement, program or procedure for the voluntary exchange by Owners of the right to use and occupy Vacation Ownership Units for the right to use, occupy or benefit from other accommodations, facilities, programs or services.

“Exchange Program Specifications” has the meaning set forth in Section 8.4B.

“Exclusivity Continuation Fee” has the meaning set forth in Section 2.5B(ii).

“Exclusivity Test” has the meaning set forth in Section 2.5A.

“Exclusivity Test Period” has the meaning set forth in Section 2.5A(vii).

“Exclusivity Test Target” has the meaning set forth in Section 2.5A(vii).

“Existing Association Management Services” has the meaning set forth in Section 5.10.

“Existing Hotel Management Agreement” has the meaning set forth in Section 5.9.

“Existing Properties” means the Licensed Vacation Ownership Properties that are existing and in operation or that have been approved by Starwood as of the Effective Date, as set forth in Exhibit B-1.

“Expert” shall mean an expert selected pursuant to the procedures set forth in Section 22.6A.

“Extension Term” has the meaning set forth in Section 4.2.

Exhibit A-5

“Extraordinary Event” means any event or circumstance that is not the fault of, or within the reasonable control of, the non-performing party, including (i) with respect to a Licensed Vacation Ownership Property, any damage to or destruction to such Licensed Vacation Ownership Property or a taking of all or any part of such Licensed Vacation Ownership Property by any Governmental Authority by expropriation, compulsory purchase, condemnation, power of eminent domain or similar proceeding, or a transfer by Vistana of such Licensed Vacation Ownership Property to a Governmental Authority under threat of such taking, (ii) storm, earthquake, hurricane, tornado, flood or other act of God, (iii) war, act of terrorism, insurrection, rebellion, riot or other civil unrest, (iv) epidemic, quarantine restriction or other public health restriction or advisory and (v) action by a Governmental Authority.  Extraordinary Event does not include (a) general economic conditions, (b) Vistana’s inability to obtain financing or licenses, permits, authorizations or other Approvals, or (c) other events unique to Vistana or one or more Licensed Vacation Ownership Properties.

“FF&E” means the furniture, fixtures, equipment, interior and exterior signs, as well as other improvements and personal property used in the operation of the Licensed Business, the costs of which are capitalized.

“Future Conversion Lodging Properties” has the meaning set forth in Section 5.9.

“Future Hotel Management Agreement” has the meaning set forth in Section 5.9.

“GAAP” means the conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States of America at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

“GDP Deflator” means the “Gross Domestic Product Implicit Price Deflator” issued from time to time by the United States Bureau of Economic Analysis of the Department of Commerce, or, if the aforesaid GDP Deflator is not at such time so prepared and published, any comparable index selected by Starwood and reasonably satisfactory to Vistana (a “Substitute Index”) then prepared and published by an agency of the government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based. Any dispute regarding the selection of the Substitute Index or the adjustments to be made thereto shall be settled by a panel of three (3) Experts in accordance with Section 22.6. Except as otherwise expressly stated herein, whenever a number or amount is required to be “adjusted by the GDP Deflator,” or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the GDP Deflator that is issued for the month in which such adjustment is to be made (or, if the GDP Deflator for such month is not yet publicly available, the GDP Deflator for the most recent month for which the GDP Deflator is publicly available) as compared to the GDP Deflator that was issued for the month in which the Effective Date occurred.

“Governmental Authority” means any international, national, state, province, local or other government, and any ministry, department, agency, court or other body exercising executive, legislative, judicial, regulatory or administrative functions of government, including

Exhibit A-6

any stock exchange, payment card company or industry association. For the avoidance of doubt, any Entity acting on behalf of any of the foregoing Persons, or with the authority of, any of the foregoing Persons shall also be considered a “Governmental Authority”.

“Gross Sales Price” means the gross sale price paid or to be paid to Vistana or its Affiliates for the sale of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests (as applicable) (without deduction for any transaction costs including brokerage commissions and expenses, but less applicable Taxes paid by Vistana or its Affiliates or gross up for Taxes paid by purchasers, in each case assessed with respect to such sale transaction (and not on the basis of income)), regardless of whether any part thereof is financed by Vistana or any third party. For the avoidance of doubt, the Gross Sales Price excludes maintenance fees, management fees, dues, exchange fees, enrollment fees, property management fees, percentage of completion adjustments or interest or financing charges with respect to financed purchases. To the extent that any Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests are used as consideration, in whole or in part, for the purchase of any other Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests, then the value ascribed to such Vacation Ownership Interests shall be the list price of the acquired Vacation Ownership Interests, less any applicable discount.

“Guarantor Obligations” has the meaning set forth in Section 26.3A of this Agreement.

“Guaranty” has the meaning set forth in Section 26.1 of this Agreement.

“Guest Data” means all guest or customer profiles, contact information (such as addresses, phone numbers, facsimile numbers and email and SMS addresses), histories, preferences and any other guest or customer information collected from guests or customers or in any database of the Licensed Vacation Ownership Properties, or Vistana, Starwood or their respective Affiliates, in each case whether obtained or derived from (i) guests or customers of the Licensed Vacation Ownership Properties or any facility associated therewith (including, without limitation, any Sales Galleries, Marketing Facilities or Ancillary Amenities), (ii) guests or customers of any Starwood Lodging Facility or any facility associated with a Starwood Lodging Facility (including, without limitation, any country clubs, spas, golf courses, food and beverage outlets, or gift and sundry shops) or (iii) any other sources and databases, including a brand website, central reservations database, operational database store (ODS), property management system or guest or customer loyalty program (including, without limitation, any Brand Loyalty Program).

“Guest Satisfaction” has the meaning set forth in Section 7.8A.

“Hotel” means any hotel, resort or other transient or extended stay lodging facilities, but does not include Vacation Ownership Properties.

“Hotel Management Agreement” has the meaning set forth in Section 5.9.

“Illegal Facilities” has the meaning set forth in Section 8.1D.

“Individual” means a natural person, whether acting for himself or herself, or in a representative capacity.

Exhibit A-7

“Initial Term” has the meaning set forth in Section 4.1.

“Institutional Lender” means a commercial bank, savings and loan association, savings bank, trust company, credit union, insurance company, real estate investment trust, or pension fund and shall also include other institutions that act as administrative agents, collateral agents or trustees and/or similar functions for any of the foregoing in the ordinary course of their business, and have assets under management in excess of twenty-five billion dollars ($25,000,000,000); provided, however, that for purposes of this Agreement, in the case of a syndicate group of lenders, only the administrative agent, collateral agent or trustee shall be required to have assets under management in excess of twenty-five billion dollars ($25,000,000,000).

“Insurance Program” means a portfolio program of insurance, purchased from commercial insurance companies and/or Starwood, for the benefit of participating Vacation Ownership Properties and Starwood Lodging Facilities, as may be made available to Vistana with respect to one or more Licensed Vacation Ownership Properties as a Centralized Service.  Under the Insurance Program, some (i) insurance premiums may include third-party pass-through costs associated with the procurements, administration and servicing of the insurance; (ii) insurance policies may be provided by Starwood or its Affiliates, which Entity may have a profit or loss for its insurance business from time to time, depending on claims experience and loss ratio; (iii) policy coverage, terms and limits may be provided via a combination of “locally” placed and/or “controlled master” programs insurance and may contain a combination of dedicated and shared coverage limits, sub-limits and policy term aggregate limits among participating facilities, and claims are/may be adjusted on a pro rata basis of contributions of loss to total loss and limits available; and (iv) coverages and limits may be subject to annual aggregates during the policy year and a prior loss may reduce or exhaust the coverage available for a claim below the maximum limit stated in the policy summary.  Starwood may (a) modify the structure, scope, availability, delivery, fees, costs and terms and conditions of the Insurance Program, including adding or discontinuing all or any part of the insurance coverages under such program, and (b) receive payments, fees, commissions or reimbursements from third parties in respect of the insurance coverages.  For the avoidance of doubt, Starwood may offer other Persons the opportunity to participate in the Insurance Program.

“Insurance Requirements” means the insurance required to be maintained by Vistana pursuant to this Agreement, as updated from time to time pursuant to Section 17.

“Intellectual Property Rights” means any rights available under patent, copyright, trademark, service mark, trade name, product configuration, industrial design, or trade secret law or any other Applicable Law with respect to designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, programs, subroutines, tools, inventions, creations, improvements, works of authorship, other similar materials and all recordings, graphs, designs, drawings, reports, analyses, other writings and any other embodiment of the foregoing, in any form, whether or not specifically listed herein, which may subsist in any part of the world, for the full term of such rights, including any extension to the terms of such rights.

“Interest Rate” means an annual rate equal to the lesser of (i) the prime rate (as published by the Wall Street Journal or, if no longer published, such other similar source as reasonably selected by Starwood) applicable on the date such payment is due and on each date thereafter

Exhibit A-8

that interest is compounded, plus eight (8) percentage points and (ii) the highest rate then permitted by Applicable Law.

“Licensed Business” means the Vacation Ownership Business operated under (x) the names listed in clauses (i), (iii) and (v) of the definition of Licensed Marks, and, (y) insofar as it relates to the Specified Fractional Properties, the Specified Fractional Licensed Marks and Specified Fractional Licensed Names and, in each case, using the Applicable System pursuant to this Agreement. The Licensed Business does not include the business of managing or franchising Hotels or other overnight lodging accommodation products offered for transient rental (except as specifically provided in Section 8.2), or any Condominium Hotel or the Whole Ownership Residential Business.

“Licensed Club” means any Club operated under the Licensed Marks.

“Licensed Club Specifications” has the meaning set forth in Section 8.5B.

“Licensed Marks” means (i) “Sheraton” and “Westin,” each solely to be used in the approved names and marks of a Vacation Ownership Property pursuant to this Agreement, but not otherwise by itself or with other words, terms, designs or other elements; (ii)  “St. Regis” and “The Luxury Collection,” each solely to be used in the names and marks of the applicable Specified Fractional Property, but not otherwise by itself or with other words, terms, designs or other elements (the “Specified Fractional Licensed Marks”); (iii) “Sheraton” and “Westin,” each solely to be used in the names and marks “Sheraton Vacation Club” and “Westin Vacation Club” (the “Licensed Names”); (iv)  “St. Regis” and “The Luxury Collection,” each solely to be used in the names and marks “St. Regis Residence Club” and “The Luxury Collection Residence Club” (the “Specified Fractional Licensed Names”); and (v) certain specified additional names and marks incorporating “Sheraton” or “Westin” on an exclusive or non-exclusive basis that Starwood may specify in writing from time to time, in its sole discretion; provided that such additional names and marks are not otherwise described in clauses (i) or (iii) of this definition.  As of the Effective Date, “Sheraton Flex” is a Licensed Mark covered by clause (v) above that Starwood agrees may be used in connection with the “Sheraton Flex” Licensed Club in accordance with the terms and conditions of this Agreement.

“Licensed Names” has the meaning set forth in the definition of Licensed Marks.

“Licensed Unbranded Properties” means the Lakeside Terrace, Vistana’s Beach Club and Harborside Resort at Atlantis Vacation Ownership Properties existing as of the Effective Date.

“Licensed Unbranded Vacation Ownership Interests” means Vacation Ownership Interests in the Licensed Unbranded Properties.

“Licensed Unbranded Vacation Ownership Units” means Vacation Ownership Units in the Licensed Unbranded Properties, existing as of the Effective Date or to be developed in the future, and which are sold, marketed, developed, and/or operated using the Applicable System, all pursuant to this Agreement.

“Licensed Vacation Ownership Interests” means Vacation Ownership Interests existing as of the Effective Date or to be developed in the future, and which are sold, marketed,

Exhibit A-9

developed, and/or operated under the Licensed Marks (which Licensed Marks, for the avoidance of doubt, shall exclude the Specified Fractional Licensed Marks and Specified Fractional Licensed Names, except to the extent permitted under this Agreement in connection with the Specified Fractional Properties), using the Applicable System, all pursuant to this Agreement. Licensed Vacation Ownership Interests shall exclude Hotels and other overnight lodging accommodation products offered for transient rental, subject to Vistana’s rights set forth in Section 8.2.

“Licensed Vacation Ownership Properties” means Vacation Ownership Properties existing as of the Effective Date or to be developed in the future, and which are marketed, developed, and/or operated under the Licensed Marks (which Licensed Marks, for the avoidance of doubt, shall exclude the Specified Fractional Licensed Marks and Specified Fractional Licensed Names except to the extent permitted under this Agreement in connection with Specified Fractional Properties), all pursuant to this Agreement. Except as set forth in Section 5.9, Licensed Vacation Ownership Properties shall exclude Hotels and other overnight lodging accommodation products offered for transient rental, subject to Vistana’s rights set forth in Section 8.2. Where the Licensed Vacation Ownership Property is limited to Licensed Vacation Ownership Units being offered within a larger, mixed-use facility, and Vistana (or the Property Owners’ Association, as applicable) does not control the other improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances located at such facility, then the Licensed Vacation Ownership Property shall refer only to such Licensed Vacation Ownership Units, and the other improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances located at such facility shall be of a quality that is comparable to that required of Licensed Vacation Ownership Properties generally under this Agreement.

“Licensed Vacation Ownership Units” means Vacation Ownership Units existing as of the Effective Date or to be developed in the future, and which are sold, marketed, developed, and/or operated under the Licensed Marks (which Licensed Marks, for the avoidance of doubt, shall exclude the Specified Fractional Licensed Marks and Specified Fractional Licensed Names, except to the extent permitted under this Agreement in connection with the Specified Fractional Properties), using the Applicable System, all pursuant to this Agreement.

“Location Confirmation” has the meaning set forth in Section 5.2.

“Location Confirmation Fee” has the meaning set forth in Section 5.2.

“Lodging Business” means the business of developing, promoting, constructing, owning, leasing, acquiring, financing, managing and/or operating, or authorizing or otherwise licensing or franchising to other Persons the right to develop, promote, construct, own, lease, acquire, finance, manage and/or operate, corporate housing, serviced apartments, or Hotels (including Condominium Hotels), but does not include activities included in the term Vacation Ownership Business.

“Lodging Competitor” means any Person or an Affiliate of any Person that (i)  owns or has direct or indirect Ownership Interest in Lodging Competitor Chain(s) or (ii) is a master franchisee, master franchisor or subfranchisor for Lodging Competitor Chain(s) (for the purposes

Exhibit A-10

hereof, the terms master franchisee, master franchisor, and subfranchisor each mean a Person that has been granted the right by a franchisor to offer and sell subfranchises for such Person’s own account). A Person that has an interest in a Person described in the preceding sentence merely as a franchisee or as a mere passive investor that has no Control or influence over the business decisions of such Person, such as limited partners in a partnership or as a mere non-Controlling stockholder in a corporation, is not a Lodging Competitor for purposes of this Agreement.

“Lodging Competitor Chain(s)” means (i) a full service or luxury Hotel chain or collection of chains which, when aggregated, have both (a) four thousand (4,000) or more rooms and (b) twenty (20) or more Hotels or (ii) a select service or extended stay Hotel chain or collection of chains which, when aggregated, have both (a) ten thousand (10,000) or more rooms and (b) fifty (50) or more Hotels; provided, however, that Lodging Competitor Chain(s) shall not include a Hotel chain or collection of chains owned by Vistana or its Affiliates (including Aqua-Aston Holdings, Inc. and its subsidiaries) as of the Effective Date, so long as the branding and scope of operations of such chain(s) are generally consistent, taking into account reasonable growth, with the branding and scope as of the Effective Date, subject to reasonable extensions and modifications over the term of this Agreement.

“Logoed Merchandise” has the meaning set forth in Section 8.1D.

“Marketing Content” means all advertising, marketing, promotional, sales and public relations concepts, press releases, materials, copy, concepts, plans, programs, seminars, brochures, directories and sales and marketing campaigns or other information to be released to the public, whether in paper, digital, electronic or computerized form, or in any form of media now or hereafter developed.

“Marketing Facility” means galleries, kiosks, desks and other physical facilities from which Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests are marketed to the public but that do not provide for actual sales activities.

“Material Changes or Expansions” has the meaning set forth in Section 5.4.

“Maximum Available Net Assets” shall mean, with respect to any Person, the greatest of the Available Net Assets of such Person calculated as of the following dates: (i) the Effective Date, and (ii) each date on which such Person expressly reaffirms the Guaranty set forth in Section 26 of this Agreement.

“Measurement Period” means the incremental time period set forth in any quality assurance system implemented pursuant to this Agreement as described in Section 7.8, for the collection and review of quality assurance data.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Minimum Satisfaction Score” means the minimum score that Licensed Vacation Ownership Properties are required to meet and maintain for Customer Satisfaction, Owner

Exhibit A-11

Satisfaction and Guest Satisfaction, as designated by Starwood from time to time in connection with any quality assurance system implemented pursuant to this Agreement.

“MSA” means “metropolitan statistical areas,” as defined by the United States Office of Management and Budget.  In the event the United States Office of Management and Budget ceases to define or publish the metropolitan statistical areas, then “MSA” shall mean a reasonably equivalent measure of area population, as reasonably determined by Starwood.

“New Properties” means Licensed Vacation Ownership Properties that are not in existence or operating as of the Effective Date, but that are subsequently developed and operated pursuant to the terms and conditions of this Agreement.

“Non-Controlled Property Owners’ Association” means a Property Owners’ Association that is not Controlled by Vistana or one of its Affiliates.

“Non-Site Specific Club” has the meaning set forth in Section 20.1A(v).

“Non-US Government Official” means any Individual who is a candidate for public office or is an employee of, official of, or acts in an official capacity on behalf of, any non-United States (i) government, (ii) department, agency or instrumentality of government, (iii) public international organization, (iv) state-owned or controlled enterprise or (v) political party.

“Noncompetition Agreement” has the meaning set forth in Section 2.1.

“Obligations” has the meaning set forth in Section 26.1 of this Agreement.

“Offering Documents” means the condominium and/or timeshare documentation or other real estate documents applicable to the Licensed Business and the subdivision and share ownership of the property, including the condominium declaration (and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements), public offering statement, form of purchase and sale agreement, Property Owners’ Association formation documents, sales disclosure documents, rules and regulations, club documents and all similar or related documents and instruments.

“Other Mark(s)” means any trademark, trade name, symbol, slogan, design, insignia, emblem, device or service mark that is not a Licensed Mark or Trademark.

“Owner” means an owner of a timeshare, fractional, or interval Ownership Interest, use right or other entitlement to a Vacation Ownership Interest and/or Vacation Ownership Unit.

“Owner Satisfaction” has the meaning set forth in Section 7.8A.

“Owner Service Center” means a facility at which Vistana provides Owners with off-site services with respect to their use and enjoyment of interests in Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests.

“Ownership Interest” means all forms of ownership of legal entities or property, both legal and beneficial, voting and non-voting, including stock interests, partnership interests,

Exhibit A-12

limited liability company interests, joint tenancy interests, leasehold interests, proprietorship interests, trust beneficiary interests, proxy interests, power-of-attorney interests, and all options, warrants, and any other forms of interest evidencing ownership or Control.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Permitted Territorial Restrictions” has the meaning set forth in Section 5.8B.

“Person” means an Individual or Entity (as the case may be).

“Personally Identifiable Information” means any information that can be associated with or traced to any Individual, including an Individual’s name, address, telephone number, e-mail address, credit card information, social security number, or other similar specific factual information, regardless of the media on which such information is stored (e.g., on paper or electronically) and that is generated, collected, stored or obtained as part of this Agreement or in connection with the Licensed Business, including transactional and other data pertaining to users.

“Prevalent Transient Rental Activity” has the meaning set forth in Section 8.2C.

“Privacy Policy” means Starwood’s privacy policy, as may be updated, amended, supplemented or otherwise revised from time to time, subject to Applicable Law.

“Prohibited Person” means any Person that in Starwood’s reasonable judgment (i) is generally recognized in the business community as being a Person of ill repute or is in any other manner a Person with whom a prudent businessperson would not wish to associate in a commercial venture; (ii) could jeopardize any permits, certificates, licenses or similar Approvals necessary for the full and proper operation of any Licensed Vacation Ownership Properties, Starwood Lodging Facilities or Residential Properties of Starwood; or (iii) is, or has an Affiliate that is, a Specially Designated National or Blocked Person, or could otherwise cause Starwood or any of its Affiliates to be in violation of any applicable Sanction and Anti-Corruption Laws.

“Prohibited Transfer” has the meaning set forth in Section 18.1B.

“Property Approval Request” has the meaning set forth in Section 5.2.

“Property Approval Request Fee” has the meaning set forth in Section 5.2.

“Property Owners’ Association” means an association of owners of interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units or in a Licensed Club.

“Proprietary Marks” means the Licensed Marks and any other trademarks, trade names, trade dress, words, symbols, logos, slogans, designs, insignia, emblems, devices, service marks, and indicia of origin (including restaurant names, lounge names, or other outlet names), or combinations thereof, that are owned or registered by Starwood or any of its Affiliates, or are used to identify or are otherwise associated by virtue of usage with the System, all as may be changed, deleted, added to or otherwise modified by Starwood or its Affiliates. The Proprietary Marks may be owned currently by Starwood or any of its Affiliates or later developed or

Exhibit A-13

acquired, and may or may not be registered or applied for in any jurisdiction. The Proprietary Marks do not include any Vistana Marks or Vistana Intellectual Property.

“Public Facilities” means any meeting rooms, conference rooms, restaurants, bars, lounges, pools, recreation facilities, lobby areas, and all other similar public facilities.

“Purchase Contract” has the meaning set forth in Section 3.1B.

“Registration/Disclosure Requirement” has the meaning set forth in Section 5.1D.

“Reimbursable Expenses” means the reasonable out-of-pocket costs incurred by Starwood or its Affiliates in performing services under this Agreement (with no markup or profit to Starwood), including, with respect to Starwood personnel or representatives, commercially reasonable travel, food, lodging, living and other out-of-pocket costs and expenses, including the cost and expense of obtaining any required visas, work permits or similar documentation.

“Related Official” has the meaning set forth in Section 21.3B.

“Reservation System” means the Technology systems owned, operated or licensed by Starwood or its Affiliates, from time to time, for offering, booking, modifying or communicating reservations for guest rooms and other facilities and services.

“Residential Property” means a property that includes Residential Units, including all land used in connection with the property and (i) the freehold or long-term leasehold interest to the site of the property, (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the property building and all operating systems) located at the site of the property, and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in the Public Facilities of such improvements at the site of the property.

“Residential Units” means whole ownership residential units, including single-family homes, condominium units, or other housing units that are owned on a whole (not fractional or timeshare) ownership basis.

“Royalty Fee” has the meaning set forth in Section 3.1A.

“Sales Galleries” means galleries and other physical facilities from which Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests are sold to the public but shall exclude any Marketing Facility.

“Sales Performance Shortfall Amount” has the meaning set forth in Section 2.5B(ii).

“Sanction and Anti-Corruption Laws”  means Applicable Law that (i) prohibits or restricts Starwood or any of its Affiliates from doing business with certain Persons, or could subject Starwood or any of its Affiliates or any of their equityholders, partners, members, trustees, beneficiaries, beneficial owners, directors, officers, employees, agents and any of their representatives to any civil, criminal, regulatory, administrative or other action of a Governmental Authority (including fines, penalties, sanctions, loss of Approvals, seizure or

Exhibit A-14

confiscation of assets or interests or similar liability or action) for doing business with certain Persons, (ii) prohibits any Persons from offering, making or receiving bribes or other inappropriate payments (including the U.S. Foreign Corrupt Practices Act) or (iii)  regulates casinos, gaming or gambling.

“Separation Agreement” has the meaning set forth in the Merger Agreement.

“Significant Capital Expenditure” means a substantial capital expenditure for a capital improvement that does not arise as part of routine refurbishments or repairs and maintenance required pursuant to this Agreement.

“Soft Goods” means textile, fabric, vinyl and similar products used in finishing and decorating the Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units (as applicable) and the corridors and the Public Facilities of the Licensed Vacation Ownership Properties, such as vinyl wall and floor coverings, drapes, sheers, cornice coverings, carpeting, bedspreads, lamps, lamp shades, artwork, task chairs, upholstery, and all other unspecified items of the same class.

“Specially Designated National or Blocked Person” means:  (i) a Person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control as a “specially designated national or blocked person” or similar status; (ii) a Person described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001; or (iii) a Person otherwise identified by government or legal authority as a Person with whom Starwood, Vistana or any of their Affiliates are prohibited from transacting business. As of the Effective Date, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

“Specified Fractional Licensed Marks” has the meaning set forth in the definition of “Licensed Marks.”

“Specified Fractional Licensed Names” has the meaning set forth in the definition of “Licensed Marks.”

“Specified Fractional Properties” means the fractional Vacation Ownership Units existing as of the Effective Date located at: The St. Regis Residence Club, New York; The St. Regis Residence Club, Aspen; and The Phoenician Residences, The Luxury Collection Residence Club, and which are marketed, developed and/or operated under the Specified Fractional Licensed Marks using the Applicable System.

“SPG Affiliation Agreement” has the meaning set forth in the Merger Agreement.

“Standards and Policies” means the standards, policies, procedures, programs, instructions, requirements and guidance designated by Starwood as being applicable to the design, construction, development, operation, sales and marketing of the Licensed Business.

“Starwood” has the meaning set forth in the preamble to this Agreement.

Exhibit A-15

“Starwood Confidential Information” means information relating to the System or Starwood or its Affiliates, or its or their businesses, that derives actual or potential value from not being generally known to others, including:  (i) the Standards and Policies; (ii) Starwood Technology and accompanying documentation developed for the System or elements thereof; (iii) Guest Data; (iv) the terms of this Agreement; (v) charges and terms of Centralized Services; and (vi) any other confidential information, operating procedures, knowledge, trade secrets, business information, manuals, documents or other information or know-how identified obtained from Starwood or its Affiliates:  (a) through the use of any part of the Applicable System or concerning the Applicable System or the operation of the Licensed Business or the Licensed Vacation Ownership Properties or (b) under any Transaction Agreements and identified by Starwood in writing or orally as confidential or which by its nature would reasonably be understood to be confidential or proprietary. Starwood Confidential Information does not include any Vistana Confidential Information or Vistana Intellectual Property, but, for the avoidance of doubt, may include Common Data. Additionally, Starwood Confidential Information shall not include information (other than Guest Data) that Vistana can demonstrate was, at the time of disclosure by Starwood to Vistana, part of the public domain, or became part of the public domain, by publication or otherwise, except by breach of the provisions of this Agreement.

“Starwood Intellectual Property” means all rights of Starwood or any of its Affiliates in and to the Applicable System, the Guest Data, the Licensed Marks and any services provided by or on behalf of Starwood or any of its Affiliates, and all Intellectual Property Rights in or arising from any of the foregoing.

“Starwood Lodging Facilities” means all Hotels, chains, brands or Hotel systems owned (including pursuant to a joint venture), leased, licensed, under development, operated or managed, or franchised, now or in the future, by Starwood or any of its Affiliates.

“Starwood Managed Properties” has the meaning set forth in Section 7.2, and include, as of the Effective Date, The Westin Lagunamar Ocean Resort Villas & Spa, The Westin Mission Hills Resort Villas, and The Westin Kierland Villas.

“Starwood Management Agreements” has the meaning set forth in Section 7.2.

“Starwood Technology” means all Technology developed, created, prepared or used by or on behalf of Starwood or any of its Affiliates for Branded Starwood Lodging Facilities or a category thereof in which the relevant Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility, including the Reservation System.

“System” means the methods, designs, processes and arrangements for developing and operating the Lodging Business, the Whole Ownership Residential Business and any other businesses of Starwood, or otherwise developed or used by Starwood or its Affiliates.

“Tail Period” has the meaning set forth in Section 4.2B.

“Taxes” has the meaning set forth in Section 3.4A.

Exhibit A-16

“Technology” means software, hardware, computer and telecommunications equipment (including routers, servers, circuits, portals and networks), systems, telecommunications connectivity (including for voice and data) and other technology.

“Term” means the Initial Term and the Extension Terms, if any.

“Territory” means worldwide.

“Total Available Net Assets” has the meaning set forth in Section 26.3A of this Agreement.

“Trademarks” means all current and future trademarks, service marks, trade names, product configuration, industrial design, trade dress and other indicia of origin associated with the Licensed Marks or any of the Centralized Services (including designs, logos, slogans, symbols and scents), including all derivations and local language equivalents of any of the foregoing.

“Transaction Agreements” means this Agreement, the Merger Agreement, the Separation Agreement, the Noncompetition Agreement, the SPG Affiliation Agreement, the Transition Services Agreement, and any other agreement entered into by and among Starwood and Vistana and/or Parent or any of their respective subsidiaries (or between at least Starwood and Parent or Starwood and any of the Vistana Entities (as defined in the Merger Agreement)) pursuant to this Agreement or any of the foregoing, and including all annexes, exhibits, schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any party to any other party pursuant to this Agreement or any of the foregoing.

“Transfer” means any sale, conveyance, assignment, exchange, pledge, encumbrance, lease, or other transfer or disposition, directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, in whole or in part, by operation of law or otherwise.

“Transferred Lodging Properties” means the five (5) properties contributed by Starwood to Vistana pursuant to the Separation Agreement for conversion, in whole or in part, into Licensed Vacation Ownership Properties, such properties being The Westin Resort and Spa, Cancun; The Westin Resort and Spa, Puerto Vallarta; The Westin Resort and Spa, Los Cabos; Sheraton Kauai Resort; and the Hotel associated with the Sheraton Steamboat Resort.

“Transition Services Agreement” has the meaning set forth in the Merger Agreement.

“Unbranded Co-Located Hotel” has the meaning set forth in Section 5.5.

“Undeveloped Parcels” has the meaning set forth in Section 5.3.

“Urban Location” means, at the time of determination, the central business district of any of the following: (i) the twenty-five (25) MSAs that have the highest populations in the United States other than Miami, Florida, Las Vegas, Nevada or Orlando, Florida, (ii) the two (2) cities with the highest populations in each country other than the United States, and (iii) any other cities outside the United States that have populations in excess of 500,000 people within the boundaries of such city.

Exhibit A-17

“Vacation Ownership Business” means the business of (i) developing, marketing, managing, and operating Vacation Ownership Properties; (ii) developing, selling, marketing, managing, operating and financing Vacation Ownership Interests and Vacation Ownership Units; (iii) developing, selling, marketing and operating Exchange Programs; (iv) managing rental programs associated with Vacation Ownership Interests; (v) establishing and operating sales facilities for Vacation Ownership Interests; (vi) managing the Owner services related to Vacation Ownership Interests; (vii) servicing purchase money loans for Vacation Ownership Interests; and (viii) managing and operating the Ancillary Amenities of Vacation Ownership Properties.

“Vacation Ownership Competitor” means any Person or an Affiliate of any Person that (i) owns or has direct or indirect Ownership Interest in a Vacation Ownership Competitor Chain or (ii) is a master franchisee, master franchisor or subfranchisor for a Vacation Ownership Competitor Chain (for the purposes hereof, the terms master franchisee, master franchisor, and subfranchisor each mean a Person that has been granted the right by a franchisor to offer and sell subfranchises for such Person’s own account). A Person that has an interest in a Vacation Ownership Competitor Chain merely as a franchisee or as a mere passive investor that has no Control or influence over the business decisions of the Vacation Ownership Competitor Chain, such as limited partners in a partnership or as a mere non-Controlling stockholder in a corporation, is not a Vacation Ownership Competitor for purposes of this Agreement.

“Vacation Ownership Competitor Chain” means a Vacation Ownership Business chain with (i) one thousand (1,000) or more Vacation Ownership Units and (ii) ten (10) or more Vacation Ownership Properties; provided, however, that Vacation Ownership Competitor Chain shall not include a Vacation Ownership Business created or developed by Vistana or its Affiliates.

“Vacation Ownership Interests” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, and other forms of products, programs and services, in each case wherein purchasers acquire an Ownership Interest in, use right of or other entitlement to use (including through interests in a land trust or similar real estate vehicle and regardless of whether the Ownership Interest, use right or other entitlement is expressed in the form of points, deeded weeks or other currency) one or more of certain determinable overnight accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis and pay for such Ownership Interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time), and associated Exchange Programs.

“Vacation Ownership Property” means a property that includes Vacation Ownership Units, including all land used in connection with the property and (i) the freehold or long-term leasehold interest to the site of the property; (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the property building and all operating systems) located at the site of the property; and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the property.

“Vacation Ownership Unit” means a physical unit used for overnight accommodation as part of a Vacation Ownership Interest.

Exhibit A-18

“Variable Sale Royalty” means two percent (2%) of the Gross Sales Price with respect to each sale of any Licensed Vacation Ownership Interest or Licensed Unbranded Vacation Ownership Interest (as applicable), including (i) Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests (as applicable) held by Vistana, its Affiliates or Entities in which Vistana or its Affiliates hold an Ownership Interest, (ii) Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests (as applicable) sold by Vistana or its Affiliates on behalf of unrelated third parties (typically referred to as “fee for service”), and (iii) sales brokered by Vistana or its Affiliates on behalf of Owners.

“Vistana” has the meaning set forth in the preamble to this Agreement.

“Vistana Confidential Information” means any confidential information, knowledge, trade secrets, business information, operating procedures and know-how that are not included in Applicable System (including the Standards and Policies), which is identified by Vistana in writing or orally as confidential or which by its nature would reasonably be understood to be confidential or proprietary. Vistana Confidential Information does not include any Starwood Confidential Information or Starwood Intellectual Property, but, for the avoidance of doubt, may include Common Data. Additionally, Vistana Confidential Information shall not include information (other than Vistana Data) that Starwood can demonstrate was, at the time of disclosure by Vistana to Starwood, part of the public domain or became part of the public domain, by publication or otherwise, except by breach of the provisions of this Agreement.

“Vistana Data” means all profiles, contact information (such as addresses, phone numbers, facsimile numbers and email and SMS addresses) and any other information collected directly by Vistana or its Affiliates from: (i) Owners in their capacity as owners of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests or in any database of the Licensed Vacation Ownership Properties or, solely to the extent related to the Licensed Business, of Vistana or its Affiliates; and (ii) Owners or other guests or customers of the Licensed Business or any facility associated therewith (including, without limitation, any Sales Galleries, Marketing Facilities or Ancillary Amenities) to the extent collected by the Licensed Business in connection with the marketing or sale of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests. Vistana Data shall exclude any profiles, contact information, and any other information collected from Owners or other guests or customers in connection with a transient stay or event at the Licensed Vacation Ownership Properties or Starwood Lodging Facilities (except to the extent covered by clause (ii) above), or collected by Starwood or its Affiliates in connection with any Brand Loyalty Program.

“Vistana Exchange Program” has the meaning set forth in Section 8.4A.

“Vistana Intellectual Property” means the Vistana Marks, Vistana Data and all other Intellectual Property Rights of Vistana used in connection with the Licensed Business; provided that the Vistana Intellectual Property does not include any of the Starwood Intellectual Property.

“Vistana Marks” means all trademarks, service marks, trade names, symbols, emblems, logos, insignias, slogans and designs and other indicia of origin (including restaurant names, lounge names, and other outlet names) that are used in association with the Licensed Business (and not in any of Starwood’s or its Affiliates’ other businesses) (whether registered or

Exhibit A-19

unregistered, and whether used alone or in connection with any other words, trademarks, service marks, trade names, symbols, emblems, logos, insignias, indicia of origin, slogans, and designs) other than the Proprietary Marks (including the Licensed Marks and other than any marks or names that contain the words “Starwood,” “Sheraton,” “Westin,” “St. Regis” or “The Luxury Collection”) and the Starwood Intellectual Property. The Vistana Marks include the names and marks “Vistana” and “Vistana Signature Experiences”.

“Whole Ownership Residential Business” means the business of (i) developing and operating Residential Properties; (ii) developing, selling, marketing, managing, operating and financing Residential Units; (iii) managing rental programs associated with Residential Properties; (iv) establishing and operating sales facilities for Residential Units; (v) managing the owner services related to Residential Units; and (vi) managing and operating the amenities of Residential Properties (e.g. country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops, etc.) located at or in the general vicinity of Residential Properties and businesses that are ancillary to the foregoing activities, all associated with Residential Properties.

Exhibit A-20